As filed with the Securities and Exchange Commission on February 8, 2018

Registration No. 333-216694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

Amendment No. 7

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPERIAL GARDEN & RESORT, INC.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

7999
British Virgin Islands	(amusement and recreation services)	Not Applicable
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification No.)

106 Zhouzi Street, 4th Floor, 4E

Neihu District, Taipei, Taiwan (Republic of China) 11493

Telephone: 886-2-2658-2927

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173

Road Town, Tortola, British Virgin Islands

Tel: 1-284-852-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay Kaplowitz, Esq.
Jeff Cahlon, Esq.
Huan Lou, Esq.	Joan Wu, Esq.
Sichenzia Ross Ference Kesner LLP	Hunter Taubman Fischer & Li LLC
1185 Avenue of the Americas, 37th Floor	1450 Broadway, 26th Floor
New York, NY 10036	New York, NY 10018
(212) 930-9700 – telephone	(212) 530-2208 – telephone
(212) 930-9725 – facsimile	(212) 202-6380 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.           ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering          ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company           ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.           ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Ordinary shares, par value US $0.01 per share(1)	10,000,000	$5.00	$50,000,000	$5,795
Ordinary shares owned by selling stockholders(1)	6,387,430	5.00	31,937,150	3,701.52
Selling Agent’s warrants(4)	—	—	—	—
Ordinary shares, underlying Selling Agent’s warrants(5)			$3,750,000	$434.63
Total			$85,687,150	$9,931.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(3)	We have previously paid an aggregate of $10,220.89 of the registration fee. Such discrepancy was caused by the reduction in the amount of the Selling Agent’s warrants.

(4)	In accordance with Rule 457(g) under the Securities Act, because the ordinary shares underlying the Selling Agent’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents the maximum aggregate offering price of the ordinary shares underlying the warrants issuable to the Selling Agent which is equal to 6% of the maximum ordinary shares that may be sold in the Company’s offering, at an exercise price equal to 125% of the assumed public offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 8, 2018

PRELIMINARY PROSPECTUS

Minimum Offering: 3,000,000 Shares of Ordinary Shares

Maximum Offering: 10,000,000 Shares of Ordinary Shares

Selling Shareholders: 6,387,430 Shares of Ordinary Shares

IMPERIAL GARDEN & RESORT, INC.

This is an initial public offering of the ordinary shares of Imperial Garden & Resort, Inc. We are offering a minimum of 3,000,000 and a maximum of 10,000,000 ordinary shares, par value $0.01 per share, and the selling shareholders named in this prospectus are offering an aggregate of 6,387,430 ordinary shares, par value $0.01 per share. Prior to the Company’s offering and the selling shareholders’ offering, there has been no public market for our ordinary shares. We assumed the initial public offering price is $5 per share. We will not receive any proceeds from the ordinary shares sold by the selling shareholders.

We have reserved the symbol “MNSI” for purposes of listing the ordinary shares on the Nasdaq Global Market and applied to list the ordinary shares on that tier of the Nasdaq Stock Market LLC (the “Nasdaq Stock Market” or “NASDAQ”). If the application is approved, trading of the ordinary shares on the Nasdaq Stock Market is expected to begin within five days after the date of the initial issuance of the ordinary shares pursuant to this prospectus. However, the Nasdaq Stock Market is still reviewing our application and there is no assurance that our ordinary shares will be listed on such exchange in a timely manner or at all.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying the ordinary shares.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 8 of this prospectus for more information.

Offering from Imperial Garden & Resort, Inc.

	Number of Ordinary Shares offered by Us	Initial Public Offering Price per Share	Total Initial Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Our Company Before Expenses
Minimum	3,000,000	$5.00	$15,000,000	$900,000	$14,100,000
Maximum	10,000,000	$5.00	$50,000,000	$3,000,000	$47,000,000

Offering from the Selling Shareholders

Number of Ordinary Shares offered by the Selling Shareholders	Initial Public Offering Price per Share	Total Initial Public Offering Price	Underwriting Discounts and Commissions	Proceeds to the Selling Shareholders Before Expenses
6,387,430	$5	$31,937,150	$0	$31,937,150

The Selling Agent is selling the ordinary shares in the Company’s offering on a best efforts basis. The Selling Agent is not required to sell any specific number or dollar amount of ordinary shares but will use its best efforts to sell the ordinary shares that we offered. One of the conditions to our obligation to sell any securities through the Selling Agent is that, upon the closing of our offering, the ordinary shares would qualify for listing on NASDAQ. The Selling Agent is not engaged to selling any ordinary shares offered by the selling shareholders.

We do not intend to close our offering unless we sell at least a minimum number of the ordinary shares, at the price per share set forth above, to result in sufficient proceeds to list the ordinary shares on NASDAQ. The company’s offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of the ordinary shares is raised, or (ii) one hundred and twenty (120) days from the effective date of this prospectus, or the expiration date. If we can successfully raise the minimum offering amount within the offering period, the proceeds from our offering will be released to us after deducting certain escrow fees. The proceeds from the sale of the ordinary shares in our offering will be payable to “CST&T Imperial Garden & Resort Escrow Account” until the minimum offering amount is raised. We are selling the ordinary shares offered hereby on an “all or none” basis up to the minimum offering amount. Therefore if we do not raise the aggregate offering amount of $15,000,000 within one hundred and twenty (120) days at a minimum price of $5 per share, we will not conduct a closing of our offering and will promptly refund investors with all amounts previously deposited by them in escrow, without interest or deduction.

The selling shareholders will offer their ordinary shares of the Company through their brokerage firms and there is no termination date of the selling shareholders’ offering. The selling shareholders may sell their ordinary shares described in this prospectus in a number of different ways and at varying prices. However, the selling shareholders will not be able to sell their ordinary shares except in an offering exempt from registration, until the Company raises the minimum amount from the Company’s offering and the Company’s ordinary shares are listed on NASDAQ or on any other exchange.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2018

Bird’s Eye View of The Royal Country Club Resort & Spa when Phase II is completed

Phase II: The Royal Country Club Resort & Spa, Shopping & Entertainment Village and Clubhouse

This prospectus contains estimates and information concerning our industry, including market positions, market sizes, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risks due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

Until__________, 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Selling Agents and with respect to their unsold allotments or subscriptions.

PROSPECTUS CONVENTIONS

Except where the context otherwise requires and for purposes of this prospectus only:

•	“ordinary shares” refer to our ordinary shares, par value US$0.01 per share;

•	“APR” or “annual percentage rate” refers to the annual rate that is charged to borrowers, including a fixed interest rate and a transaction fee rate, expressed as a single percentage number that represents the actual yearly cost of borrowing over the life of a loan;

•	the terms “we,” “us,” “our,” “the Company,” “our Company” or “Imperial Garden” refers to Imperial Garden & Resort, Inc., a British Virgin Islands corporation, and all of the Subsidiaries as defined herein unless the context specifies;

•	the “Board” or “Board of Directors” refers to the board of directors of the Company;

•	“Subsidiary” or “Subsidiaries,” refer to “HUANG JIA Country CLUB and Recreation Inc.,” “Yao-Teh International Recreation Co., Ltd.” and “Ta-Teh-Fu Co., Ltd.”;

•	“China”, “mainland China” and “P.R.C.” refer to the People’s Republic of China, excluding Taiwan, Hong Kong or Macau for purposes of this prospectus;

•	“BVI” refers to British Virgin Islands;

•	“R.O.C.” or “Taiwan” refers to Taiwan, the Republic of China;

•	all references to “NTD” and “New Taiwan Dollars” are to the legal currency of R.O.C.; and

•	all references to “U.S. dollars”, “dollars”, and “$” are to the legal currency of the United States.

This prospectus specifies certain NTD amounts and in parenthesis the approximate U.S. dollar amounts at the exchange rate on the date of this prospectus. The conversion rates regarding NTD and U.S. dollars are subject to change and, therefore, we can provide no assurance that U.S. dollar amounts specified in this prospectus will not change.

For clarification, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chairman of the Board of Directors is “Fun-Ming Lo,” even though, in Chinese, his name would be presented as “Lo Fun-Ming.”

We have relied on statistics provided by a variety of publicly-available sources regarding Taiwan’s and China’s expectations of growth, Taiwan’s and China’s interest in the travel and tourism industry, which we have not, directly or indirectly, sponsored or participated in the publication of any of such materials.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors,” before deciding whether to buy the ordinary shares. This prospectus contains information from a report commissioned by us dated June, 2015, as updated from time to time, by the Cuningham Group (“Cuningham”), an independent architectural design firm.

Our Mission

We seek to provide premium services to customers in the hospitality and entertainment businesses. Building on our current golf operation, we intend to expand our services to include leisure vacations, business travel, retail and dining segments. Our goal is to operate one of the largest resorts in Taiwan.

Our Business

We were incorporated in the British Virgin Islands on September 23, 2016. We are a development stage company, and we currently manage and operate a golf course known as the Royal Country Club, located in Taiwan on a parcel of land of which Yao-Teh International Recreation Co., Ltd., (“Yao-Teh”) and Ta-Teh-Fu Co., Ltd. (“Ta-Teh-Fu”), two of our Subsidiaries, are the current record owners. Occupying approximately 295 acres of land, the Royal Country Club features a renovated18-hole golf course designed by Robert T. Jones, a world-class golf architect, a snack bar providing indigenous Hakka food, various amenities, such as locker and shower rooms, and a retail store that offers golf equipment and accessories. A majority of our current income is derived from the management and operations of the Royal Country Club.

We aim to construct, develop and operate the “Royal Country Club Spa & Resort,” a premier resort, which we intend to complete in two phases, Phase I and Phase II. Phase I will include construction of a premium hotel that will feature a full service hot spring spa and outdoor swimming pools, as well as a courtyard garden and a river view that will house water falls, restaurants and bars. Further, we envision, although we do not guarantee, that during Phase I, we will also complete the construction and development of a natural hot spring spa, which will be connected to the main hotel area by a bridge. We intend, although cannot guarantee, to finish Phase I by the end of 2019 and expect to be fully operational in the fourth quarter of 2021. We have applied for the necessary licenses to start the planned construction. As of the date of this prospectus, we received approvals to start Phase II construction from The Environmental Protection Administration of ROC, Ministry of the Interior of ROC and Taiwan Miaoli Irrigation Association. We anticipate receiving the approval from the Miaoli County in three to six months from the date of this prospectus for the Phase II construction and approximately three months thereafter to receive the land reclassification approval for the land of Phase I. However, we cannot provide any guaranty that we will receive approvals from the Miaoli County in a timely manner or at all in spite that the federal agencies granted their approvals. According to our current business plan, we anticipate to spend approximately $50 million to complete Phase I and approximately $150 million for the completion of Phase II.

During Phase II, we anticipate constructing and developing a second hotel, three upscale restaurants, pools and water slides, a Japanese garden, a multi-purpose center for weddings and conferences and a shopping and entertainment village and other venues or facilities for recreational purposes. The garden will be designed and arranged to recreate a scene reflecting Japan in the 17th century. We believe that upon completion of Phase II, this Japanese garden will be the largest garden in the world, occupying approximately 90 hectares (approximately 222.4 acres) of land.

On September 11, 2015, the Company and InterContinental Hotels Group (Shanghai) Ltd. (“IHG”) entered into a binding letter of intent, pursuant to which during the pre-commencement period, IHG has agreed to provide technical services to us, including a review of the hotel building plan for Phase I and Phase II in accordance with IHG’s Holiday Inn Standards. We have paid the first installment of the pre-commencement management fee and IHG has been providing assistance and guidance on our hotel plans. After the completion of land reclassification, we anticipate entering into a formal management contract with IHG, under which IHG will provide hotel management services in exchange for a set of fees, including incentive management fees, business planning application cost, revenue & channel management for hire service fee, licensing fee and system fund contributions.

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We expect that upon the completion of the two phases described above, we will begin to generate higher revenues.

The mockup of the natural hot spring spa that is planned to be built in Phase I

Upon completion of the first two phases discussed above, we plan to:

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•	Expand clientele for the Royal Country Club Spa & Resort by undergoing a marketing effort for our additional amenities. We intend to focus on marketing to people of different age groups and gender.
•	Provide more services and expand sources of income. We intend to increase sources of revenue from (1) hotel rooms, conference centers and wedding venues, (2) charging nature park admission fees, (3) charging admission fees for the floral garden, and (4) providing dining service at the restaurants and bars.
•	Form Strategic Partnerships. In addition to the collaboration with IHG, we anticipate developing strategic partnerships on a selective basis. For example, we have had discussions with several established entertainment companies that have extensive experience in our target markets and have indicated interest in jointly developing the resort.
•	Leverage Relationships. We are the first to develop and operate a golf resort featuring hot spring spas and natural habitation in Taiwan. We will continue creating unique or special features to attract customers and increase our market share in the hospitality industry. In order to do so, we intend to continue to leverage our development expertise, existing platform and business model and our access to international strategic partners with the end in view of developing a resort that is superior to others located in our geographical area.
•	Continue innovation. We intend to leverage our in-house expertise in conjunction with the knowledge and experience of our hotel management partners and consultants to develop innovations in resort entertainment activities and amenities.

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Japanese architecture and landscape designs intended to be used for Phase I and Phase II

Summary of Financial Operations

We had accumulated deficits of $84,485,741 and $74,087,309 as of June 30, 2017 and December 31, 2016, respectively. The net losses attributable to holders of ordinary shares were $10,398,432 and $1,466,907 for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, we had $1,041,549 in current assets and $85,919,003 in current liabilities. Accordingly, as of June 30, 2017, our negative working capital position was $84,877,454.

As of the date of this prospectus, we have restructured a significant portion of our current and long-term liabilities through entering into agreements with various creditors as described below. As a result of such restructuring and as of November 30, 2017, we had $1,017,970 in current assets, $7,757,095 in current liabilities and negative working capital position in the amount of $6,739,125.

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As of June 30, 2017, we had line of credit in the amount of $1,832,126, long-term bank loans in the aggregate amount of $3,514,209 (excluding due but unpaid interest), and long-term notes payable amounting to $11,054,641 owed to Mr. Cheng-Yu Lian with a balance of accrued interest of $22,396,703. On July 25, 2017, Mr. Lian and Yao-Teh executed a settlement agreement (the “Settlement Agreement”) whereby Mr. Cheng-Yu Lian agreed to cancel and forgive the interest accrued on the notes payable which amounted to approximately $22,400,000 (the interest portion of which was recorded as part of the accrued expenses and other current liabilities portion of our audited financial statements for the 2016 fiscal year and reviewed financial statements for the six months ended June 30, 2017 and 2016). In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NTD 150,000,000 (approximately $4.9 million) from the original amount of $11,054,641. Mr. Chen-Yu Lian further agreed not to demand the repayment of the principal portion in the near future.

As of June 30, 2017, we had liabilities owed to related parties in the aggregate amount of $53,111,459, including $49,183,789 owed to Fun-Ming Lo, a shareholder of the Company. On August 1, 2017, Mr. Fun-Ming Lo entered into a conversion agreement (the “Conversion Agreement”) with the Company and Yao-Teh, one of the Company’s subsidiaries, to convert the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534 into ordinary shares of Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares. As such, we eliminated all the debt owed to shareholders through issuance of additional equity of the Company.

In August 2017, the Taiwan Cooperative Bank agreed to restructure our outstanding loan with the bank. On November 1, 2017, we entered into an agreement with the Taiwan Cooperative Bank (the “Restructuring Agreement”) to settle such long-term loan. Pursuant to the Restructuring Agreement, the loan owed to Taiwan Cooperative Bank is reduced from approximately $9.6 million to approximately $5.2 million, including the principal of NTD 89,313,959 (approximately $2.96 million) and accrued but unpaid interest of NTD 69,117,993 (approximately $2.3 million) which is fixed in such amount without any additional interest to accrue on the principal or interest portion of the new loan.

In accordance with the Restructuring Agreement, the principal portion of the new loan will be repaid over approximately five years commencing on December 15, 2017. Pursuant to the Restructuring Agreement, we shall repay $2 million NTD (approximately $65,833 U.S. dollars) on December 15, 2017, $1 million NTD (approximately $32,916 U.S. dollars) on the first day of each month for the period of January 1, 2018 to May 30, 2018, $1.5 million NTD (approximately $49,375 U.S. dollars) on the first day of each month for fifty-four months from June 1, 2018 and $1,313,959 NTD (approximately $43,251 U.S. dollars) in the month immediately after the fifty-four month period. The Restructuring Agreement provides us the right to prepay the sum of the outstanding balance and interest without penalty and the option to renegotiate the payment terms of the accrued but unpaid interest of this restructured loan. A translated copy of the Restructuring Agreement with Taiwan Cooperative Bank is attached herein as Exhibit 10.23.

Based on the cash flow statement for six months ended June 30, 2017, we estimate that we are using our funds at a rate of approximately $56,500 per month. As explained below, the Company continuously draws down from lines of credit provided by various creditors to cover its working capital shortfalls. On May 16, 2017, Mr. Fun-Ming Lo, the chairman of the Board of Directors, and us entered into a line of credit agreement (the “Line of Credit Agreement”), pursuant to which Mr. Lo provided us a line of credit of up to $3,000,000. Pursuant to the Line of Credit Agreement, all loan amounts outstanding under such Agreement shall be paid with accrued but unpaid interest on or before January 1, 2020 (the “Maturity Date”) and the Board shall approve by resolutions each request of credit under such Agreement. The loans made under this Line of Credit Agreement shall be unsecured and bear an interest rate of 2.5% per annum of the outstanding balance from time to time, payable on or before the Maturity Date. The Line of Credit Agreement expired on December 31, 2017 and Mr. Fun-Ming Lo and the Company are in the process of finalizing the documents to extend such agreements to December 31, 2018. A copy of the Line of Credit Agreement is attached herein as Exhibit 10.17.

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On June 9, 2017, Yao-Teh entered into a line of credit agreement (the “Mengxin Line of Credit Agreement”) with Mengxin Industrial Co., Ltd. (“Mengxin”), a Taiwanese company incorporated in 1996. Pursuant to the Mengxin Line of Credit Agreement, Mengxin agreed to provide Yao-Teh, upon its request, loans in an aggregate amount of up to NTD 1.2 billion (approximately $39.75 million). The terms of the Line of Credit shall be for a period of three years commencing on June 9, 2017. The loans shall bear interest at a rate of 4.5% per annum and shall be accrued on the outstanding balance of the loan from the occurrence date of each loan until the fifth year anniversary of each such loan. As of the date of this prospectus, Yao Teh obtained from Mengxin a loan of NTD 3.5 million (approximately $115,207) which will be used for the Company’s general working capital purposes.

Our independent auditor has issued a going concern opinion, which means there is substantial doubt that we can continue as an ongoing business for the next twelve (12) months.  The financial statements included in the Registration Statement of which this prospectus is a part do not include any adjustments that might result from the uncertainty about our ability to continue in business.

Our Strategy

We plan to shift our business emphasis from the existing golf-centered model to a tourism-focused model. We believe that upon the completion of Phase I, as described above, we will be able to attract a broader range of visitors to our resort. As a part of our marketing strategy, we anticipate designing campaigns and marketing materials that target both domestic and international visitors. If we are successful in developing and operating the Royal Country Club Spa & Resort, we intend to apply the same management and operations model to other chain resorts that we may build and operate in the future.

Competition

In the hospitality and recreation industry, we are facing and expect to continue facing extensive competition from competitors of a similar scale in the same or similar industries and sectors. We have to keep innovating and upgrading our products and services to maintain our existing clientele and attract new customers to the Royal Country Club and the planned Royal Country Club Spa & Resort. For instances, currently the snack bar at the Royal Country Club provides delicious Hakka food to our golf customers. When the contemplated Royal Country Club Spa & Resort opens, the customers will be able to enjoy the view of the largest garden in Taiwan while playing golf therein. Although our current and future services and products provided at the Royal Country Club and to be provided at the planned Royal Country Club Spa & Resort are and will be special as compared to the services at traditional golf courses and hotels, we may not have effective measures to prevent others imitating our services and products. We will be likely to lose customers to other competing golf venues and hotels if those competitors offer similar or more services and products at lower prices.

Competitive Strengths

Our Competitive Strengths in the Golf Business

We believe the Royal Country Club is one of the leading golf venues in Taiwan. Our strengths in this sector include:

•	Established scenic golf course and country club. We have completed significant renovation of our 18-hole golf course, which was designed by a world renowned golf architect. The golf course offers a challenging golf experience and provides what we believe to be a scenic setting.
•	Brand effect. We believe that the name of Royal Country Club will add value to the Royal Country Club Spa & Resort.
•	Special experience of indigenous culture, Hakka. Miaoli is the county where a lot of Hakka people reside. Currently, visitors of the Royal Country Club have an opportunity to participate in Hakka activities, such as participating in Hakka holiday ceremonies, visiting architecture of Hakka styles and tasting Hakka dishes. In the future, guests of our contemplated hotels will be able to visit Hakka places of interest in one trip to Miaoli while staying at our hotels.
•	Experienced management team and committed and motivated staff. Our senior management team has an average of approximately 20 years of experience in construction, real estate development and golf management industries and significant expertise in operating complex and themed golf courses. In addition, we have a team of skilled and committed employees.

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Our Competitive Strengths in the Resort Business

Upon completion of the two construction phases, the entire resort will feature premium hotels and high-quality country club amenities, hot spring spas, scenic hiking trails and Japanese gardens, in addition to the golf course. In that respect, we believe that our competitive strengths include:

•	Upon completion of Phase II, we believe that we will be the largest golf club in a garden in Taiwan.
•	We have rare underground hot spring in a resort.
•	We have engaged with IHG as strategic partner, a renowned international hospitality management company with experience in Asian markets. We believe IHG’s rich experience in resort and hotel management will provide superior services to our consumers.
•	We will build the only leisure resort with natural habitation in Miaoli.
•	We have convenient access to Zhongshan high-way, high speed rail and other public transportation.
•	Favorable Trends. We believe the recent vacation trends favor our core value, “quality first”. Nowadays visitors, particularly visitors from mainland China, are paying more attention to the free-styled vacation over the traditional group tour designed by tour agencies. Additionally, tourists from mainland China tend to stay in one place to know more about it. We believe that these trends will continue and that we are well positioned to take advantage of them.
•	First mover advantage. We will be among one of few resorts that operate a golf course, natural hot spring spas, nature parks, country clubhouses, and retail facilities in Taiwan. With our management team’s substantial experience, we believe we are well positioned to capitalize on our first-mover advantage and enhance our brand recognition.

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Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (or the “Securities Act”), for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and, as long as we continue to qualify as an emerging growth company, we may elect to take advantage of this and other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

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    THE OFFERINGS

Ordinary shares being offered by us	A minimum of 3,000,000 ordinary shares on a “best-efforts/ all or none” basis up to a maximum of 10,000,000 ordinary shares on a “best efforts” basis at an anticipated offering price of $5 per share. If we do not raise the aggregate minimum offering amount of $15,000,000, we will not conduct a closing of our offering and will return to investors all amounts previously deposited by them in escrow, without interest or deduction. Prior to the closing of our offering, all funds delivered as payment for the securities offering hereby shall be held in escrow by a third party, independent escrow agent.

Ordinary shares being offered by the selling shareholders	The selling shareholders are offering 6,387,430 ordinary shares through their respective brokerage firms at various prices. The selling shareholders plan to sell their shares on the Nasdaq Stock Market. The selling shareholders will not be able to sell their ordinary shares except in an offering exempt from registration, until the Company raises the minimum amount from the Company’s offering and the Company’s ordinary shares are listed on NASDAQ or on any other exchange.

Ordinary shares outstanding prior to this offering	40,904,208

Ordinary shares outstanding immediately after this offering	43,904,208 ordinary shares at minimum and 50,904,208 ordinary shares at maximum.

To better understand the ordinary shares, you should carefully read the “Description of Capital Stock” section of this prospectus.

Selling Agent Warrants	We shall grant to Network 1 Financial Securities, Inc. (the “Selling Agent”) ordinary share purchase warrants (the “Selling Agent Warrants”) covering a number of ordinary shares equal to six percent (6%) of the total number of ordinary shares being sold by the Company in this offering.

Term of Our Offering	The ordinary shares are being offered by the Company for a period of one hundred and twenty (120) days commencing on the date of this prospectus. If the minimum amount of the Company’s offering is not raised within such period, all subscription funds in the escrow account will be returned to the investors promptly without interest or deduction of any fees. The Company’s offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount is raised, or (ii) one hundred and twenty (120) days from the effective date of this prospectus, or the expiration date. The Company’s offering shall not be closed unless our ordinary shares are listed on the Nasdaq Stock Market.

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Use of proceeds	We intend to use the proceeds from our offering for working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the maximum proceeds in our offering, we may not be able to achieve all of our business objectives in a timely manner. See "Use of Proceeds" for more information.

We will not receive any of the proceeds from the sale of the ordinary shares by any selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in the ordinary shares. You should carefully consider these risks before deciding to invest in the ordinary shares.

Lock-up	We and our directors, executive officers and our shareholders of over 5% of the outstanding equity securities issued by the Company have agreed not to sell, transfer or dispose of any ordinary shares or similar equity securities owned by them for a period of one hundred and eighty (180) days after the date of the effectiveness of this prospectus, subject to certain exceptions. Immediately after the completion of our offering, approximately 34,516,780 of our ordinary shares then issued and outstanding will be subject to the lock-up agreements and other restrictions on transfer as described under “Shares Eligible for Future Sale” and “Plan of Distribution.” Ordinary shares offered by the selling shareholders are not subject to any lock-up restrictions. See “Shares Eligible for Future Sale” and “Plan of Distribution.”

Listing	We have applied to have the ordinary shares listed on the NASDAQ under the symbol “MNSI.” NASDAQ is reviewing our application and we cannot provide any assurance that our application will be approved by NASDAQ.

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Summary of Financial Information

The following summary consolidated statements of operations for the years ended December 31, 2016 and December 31, 2015, and summary consolidated balance sheet as of December 31, 2016 and December 31, 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following summary consolidated statement of operations for the six months ended June 30, 2017 and 2016 and the summary consolidated balance sheet as of June 30, 2017 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary of Financial Information section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,
	2016	2015
Income Statement Data:
Net revenues	$1,278,551	$1,213,410
Cost of revenues	1,785,289	2,033,716
Gross profit (loss)	(506,738)	(820,306)
Selling, general and administrative expenses	983,725	622,901
Other income (expenses)	(1,813,020)	(2,320,389)
Net loss	(3,303,483)	(3,763,596)
Foreign currency exchange gain/(loss)	(708,209)	2,452,250
Comprehensive income (loss)	(3,999,638)	(1,311,346)

	As of December 31
	2016	2015
Balance Sheet Data:
Cash and cash equivalents	$26,832	$97,586
Total current assets	970,365	1,115,950
Total assets	62,902,479	63,043,585
Total liabilities	132,549,002	128,618,550
Total deficit	(69,646,523)	(65,574,965)

Unaudited Financial Data for the Six Months Ended June 30, 2017 and 2016

	For the Six Months Ended June 30,
	2017	2016
Income Statement Data:	(Restated)
Net Revenues	$1,200,253	$545,970

Cost of revenues	846,357	810,324

Gross profit (loss)	353,896	(264,354)

Selling, general and administrative expenses	10,594,807	322,553

Loss from operations	(10,240,911)	(586,907)

Other income (expense)	(158,513)	(885,832)

Net loss	(10,399,424)	(1,472,739)

Foreign currency translation adjustment	(4,598,264)	(1,178,010)

Comprehensive Income (Loss)	(14,996,696)	(2,644,917)

	June 30, 2017	December 31,
	(UNAUDITED)	2016
Balance Sheet Data:
Cash and cash equivalents	$102,483	$26,832
Total Current Assets	1,041,549	970,365
Total Assets	66,652,119	62,902,479
Total Liabilities	141,250,515	132,549,002
Total Deficit	(74,598,396)	(69,646,523)

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RISK FACTORS

Investing in the ordinary shares involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in the ordinary shares. We believe the risks and uncertainties described below represent all the material risks known to us that are related to our business and this offering. If any of the following risks actually occur, they may harm our business, financial condition and results of operations. In this event, the market price of the ordinary shares could decline and you could lose some or all of your investment.

Risks Relating to Our Early Stage Development and Our Operations in General

We are in the early stages of our planned expansion, and as such, we are subject to significant risks and uncertainties. The operating history of the golf course that we currently operate and manage may not serve as an adequate basis to judge our future operating results upon the completion of our contemplated Royal Country Club Spa & Resort.

While Yao-Teh has been operating our golf course since 1988, our planned expansion entails the construction, development and operations of two hotels and other recreational facilities. However, we have not had any direct experience in operating hotels, retail stores, gardens, conference centers, wedding venues, nature hot spring spas and other recreational facilities. As a result, you should consider our business and prospects in light of the risks, expenses and challenges attendant to the operations of a new business. These risks and challenges include:

•	the uncertainties associated with our ability to continue our growth while trying to achieve and maintain our profitability;
•	our ability to establish our competitive position in the high end hotel segment of the lodging industry in Taiwan;
•	our ability to offer innovative products to attract recurring and new customers;
•	implementing our planned strategy and modifying it from time to time to respond effectively to competition and changes in customer preferences and needs;
•	increasing awareness of our brand in the resort business and continuing to develop customer loyalty; and
•	attracting, training, retaining and motivating skilled and devoted personnel.

In addition, we have encountered and will continue to encounter risks and difficulties frequently experienced by early-stage companies, and those risks and difficulties may be heightened in a rapidly developing market such as Taiwan. Some of the risks relate to our ability to:

•	complete our construction projects within their anticipated time schedules and budgets;
•	attract new and retain existing customers and obtain qualified employees;
•	operate, support, expand and develop our new and existing projects and facilities;
•	maintain effective control of our operating costs and expenses;
•	raise additional capital, as required;
•	develop and maintain internal personnel, systems and procedures to assure compliance with the extensive regulatory requirements applicable to the hospitality business as well as regulatory compliance as a public company;
•	respond to changes in our regulatory environment; and
•	respond to competitive market conditions.

If we are unable to complete any of these tasks, we may be unable to complete all of the Royal Country Club Spa & Resort that are currently under development, operate our golf business in the manner we contemplate and generate revenues from such projects in the amounts and by the times we anticipate. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition, results of operations and cash flows.

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We have incurred losses in the past and may incur losses in the future.

We incurred net losses of $3,303,483 and $3,763,596 during the years ended December 31, 2016 and 2015, respectively. Our net loss increased to $10,399,424 during the six months ended June 30, 2017 from $1,472,739 during the six months ended June 30, 2016. We had a total deficit of $69,646,523 and $65,574,965 as of December 31, 2016 and 2015, respectively. We expect our costs to increase as we start expanding our business and operations in the hospitality and entertainment industries. For instance, we estimate that the completion of the Royal Country Club Spa & Resort requires an investment of approximately $200 million, which we will raise in the form of equity and/or debt. Also the operations of the Royal Country Club may be negatively impacted by the construction of the Royal Country Club Spa & Resort. As a result, we may incur larger losses in the future. Based on the cash flow statements for six months ended June 30, 2017, we estimate that we are using our funds at a rate of approximately $56,500 per month. Pursuant to our arrangements with various creditors, including Mr. Fun-Ming Lo, the Company continuously draws down from lines of credit to cover its working capital shortfalls.

On May 16, 2017, Mr. Fun-Ming Lo, the Chairman of the Board of Directors, entered into the Line of Credit Agreement with us, pursuant to which Mr. Lo agreed to provide the Company with the necessary funds for its operations, when needed, in a maximum amount of $3,000,000 in order to reduce the shortage of working capital until December 31, 2017. The Company and Mr. Lo are in the process of finalizing the documents to extend the Line of Credit Agreement to December 31, 2018. In addition to the Line of Credit Agreement, on June 9, 2017, Yao-Teh entered into the Mengxin Line of Credit Agreement, pursuant to which Mengxin agreed to provide Yao-Teh, upon its request with loans in an aggregate amount of up to NTD 1.2 billion (approximately $39.75 million). The terms of the Line of Credit shall be for a period of three years commencing on June 9, 2017. As of the date of this prospectus, Yao Teh obtained from Mengxin a loan of NTD 3.5 million (approximately $115,207) which the Company will use for its general working capital purposes.

We have also restructured a significant portion of our current and long-term liabilities. On July 25, 2017, Mr. Chen-Yu Lian, one of our creditors, and Yao-Teh executed the Settlement Agreement whereby Mr. Chen-Yu Lian agreed to cancel approximately $22,400,000 of interest accrued on the notes payable (the interest portion of which was recorded as part of the accrued expenses and other current liabilities portion of our audited financial statements for the 2016 fiscal year). In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NTD 150,000,000 (approximately $4.9 million) from the original amount of $11,054,641. The creditor further agreed not to demand the repayment of the principal portion in the near future.

On November 1, 2017, we entered into the Restructuring Agreement with the Taiwan Cooperative Bank to settle a long-term loan. Pursuant to the Restructuring Agreement, the loan owed to Taiwan Cooperative Bank is reduced from approximately $9.6 million to approximately $5.2 million, including the principal of NTD 89,313,959 (approximately $2.96 million) and accrued but unpaid interest of NTD 69,117,993 (approximately $2.3 million) which is fixed in such amount without any additional interest to accrue on the principal or interest portion of the new loan. If for any reason that we default on the Restructuring Agreement, Taiwan Cooperative Bank may demand repayments of the total outstanding balance of the original loan thereafter.

As of June 30, 2017, we had a negative shareholders’ equity which could limit our financing ability in the credit market. A large number of banks and credit unions in Taiwan require positive shareholder equity before considering making commercial loans to companies. Due to the historical negative shareholder equity, it may be difficult for us to find willing creditors in Taiwan on commercially reasonable terms.

Failure to comply with privacy regulations and maintain the integrity of internal or customer data could result in faulty business decisions or harm to our reputation and subject us to additional costs, fines or lawsuits.

Certain information regarding our customers, including personally identifiable information and credit card numbers, is collected and maintained for a period of time for various business purposes, including maintaining records of customer preferences to enhance our customer service quality, the efficiency of billing and the effects of our marketing and promotional efforts. Additionally, we maintain personally identifiable information about our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers expect that we adequately protect their personal information.

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The regulations applicable to cyber security and privacy are increasingly demanding. Privacy regulation is an evolving area and may subject us to various compliance requirements. Compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to serve our customers and market our golf course and ancillary services to our customers. Theft, loss, misappropriation, fraudulent or unlawful use of customer, employee or company data, including cyberattacks, could harm our reputation, resulting in loss of customers, business disruption or increased costs, including remedial costs, lawsuits or fines. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances, non-compliance by third parties engaged by us) could result in fines or restrictions on our use or transfer of data. Any of these matters could adversely affect our business, financial condition or results of operations.

The highly concentrated ownership and voting power of the Company may impact shareholders’ interests in the Company.

As of the date hereof, Mr. Lo owned approximately 76.27% of our ordinary shares and the voting power of the Company. It is anticipated that Mr. Lo will continue to own a majority of ordinary shares of the Company and correspondingly, will have the majority of the voting power of the Company. As such, you may not be able to influence the strategies, management or policies of the Company as you could at a company where the equity ownership is widely distributed.

Risks Relating to the Completion and Operation of the Royal Country Club Spa & Resort

We could encounter problems that substantially increase the costs to develop our Royal Country Club Spa & Resort and delay or prevent the opening of one or more of our contemplated facilities.

The current estimated budget for the Phase I and Phase II of the Royal Country Club Spa and Resort is based on preliminary projections, initial conceptual design and schedule estimates that we have prepared with the assistance of our independent architecture and design consultants. As of the date of this prospectus, the estimated cost to complete the construction and development of the Royal Country Club Spa and Resort is approximately US$200 million, consisting primarily of construction costs, design fees, professional service fees, consulting and management contract fees and the initial operating costs. However, completion of the resort, as envisioned, is subject to significant development and construction risks, which could have a material adverse impact on our timetables, cost budgets and our ability to complete the projects. These risks include the following:

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or failure to obtain necessary permits, licenses and approvals;

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•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to leisure, residential, real estate development or construction projects and tourists’ permits for people from mainland China;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	environmental, health and safety issues, including site accidents;

•	weather interferences;

•	fires, typhoons and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

The occurrence of any of these development and construction risks could increase the total costs, cause delays, prevent the construction or opening of any of our contemplated facilities or otherwise affect the design and features of the planned Royal Country Club Spa & Resort.

We may be required to incur significant additional indebtedness or other equity or equity-linked securities in order to complete construction and development of the Royal Country Club Spa & Resort. Our ability to obtain additional financing may be limited, which could delay or prevent the opening or completion of our Royal Country Club Spa & Resort.

We think that it is highly likely that we will require additional funding to complete the construction and development of the Royal Country Club Spa & Resort, as well as to fund initial operating activities and to service existing debt payments. We estimate that we would need approximately $150 million to complete the construction and start the initial operations of the entire Royal Country Club Spa & Resort as contemplated in addition to the funds raised in the Company’s offering assuming that we succeed in raising the maximum amount of capital through our offering. If delays and cost overruns are significant, the additional funding required could be substantial, which we will need to obtain either through equity issuances or debt financing. The raising of additional debt by us, if required, could result in the imposition of operating and financing covenants, or liens on our assets, that could significantly restrict our operations. In addition, the sale of additional equity securities could result in dilution to our shareholders’ interest in the Company.

Further, our ability to obtain required capital on acceptable terms, when required, is subject to a variety of uncertainties, including:

•	limitations on our ability to incur additional debt, including as a result of prospective lenders’ evaluations of our creditworthiness and pursuant to restrictions imposed by our existing and anticipated credit facilities;

•	limitations on our ability to raise capital from the credit markets if the credit markets decline due to any large scale defaults originating from overleveraged Chinese companies in Taiwan and China;

•	investors’ and lenders’ perception of, and demand for, debt and equity securities of leisure and hospitality companies, as well as competing offerings of financing and investment opportunities in Taiwan by our competitors;

•	whether it is necessary to provide credit support or other assurances for our Subsidiaries, Yao-Teh and Ta-Teh-Fu;

•	conditions of the U.S., Taiwan, China, Hong Kong, and other capital markets in which we may seek to raise additional funds;

•	our future results of operations, financial condition and cash flows;

•	Taiwan and Chinese regulations on transferring funds between Taiwan and China; and

•	economic, political and other conditions in Taiwan, China and the great Asian region.

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As such, we cannot assure you that the necessary financing, if and when required by us, will be available in the future in the amounts or on terms acceptable to us, or at all. If we fail to raise additional funds in such amounts and at such times as we may need, we may be forced to reduce our expenditures and stay at a level that can be supported by our cash flow and delay the development of the Royal Country Club Spa & Resort. Without necessary capital, we may not be able to:

•	develop and complete any new projects contemplated by our Board of Directors;

•	acquire necessary rights, assets or businesses;

•	expand our operations in Taiwan;

•	hire, train and retain employees for the resort to be constructed;

•	market our services and products; or

•	respond to competitive pressures or unanticipated funding requirements.

Even if the Royal Country Club Spa & Resort is completed as planned, it may not be financially successful, which would limit our cash flow and would adversely affect our operations.

Even if all of the planned facilities contemplated within the Royal Country Club Spa & Resort are completed as planned, no assurance can be given that its operations will be financially successful or generate the cash flows that we require to sustain its operation. We may not attract the level of patronage that we anticipate. If we are unable to attract sufficient business, it would limit our cash flow and adversely affect our operations, our financial condition and our ability to service payments under any of our loan facilities.

Our future resort operating results are subject to conditions affecting the lodging industry in general and our return-driven development model is subject to certain risks.

Our operating results of the contemplated resort are subject to conditions typically affecting the lodging industry, which include:

•	changes and volatility in general economic conditions;
•	our ability to maintain or increase sales to existing customers and attract new customers;
•	competition from other hotels and full-service resorts;
•	natural disasters or travelers’ fears of exposure to contagious diseases and social unrest;
•	seasonality of our business;
•	changes in travel patterns or in the desirability of particular locations, such as Miaoli;
•	increases in operating costs and expenses due to inflation and other factors;
•	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;
•	the quality and performance of the future managers and other employees of our planned hotels;
•	the availability and cost of capital to allow us to fund construction and renovation of, and make other investments in, our hotels, entertainment facilities and ancillary equipment; and
•	the possibility that our leased properties may be subject to challenges as to their compliance with the relevant government regulations.

In addition, our return-driven development model is subject to the following risks:

•	we may not be able to control our costs effectively as anticipated; and
•	lack of resort operating history makes it difficult to evaluate our future prospects and results of operations of the planned resort.

Changes in any of the conditions typically affecting the lodging industry in general, and the materialization of any risks applicable to our return-driven development model could adversely affect our occupancy rates, average daily rates and revenues generated per available room (“Rev PAR”), or otherwise adversely affect our results of operations and financial condition.

We expect to incur significant pre-opening expenses at the development stage and generate relatively low revenues at the ramp-up stage, which may have a significant negative impact on our financial performance.

We mainly utilize a build-and-operate model, under which the operation of our hotel goes through three stages: development, ramp-up and mature operations. During the development stage, hotels and the accommodations generally incur pre-opening expenses. During the ramp-up stage, when the occupancy rate is still relatively low, revenues generated by hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, our contemplated hotels may not achieve profitability until they reach mature operations. This may have a significant negative impact on our financial performance during the development and ramp-up stages.

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Our business is sensitive to global or regional economic crises. A severe or prolonged downturn in the global, Taiwanese, or Asian economy could cause a sharp reduction of expenditure on our planned resort and therefore materially and adversely affect our revenues and results of operations.

The recent 2015 economic recession in China has been challenging. Uncertainty in credit availability, rising unemployment and slow recovery from sluggish corporate operating and earning performance in certain major economies have continued in 2016. Capital market volatility remains at high levels, as a result of investors’ continued concerns about the systemic impact of potential long-term and wide-spread recession, geopolitical issues, the availability and cost of credit, and the housing and mortgage markets. The weak economic outlook has negatively affected business and consumer confidence and contributed to slow recoveries and low growth rates in most industries around the world.

Our contemplated resort is located in Miaoli where the local economy heavily depends upon tourism, including international visitors from China, South Korea, Japan, United States and other Southeastern Asian countries. Although there have been signs of recovery since the global financial debacle in 2007 originated in United States, there are still great uncertainties regarding economic conditions and the demand for luxurious hotels and golf courses in our targeted markets, such as Taiwan and China. Such uncertainties may adversely impact our results of operations of the planned resort. Continued turbulence in the international markets may also adversely affect our liquidity and financial condition, including our ability to access capital markets to meet our liquidity needs and fund the construction and development of our contemplated resort.

We have not entered into any construction contracts or negotiated with any construction companies regarding the construction of the Royal Country Club Spa & Resort, which may increase the risk of delay.

We have not entered into any construction contracts or negotiated with any construction companies regarding the construction of the Royal Country Club Spa & Resort, which may increase the risk of delay. We currently have not made any plans regarding hiring construction companies, such other engaging with a general contractor that will be responsible for finding subcontractors or directly with separate contractors that will build different parts of the Royal Country Club Spa & Resort. If we did not find competent and diligent construction companies for a reasonable price or found such companies after an extended period of time longer than we expected, it would increase the risks of delaying the construction and operation of the Royal Country Club Spa & Resort.

Our contractors may face difficulties in finding sufficient labor at acceptable cost, which could cause delays and increase construction costs of the Royal Country Club Spa & Resort.

The contractors we intend to retain to construct our Royal Country Club Spa & Resort may face difficulties in finding qualified construction laborers and managers, as many projects commence construction in Taiwan and as substantial construction activities continue in China. Immigration and labor regulations and political tension in Taiwan may cause our contractors to be unable to obtain sufficient laborers from China to make up any gaps in available labor in Taiwan and to reduce costs of construction, which could cause delays and increase construction costs of our projects.

We may encounter common risks associated with construction of hotel buildings and facilities of similar scales.

We expect to be exposed to general risks associated with construction of buildings and facilities for resorts, including but not limited to failure to obtain, or not obtaining in a timely manner, the necessary government licenses, permits and approvals, construction delays, budget overruns and construction contract disputes. In addition, we might experience increased holding costs as a result of delays. We have not yet entered into all of the definitive contracts necessary for the construction and development of the resort, such as construction contracts and recreational facility management contracts. We cannot assure you that we will be able to enter into definitive contracts with contractors and consulting companies with sufficient skills, financial strength and experience on commercially reasonable terms, or at all. We have not, and may not be able to, obtain guaranteed maximum price or fixed contract price terms on the construction contracts for the resort, which could cause us to bear greater risks of cost overruns and construction delays. If we are unable to enter into satisfactory construction contracts for the Royal Country Club Spa & Resort or are unable to closely control the construction costs and timetable for the projects, our business, financial condition and prospects may be materially and adversely affected.

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Our insurance coverage may not be adequate to cover all losses that we may suffer from our planned Royal Country Club Spa & Resort. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

We plan to purchase insurance policies providing coverage for construction risks that we believe we may be subject to regarding the construction of the Royal Country Club Spa & Resort. The insurance policies that we expect to purchase will include the life insurance for the construction workers and executive officers, construction materials as well as buildings and fixtures under construction. However, this insurance coverage may exclude certain types of loss and damage, such as loss or damage resulting from acts of terrorism or liability for death or illness caused by contagious or infectious diseases. If loss or damage of those types were to occur, we could suffer significant uninsured losses. Further, the cost of coverage may in the future become so high that we may be unable to maintain the insurance policies we deem necessary for the construction and operations of our projects on commercially practicable terms, or at all, or we may need reduce our policy limits or agree to certain exclusions from our coverage. We cannot assure you that any such insurance policies we may obtain will be adequate to protect us from material losses.

Construction at our projects is subject to hazards that may cause personal injury or loss of life, thereby subjecting us to liabilities and possible losses, which may not be covered by our contemplated insurance policies.

The construction of large scale properties such as our Royal Country Club Spa & Resort can be dangerous. Construction workers at our projects are subject to hazards that may cause personal injury or loss of life, thereby subjecting the contractors and us to liabilities, possible losses, delays in completion of the projects and negative publicity. We believe that we and our contractors take safety precautions that are consistent with the industry practice, but these safety precautions may not be adequate to prevent serious personal injury or loss of life, damage to property or delays. If any accidents occur during the construction of our projects, we may be subject to delays, including delays imposed by regulators, liabilities and possible losses, which may not be covered by our insurance, and therefore our business, prospects and reputation may be materially and adversely affected.

We need the Development Permit, Construction License and Operation License to develop and operate the Royal Country Club Spa & Resort. If we do not obtain the appropriate licenses and permits, we would not be able to construct and use the facilities as contemplated and therefore would not be able to open and operate the resort as planned.

We are required to comply with real property and zoning law to ensure that we can build and operate the Royal Country Club Spa & Resort as intended. According to the letter issued from Chang Chen-Bin Architecture Firm dated October 3, 2016, we need to file our Development Plan of the Royal Country Club Spa & Resort, the Land and Water Reservation Plan and the Environmental Impact Report with the Miaoli County to obtain the development permit (the “Development Permit”) for our contemplated resort.

The Chang Chen-Bin Architecture Firm has filed the Development Plan. After completion of land reclassification, the Chang Chen-Bin Architecture Firm plans to apply for the Development Permit and estimates that it may take approximately eight to nine months to obtain such Permit from the time of applying for the Development Permit. However, the review process by a committee from the Miaoli County may take longer than what the architecture firm has expected. If, for any reason, the Royal Country Club Spa & Resort does not obtain the necessary permit in a timely manner and operates without the proper licenses and permits, it would be subject to fines ranging from 3% to 30% of the contract price.

Upon obtaining the Development Permit, the Chang Chen-Bin Architecture Firm will apply for the Construction License to allow us to begin building the resort while Yi-Cheng Huang, the Company’s in-house consultant, simultaneously assists us in reclassifying our land as a special golf district for entertainment purposes. The land reclassification allows construction on our land and the Construction License allows us to begin construction. The land reclassification has been approved on the central government level as we received approvals from The Environmental Protection Administration of ROC and Ministry of the Interior of ROC respecting our Phase II construction. As explained below in the Business Section, our consultant estimates, although no guarantee can be given, that the land reclassification for Phase II will be completed in three to six months from the date hereof and the Phase I land reclassification in three more months subsequent to the Phase II land reclassification. Failure to obtain any of the Development Permit, land reclassification or the Construction License would prevent us from constructing any part of the resort as contemplated.

Once the resort is completed, Chang Chen-Bin Architecture Firm will, on behalf of the Company, apply for the Operation License which will allow us to operate the resort as currently contemplated.

We cannot assure you that we will be able to reclassify the land at the County level, obtain the Development Permit, Construction License and Operation License or obtain such permits and licenses in a timely manner. If we did not successfully obtain any of the licenses or permits described herein in a timely manner, we would have to make abrupt changes to our business plan and development strategy which would negatively impact our business and operations.

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The simultaneous planning, constructing and developing our Royal Country Club Spa & Resort and operating the golf course may strain our management time and resources, which could lead to delays, increased costs and other inefficiencies in the development of the resort or operation of the golf course.

The planning, designing and construction of Phase I and Phase II of the Royal Country Club Spa & Resort will proceed simultaneously with our operation of the golf course. This construction timetable enables us to maintain certain cash flow and revenue while the Royal Country Club Spa & Resort is being constructed, however, this would entail a significant amount of time and resources from members of our management, which may divert their attention from overseeing the day-to-day operations of the golf course.

We will need to recruit a substantial number of new employees before each of our projects can open and competition may limit our ability to attract qualified management and personnel.

We require extensive operational management and staff to open and operate the resort. Accordingly, we need to undertake a major recruiting program before the opening of the hotels and other comprising the Royal Country Club Spa & Resort. The pool of experienced hospitality and other skilled personnel in Taiwan is limited. Many of our new personnel will occupy sensitive positions requiring qualifications sufficient to meet high standards in the hospitality industry or will be required to possess other skills which entail substantial training and experience. Moreover, competition to recruit and retain qualified hospitality and other personnel is likely to intensify further as competition increases in the hospitality market in Taiwan. Other major resort hotels, such as a Renaissance hotel of the Marriott family in Taipei, are expected to open in Taiwan at or around the same time as our resort. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate our recreational and entertainment facilities or that costs to recruit and retain such personnel will not increase. Our inability to attract and retain qualified employees and senior management personnel could have a material adverse effect on our future business operations.

Our business depends substantially on the continuing efforts of our senior management and IHG’s expertise, and our business may be severely disrupted if we lose any of their services or if their other responsibilities cause them to be unable to devote sufficient time and attention to the Company.

We place substantial reliance on the project development and hospitality industry experience and knowledge of the Taiwan and Great Asia markets possessed by members of our senior management team, including Chairman Mr. Fun-Ming Lo, and IHG, which agrees to provide hotel management, technical support and operational services to our hotel to be completed first. The loss of the services of one or more of these members of our senior management team could hinder our ability to effectively manage our current business and implement our growth and development strategies as planned. Finding suitable replacements for Mr. Fun-Ming Lo or other members of our senior management could be difficult if not impossible, and competition for personnel of similar experience could be intense.

We plan to, with assistance from IHG, start recruiting hotel management and operation teams in the fourth quarter of 2018. We or IHG may fail to employ suitable or competent talents to operate and manage any of our contemplated hotels and recreational facilities. The unsuccessful or less than satisfactory operations of any of our planned business lines would exert adverse effect on the financial performance of our entire Company.

The lodging industry in Taiwan is highly competitive and growing rapidly in the past few years, and if we are unable to compete successfully, our financial condition and results of operations may be harmed.

The lodging industry in Taiwan is intensively competitive in 2015 as the supply for lodging exceeded the demand according to the data published by the Tourism Bureau of Taiwan. In the past three years since 2013, more than one hundred brand new hotels have been constructed per year in Taiwan. Many of the existing hotels in our targeted markets may be more fully developed and have more revenue to finance ongoing operations than us. Upon opening of our hotels, we will compete primarily with other high end hotels as well as full-service resorts where the competition is mainly based on location, room rates, entertainment facilities, brand recognition, the quality of the accommodations and service levels. In addition, we may face competition from new entrants in the upscale hotel segment and the golf resort segment in Taiwan. Furthermore, we compete with all other hotels for guests primarily from Taiwan, China and Southeast Asian countries. Our typical business customers and leisure travelers may change their travel, spending and consumption patterns and choose hotels in different segments. New and existing competitors may offer more competitive rates, more comprehensive accommodation packages, greater convenience, services or amenities or superior facilities, which could result in a decrease in occupancy and average daily rates of our hotel rooms. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

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Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes.

Our financial and operating performance may be adversely affected by epidemics, natural disasters and other catastrophes, particularly in the location where we plan to operate the resort.

Our business could be materially and adversely affected by the outbreak of swine influenza, avian influenza, severe acute respiratory syndrome (“SARS”), or other epidemics. In 2009, reports surfaced regarding occurrences of swine influenza and fears of a global pandemic. Cases of swine influenza were later confirmed in numerous countries, including Taiwan and China. In early 2003, several economies in Asia, including Taiwan, were affected by the outbreak of SARS. Taiwan adopted certain hygiene measures, including quarantining visitors from places where any of the contagious diseases described above were rampant. Those restrictive measures adversely affected the performance of the tourism and hospitality industries during that period. Any prolonged recurrence of such contagious disease or other adverse public health developments in Taiwan or our targeted markets may have a material and adverse effect on our business operations. For example, if any of our employees or customers was suspected of having contracted any contagious disease while he or she has worked or stayed in our hotels, we might have been under certain circumstances required to quarantine our employees or customers that were affected and the affected areas of our premises. Losses caused by epidemics, natural disasters and other catastrophes, including earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in Taiwan. In the event of an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel or recreational facility, as well as the anticipated future revenue from the hotel or facility. In that event, we might nevertheless remain obligated for any financial commitments related thereto.

Similarly, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

If we are unable to access funds to maintain our hotels’ condition and appearance as planned, the attractiveness of our hotels and our reputation could suffer and our hotel occupancy rates may decline.

In order to maintain outstanding conditions and appearance of our planned hotels, ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, will be required. Such investments and expenditures require ongoing funding and, to the extent we cannot fund these expenditures from our existing cash or cash flow generated from operations, we must borrow or raise capital through financing. We may not be able to access capital or willing to spend available capital when other higher prioritized projects require the investment. If we fail to make investments necessary to maintain or improve the properties that we plan to build, our resort’s attractiveness and reputation could deteriorate; we could lose our market share to our competitors and our hotel occupancy rates and Rev PAR may decline.

Interruption or failure of our information systems could impair our ability to effectively provide our services that are planned to be provided at the Royal Country Club Spa & Resort, which could damage our reputation.

Our ability to provide consistent and high-quality services and monitor our operations on a real-time basis for our resort, including the hotels, restaurants, golf course, conference centers and other facilities, depends on the establishment and operations of our information technology systems, such as our web property management, central reservation and customer relationship management systems. Any damage to or failure of our systems could interrupt our inventory management, affect the manner of our services in terms of efficiency, consistency and quality, and reduce our customer satisfaction.

Our technology platform will play a central role in our management of inventory, revenues and loyalty programs. Furthermore, we will rely on our website and call center to facilitate customer reservations. Our systems will be vulnerable to damages or interruptions as a result of power loss or telecommunications failures and operations relying on the system such as reservation and billing will have to be conducted off-line or manually. Computer viruses, fires, floods, earthquakes, interruptions in access to our toll-free numbers, hacking or other attempts to harm our systems, and other similar events will potentially interfere with our normal business operations. Some of our systems will not be fully redundant, and our disaster recovery plan does not account for all possible scenarios. Furthermore, our systems and technologies, including our website and database, could contain undetected errors or “bugs” that could adversely affect their performance, or could become outdated and we may not be able to replace or introduce upgraded systems as quickly as our competitors or within budgeted costs for such upgrades. If we experience system failures, our quality of services, customer satisfaction, and operational efficiency could be severely harmed, which could also adversely affect our reputation.

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If the value of our products and services or image thereof diminishes, it could have a material and adverse effect on our business and results of operations.

We plan to offer two hotels, amenities and entertainment facilities that are designed to target elite customers. Our success in establishing, maintaining and enhancing our brand and image depends, to a large extent, on our ability to satisfy customer needs by further developing and maintaining our innovative and distinctive products and maintaining consistent premium quality of services across our resort, as well as our ability to respond to competitive pressures. If we were unable to do so, our occupancy rates might have declined, which could in turn have adversely affected our results of operations. Our business might have also been adversely affected if our public image or reputation were to be diminished by the insufficient or ineffective operations of any part of our resort, whether due to unsatisfactory service, accidents or otherwise. If the value of our products or image was diminished or our products did not appeal to customers, our results of operations might have been materially and adversely affected.

We are subject to various hospitality, construction, hygiene, safety and environmental laws and regulations that may subject us to liability.

Our contemplated resort business is subject to various compliance and operational requirements under Taiwanese laws. For example, See “Regulation — Regulations on Hotel Operations.” Furthermore, new regulations may be adopted in the future to increase our compliance efforts at significant costs. If certain of our hotels were not in full compliance with all of the applicable requirements, such as environmental, health and safety laws, we might have been subject to potentially significant monetary damages and fines or the suspension of operations and development activities of the Company.

The growth of third-party online and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.

IHG or other hotel management teams may have some of our hotel rooms booked through third-party online and other hotel reservation intermediaries and consolidators to whom we pay commissions for such services. They may be able to negotiate higher commissions, reduced room rates, or other significant concessions from us. We believe that such intermediaries and consolidators would attempt to develop and increase customer loyalty toward their reservation systems rather than ours. As a result, the growth and increasing importance of these travel intermediaries and consolidators may adversely affect our ability to control the supply and pricing of our room inventory, which would in turn adversely affect our margins and profitability.

Our lack of internal controls over financial reporting may affect the market for and price of our ordinary shares.

Our disclosure controls and internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may in the future or may have made mistakes in the financial statements that are included or will be included in our public filings, such as a registration statement, due to lack of internal controls over financial reporting. For instance, the Company restated its financial statements for the period ended June 30, 2017 due to an error related to a stock transfer from Mr. Fun-Ming Lo to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao (the “Stock Transfer”). See Note 2 to the June 30, 2017 unaudited consolidated financial statements included in this prospectus.

Risks Relating to Our Golf Operations

Economic recessions or downturns could negatively affect our golf business, financial condition and results of the golf operations.

A substantial portion of our revenue is derived from discretionary or leisure spending by golfers and such spending can be particularly sensitive to changes in general economic conditions. An economic downturn in Taiwan could result in slower business activities, increased unemployment, concerns about inflation and energy costs and lower consumer confidence. Any such downturn is likely to result in reduced spending on leisure activities, such as golfing. As a result, our business, financial condition and results of operations may be materially adversely affected by such an economic downturn. With reduced number of golfers on our golf course during an economic downturn, we may be unable to increase our fees, which may contribute to decreased revenues and financial losses.

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We may not be able to attract and retain golfers to utilize our golf properties when we start construction of the Royal Country Club Spa & Resort, which could harm our business, financial condition and results of operations.

The level of attractiveness of our golf course to the market is critically important to our success. Our success heavily depends on our ability to retain existing players and attract new customers to our golf properties. Changes in consumer tastes and preferences, particularly those affecting the popularity of golf, dining options and other social trends, could adversely affect our business. In addition, the contemplated Phase I and Phase II construction could dissuade our clients because transporting construction resources and the construction itself may generate the noise, untidy environment and interruption to the golf activities although Phase I construction will be conducted away from the golf course and the golf course will be closed during the Phase II construction period.

Certain factors beyond our control may change consumer spending patterns, particularly in the area of discretionary expenditures for leisure and recreation, resulting in potential reduced demand for our golf services.

Certain factors beyond our control may change consumer spending patterns, particularly in the area of discretionary expenditures for leisure and recreation, resulting in potential reduced demand for our golf services. These factors include:

•	natural disasters, such as earthquakes, tornadoes, hurricanes, typhoons, wild fires and floods;
•	outbreaks of pandemic or contagious diseases, such as avian or swine flu; and
•	terrorist activities or threats and heightened travel security measures instituted in response to these events.

These factors and other global, national and regional conditions may adversely affect individual golf properties, or certain regions or industries as a whole. Any one or more of these factors could limit or reduce the demand for our services and in turn could harm our business and results of operations.

Unusual weather patterns and extreme weather conditions as well as seasonality could adversely affect the demand for our golf services or impact our business and results of operations and our ordinary share price.

Our operations of the golf course are susceptible to seasonal and severe weather patterns. Extreme weather conditions, such as heavy rains, extremely high temperature and droughts, could reduce our revenues by interrupting or interfering activities on our premises, which could negatively impact our business and operations. Our golf course business usually declines during winters when the daytime is short and temperature is low. With respect to seasonality, April under which the Strawberry Season falls accounts for a higher percentage of our revenues than other months of the year.

Particularly, our golf course is sensitive to availability of water. A significantly large quantity of water is needed to maintain the condition of turf grass at a satisfactory level to entertain golfers. Despite of access to natural lakes, our ability to irrigate our golf course could be adversely impacted by a drought or water shortage caused by human, such as government imposed water restrictions. A severe drought over an extensive duration could adversely affect our business and results of operations.

Competition in the golf industry could have a material adverse effect on our business and results of operations.

We will operate in a significantly competitive industry and will compete primarily on the basis of reputation, featured facilities, location, quality and breadth of product offerings and pricing. As a result, competition for market share in the golf industry is intensive. To succeed, we must have a strong position respecting the market share of golfing and develop new golfers in the Taiwan market. The number of golf properties in our geographic region may exceed the demand thereof, which could significantly impact our ability to attract and retain golfers.

Increases in our cost of goods, water, utilities and taxes could reduce our operating margins and harm our business, financial condition and results of operations.

Increases in operating costs due to inflation and other factors may not be directly offset by increased revenue. We anticipate that our operating costs will include labor, cost of goods, water, utilities and taxes. Many, and in some cases all, of the factors affecting these costs will be beyond our control. If we are not able to pass along increased costs to our customers in the form of higher prices or others, our operating margins would suffer, which would have an adverse effect on our business, financial condition and results of operations.

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The prices of utilities are volatile and shortages of utilities occur sometimes. In particular, our golf properties may be subject to restrictions regarding the use of water for irrigation. Significant increases in the costs of our utilities or any shortages could interrupt or curtail our operations and lower our operating margins, which would have a negative impact on our business, financial condition and results of operations.

We are in the process of amending our licenses and permits for the formal golf operation, the denial of or delay of obtaining any of which would cause disruptive impact on our current business operation and therefore harm our business and result of operations.

We received the development permit and five construction licenses to build a 36-hole golf course and three Operation Licenses for the 18-hole golf course which has been in operation since its establishment. Due to policy changes and ownership disputes over certain lots of land inside the territory of the planned 36-hole golf course, we had to adjust our original plan of developing a 36-hole golf course instead of developing an 18-hole golf course. As a result of the change of plan, we applied and obtained the new development permit for the 18-hole golf course, which had been completed as part of the planned 36-hole golf course. We are currently in the process of amending the Construction License and the Land and Water Reservation Plan in order to reclassify the land as golf special district for entertainment purposes. After reclassification of the land, we will apply for the Operation License from the Miaoli County to operate a full scale 18-hole golf course.

Presently we are operating the golf course on a test basis, and as such, we are not permitted to host golf tournaments. Yi-Cheng Huang, our in-house consultant who is in charge of obtaining all the licenses and permits for the 18-hole golf course, estimates that it would take approximately three to six months from the date of the prospectus to complete the land reclassification. We cannot provide assurance that we will be able to obtain all the license and permits to operate the existing golf course on a full scale. Failure to obtain or obtain in a timely fashion all necessary licenses and permits will prevent or delay the process of operating our golf course with all of its functionality.

The construction of Phase I of the Royal Country Club Spa &Resort may interrupt the regular operation of the golf course and therefore is likely to cause adverse impact on the operation results of the golf course.

The management of our Company plans to construct the hotel and other facilities for Phase I of Royal Country Club Spa &Resort during which the golf course remains in operation. Although the construction site of Phase I is located to the north of the golf course and does not have any overlapping area with the golf course, there is possibility that the construction will cause disruptive or interruptive impact to golfing activities on the Royal Country Club. The noise, extra traffic, dust, dirt and waste caused by the construction project will likely have adverse impact on our golfing activities. We cannot guarantee that the construction of Phase I will not harm our operation results of the golf course during the period thereof.

Accidents or injuries at our golf properties or in connection with our operations may subject us to liability, and accidents or injuries could negatively impact our reputation and play at our golf properties, which could harm our business, financial condition and results of operations.

There are risks of accidents or injuries on our golf properties or in connection with our operations and activities, including but not limited to injuries caused by slips and falls on our premises. If accidents or injuries occur on our golf properties, we may be held liable for costs related to the injuries. Although Yao-Teh has purchased liability insurance against personal injuries caused by accidents , property insurance against damages to the properties on the premises and insurance against terrorist attacks for the year ended June 2018, there can be no assurance that the coverage will be sufficient to pay off all or any of its liabilities during the insured period or that Yao-Teh will be able to obtain any similar insurance at a reasonable price after the expiry of its current insurance policy. Our business, financial condition and results of operations could be harmed to the extent that claims and associated expenses resulting from accidents or injuries exceed our current insurance coverage if there is any.

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Our operations will subject us to environmental regulations, which create uncertainty regarding our future environmental expenses and liabilities.

Our golf properties are regulated by certain environmental laws. We may be required to incur costs to comply with these laws, such as laws related to water resources, discharges to air, water and land; the handling and disposal of solid and hazardous waste, and, possibly, the cleanup of properties affected by regulated materials. Pursuant to the environmental requirements, we may be required to investigate and clean up hazardous or toxic substances on or chemical releases from our golf properties. Environmental laws may impose on us the clean-up responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. We may use certain substances and generate certain wastes that may be deemed hazardous or toxic pursuant to such laws, and in the future we may incur costs related to cleaning up contamination resulting from historical uses of our golf properties and for our treatment, storage or disposal of wastes on any of our golf properties when they were owned by other preceding entities. The costs of investigation, remediation or renewal of regulated materials may be substantial and the presence of any such substances, or the failure to remediate any golf property properly, may impair our ability to use our golf properties. We may be required to incur costs to remediate potential environmental hazards, mitigate environmental risks in the future, or comply with other environmental requirements.

Our insurance on the golf business may not be adequate to cover all the losses that we may suffer from our golf operations.

We currently have property insurance on the golfing machinery and equipment, accidental fire insurance on our real property and fixtures and accident insurance on all of our personal and real property. If we incur losses or damages for which we are held liable for amounts exceeding the limits of our insurance coverage, or for claims outside the scope of our insurance coverage, our business and results of operations could be materially and adversely affected. For example, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of golf reservations, deterioration or corrosion of the golf course land, insect or animal damages and pollution may not be covered under our policies. As a result, certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as acts of war or terrorism, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to obtain business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.

Our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

A significant portion of our operating costs, including leases and employee base salaries, is fixed. Accordingly, a decrease in revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately. For example, winter time before the Chinese New Year generally accounts for a lower portion of our annual revenues than other time of the year, but our expenses do not vary as significantly with changes in occupancy and revenues as we need to continue to pay equipment leases and employee salaries, make regular repairs, maintenance and renovations and invest in other improvements throughout the year to maintain the attractiveness of our contemplated hotels. Furthermore, our property development and renovation costs may increase as a result of an increase in the cost of materials. However, we have limited ability to pass the increased portion of the costs to customers through golf admission fee or membership fee increases. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

Risks Relating to Doing Business Outside of the United States

Because our headquarters are located outside of the U.S. and our business will be conducted outside of the U.S., we are subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect our revenue and cost of doing business in Taiwan.

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Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of our business outside of the U.S. may have a material adverse effect on our business, financial condition and results of operations, including:

•	international economic and political changes;
•	the imposition of governmental controls or changes in government regulations, including tax laws, regulations and treaties;
•	changes in, or impositions of, legislative or regulatory requirements regarding golf properties and resort properties;
•	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;
•	difficulties in achieving headcount reductions due to unionized labor and works councils;
•	restrictions on transfers of funds and assets between jurisdictions; and
•	China- Taiwan geo-political instability.

As we continue to operate our business globally, our success will depend in part, on our ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect our business, financial condition and results of operations.

We face substantial political risks associated with doing business in Taiwan, particularly due to domestic political events and the rigid relationship between the R.O.C. and the P.R.C. that could negatively affect our operations and the value of your investment.

Our principal executive office and substantially all of our assets are located in Taiwan and substantially all of our revenues are derived from our operations in Taiwan. Accordingly, our business, financial condition and results of operations and the market price of the ordinary shares may be affected by changes in governmental policies, taxation, inflation or interest rates, social instability and diplomatic and social developments in or affecting Taiwan.

For example, in 2006, a mass movement formed calling for the resignation of the president of Taiwan over a series of alleged corruption scandals and staged dramatic protests. In addition, Taiwan has a unique international political status. Since 1949, Taiwan and mainland China, or P.R.C., have been separately governed by different political parties. The P.R.C. claims that it is the sole government in China, including Taiwan, while some political parties in R.O.C. claim R.O.C.’s independence or R.O.C. as the only legitimate government of China, including Taiwan and China. There was a time when the two governments prohibited all and any of trades, transactions and trips crossing the Taiwan Strait. Although significant economic and cultural relations have been established in the recent years between the R.O.C. and the P.R.C., relations have often been strained. The P.R.C. government has refused to renounce the use of military force to regain control over Taiwan. Furthermore, the P.R.C. government has passed an Anti-Secession Law in March, 2005, which has authorized the government to use all necessary measures, including non-peaceful means, against Taiwan’s independence movement in the event of such declaration. In February of 2006, the then president of Taiwan ceased all activities in the country’s National Unification Council, a committee established to assist Taiwan in its efforts to reunite with the P.R.C. Such cessation is commonly viewed as having a detrimental effect on the relations between the two sides. Some of past development of the relationship between the R.O.C. and the P.R.C. has depressed the market prices of the securities of several Taiwanese companies. The recent situation of no dialogue between Taiwan and mainland China is followed by an approximate 30% decline of arrivals from mainland China to Taiwan during the first eight months in 2017. Such unstable relationship between the R.O.C. and the P.R.C. could materially and adversely affect our financial condition and results of operations, as well as the market price and the liquidity of our securities.

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Adverse changes in the political and economic policies of China could have a material and adverse effect on the overall economic growth of China, which could adversely affect our competitive position.

Chinese economy differs from the economies of most developed countries in many respects, including the level of governmental involvement, the growth rate, control of foreign exchange rates and the methods of allocating resources. For instance, the P.R.C. government exercises significant control over its economic growth through the allocation of resources, control of incurrence and payment of foreign currency-denominated obligations, establishment of monetary policy and provision of preferential treatment to particular industries. Changes in any of these policies, laws and regulations could adversely affect the overall economy in the P.R.C., including the golf industry in which we operate and the hospitality industry into which we plan to enter. While the Chinese economy has grown significantly in the past thirty years, the growth has not been consistent. Recently, Chinese economy is going through a significant downturn, which has had negative effects on other economies in the world.

In 2015, approximately 40% of the tourists to Taiwan come from the P.R.C. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the Chinese government continues to exercise significant control over its economic growth through direct allocation of resources, monetary and tax policies, restrictions on foreign investment in certain industries, limitations on foreign currency exchanges, and restrictions on the development of specific industries or markets.

In response to the economic downturn, the P.R.C. government has adopted certain policies to stimulate the economic growth in China. If the Chinese policies fail to achieve any of the goals and any aspect of the policies limits the growth of our industries or otherwise negatively affects our businesses, our growth rate, strategy or results of operations could be adversely affected.

We cannot assure you that any of the various monetary policies and economic stimulus actions adopted by the Chinese government will be effective to bring back the Chinese economy on a fast growth track as it was.

We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and Chinese anti-corruption law.

We are subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments, foreign government officials and political parties by U.S. persons as defined by the statute for purposes of obtaining or retaining businesses. We are also subject to Chinese anti-corruption law, which strictly prohibits bribes to government officials. We may have agreements with third parties who may make sales in China and U.S., during the process of which we may be exposed to corruption. Activities in Taiwan create the risk of unauthorized payments or offers of payments by an employee, consultant or agent of the Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material aspects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective and any of our employees, consultants or agents may engage in corruptive conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions against the Company and individuals and therefore could negatively affect our business, operating results and financial condition. In addition, the Taiwanese government may seek to hold us liable as a successor for FCPA violations committed by companies in which we invest or which we acquire.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matters. Any unfavorable results from the investigations could harm our business operations, this offering and our reputation.

Recently, U.S. public companies that have substantially all of their operations in China, have been subjects of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, lack of effective internal control over financial accountings, inadequate corporate governance and ineffective implementation thereof and, in many cases, allegations of fraud. As a result of enhanced scrutiny, criticism and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless or illiquid. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effects the sector-wide investigations will have on our Company, our business and this offering. If we become a subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and defend the Company. If such allegations were not proven to be groundless, the Company and our business operations would be severely hampered and the price of your stock of the Company could decline substantially. If such allegations were proven to be groundless, the investigation might have significantly distracted our management’s attention.

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International operations expose us to currency exchange and repatriation risks, and we cannot predict the effect of future exchange rate fluctuations on our business and operating results.

We have substantially all business operations in Taiwan. We have exposure to currency fluctuations because our sales and purchases are denominated in New Taiwan Dollars. We cannot assure you that the effect of currency exchange fluctuations will not materially affect our revenues and net income in the future.

If Taiwan’s transportation infrastructure does not adequately support the development of Taiwan’s hospitality industry, visitation to Taiwan may not increase as currently expected, which may cause our projects to be unsuccessful.

Taiwan is an island and separated by Taiwan Strait, a strait of 180 kilometers (111.85 miles) in width, from China. Therefore air transportation plays a critical role in its external relations. There are many civilian airports in Taiwan, two of which are international, Taoyuan International Airport (“TPE”) and Kaohsiung International Airport (“KHH”), serving approximately 157 international air routes with coverage of China, United States, Japan, Singapore, Philippines, Thailand, Indonesia and Hong Kong. Three main railway lines in Taiwan, West Line, East Line and South Circle Line, together with branch railway lines, form a complete circle on the island. Numerous long distance buses and local bus lines serve the need for ground transportation.

To support Taiwan’s planned transformation into a mass-market tourism destination, the frequency of bus, plane and ferry services to Taiwan must increase significantly. In addition, Taiwan’s internal road system is prone to congestion and collapses or landslides under severe weather conditions and therefore must be substantially improved to support projected increases in traffic. While various projects are under development to improve Taiwan’s internal and external transportation links, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation or at all, which could impede the expected increase in visitation to Taiwan and cause our Royal Country Club Spa & Resort to be not as successful as expected.

Risks Relating to Our Indebtedness

Our current, projected and potential future indebtedness could impair our financial condition, which could further exacerbate the risks associated with our significant leverage.

We expect to incur, based on current budgets and estimates, secured or unsecured long-term indebtedness, primarily for the development and construction of Phase II of the Royal Country Club Spa & Resort.

Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions or general corporate purposes;

•	require us to divert a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations or investment in operations;

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•	limit our flexibility in planning for, or reacting to, changes in our golf and hospitality businesses and the industries thereof;

•	subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt will bear interest at variable rates;

•	cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for our operations; and

•	in the event we or one of our subsidiaries were to default over secured indebtedness, result in the loss of all or a substantial portion of our and our Subsidiaries’ assets, in which our lenders would take security interest.

On May 16, 2017, Mr. Fun-Ming Lo, the Chairman of the Board of Directors, entered into the Line of Credit Agreement with us, pursuant to which Mr. Lo agreed to provide the Company with the necessary funds for its operations, when needed, in a maximum amount of $3,000,000 in order to reduce the shortage of working capital until December 31, 2017. The Company and Mr. Lo are in the process of finalizing the documents to extend the Line of Credit Agreement to December 31, 2018. In addition to the Line of Credit Agreement, on June 9, 2017, Yao-Teh entered into the Mengxin Line of Credit Agreement, pursuant to which Mengxin agreed to provide Yao-Teh, upon its request with loans in an aggregate amount of up to NTD 1.2 billion (approximately $39.75 million). The terms of the Line of Credit shall be for a period of three years commencing on June 9, 2017. As of the date of this prospectus, Yao Teh obtained from Mengxin a loan of NTD 3.5 million (approximately $115,207) which will be used for the Company’s general working capital purposes.

We have also restructured a significant portion of our current and long-term liabilities. On July 25, 2017, Mr. Chen-Yu Lian, one of our creditors, and Yao-Teh executed the Settlement Agreement whereby Mr. Chen-Yu Lian agreed to cancel approximately $22,400,000 of interest accrued on the notes payable (the interest portion of which was recorded as part of the accrued expenses and other current liabilities portion of our audited financial statements for the 2016 fiscal year). In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NTD 150,000,000 (approximately $4.9 million) from the original amount of $11,054,641. The creditor further agreed not to demand the repayment of the principal portion in the near future.

On November 1, 2017, we entered into the Restructuring Agreement with the Taiwan Cooperative Bank to settle a long-term loan. Pursuant to the Restructuring Agreement, the loan owed to Taiwan Cooperative Bank is reduced from approximately $9.6 million to approximately $5.26 million, including the principal of NTD 89,313,959 (approximately $2.96 million) and accrued but unpaid interest of NTD 69,117,993 (approximately $2.30 million) which is fixed in such amount without any additional interest to accrue on the principal or interest portion of the new loan. If for any reason that we default on the Restructuring Agreement, Taiwan Cooperative Bank may demand repayments of the total outstanding balance of the loan thereafter.

Servicing the debt of our Subsidiaries requires a significant amount of cash, and our subsidiaries may not generate a sufficient level of cash flow from their businesses to make scheduled payments on their debt.

On July 9, 1991, Yao-Teh entered into a four-year loan agreement with Taiwan Business Bank to borrow an amount of NTD$380,620,000 (approximately $11,747,531) to purchase land for the development and construction of the Royal Country Club. In turn Taiwan Business Bank held a mortgage to secure its loan on Yao-Teh’s land upon which the Royal Country Club shall be constructed. The loan went into default on July 8, 1995. On June 24, 2013, Yao-Teh entered into a five-year repayment schedule with Taiwan Business Bank to repay the principal and interest of the loan in an amount of approximately $9 million, as adjusted from time to time due to the fluctuation of currency exchange rate between U.S. dollars and New Taiwanese dollars. As of June 30, 3017 and December 31, 2016, Yao-Teh’s remaining loan balance with Taiwan Business Bank was $574,316 and $774,004, respectively. In addition, Yao-Teh had three defaulted loans with Taiwan Cooperative Bank with aggregate unpaid outstanding balances of the principal amounts of $2,939,893 and $2,756,604 as of June 30, 2017 and December 31, 2016, respectively. The aggregate accrued and unpaid interest on such loans amounted to $7,497,794 and $6,867,807 as of June 30, 2017 and December 31, 2016, respectively. On November 1, 2017, we entered into the Restructuring Agreement with the Taiwan Cooperative Bank to settle a long-term loan. Pursuant to the Restructuring Agreement, the loan owed to Taiwan Cooperative Bank is reduced from approximately $9.6 million to approximately $5.2 million. If for any reason that we default on the Restructuring Agreement, Taiwan Cooperative Bank may demand repayments of the total outstanding balance of the original loan thereafter.

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On December 23, 2011, Ta-Teh-Fu renewed its five-year term loan balance with Taiwan Cooperative Bank and converted it into revolving line of credit subject to annual renewal, which is secured by twenty-six parcels of land owned by Ta-Teh-Fu in aggregate of 1.41 acre and guaranteed by Shu-Hui Chou, the sole managing members of Ta-Teh-Fu and Ms. Chou’s brother. As of June 30, 2017 and December 31, 2016, Ta-Teh-Fu had outstanding balances, excluding the accrued and unpaid interest, against Taiwan Cooperative Bank in amounts of $1,832,126 and $1,803,086, respectively.

With respect to notes payable, Yao-Teh had one note payable outstanding due to Mr. Chen-Yu Lian in an aggregate amounts (including the principal and accrued but unpaid interest) of $33,451,344 and $31,365,798 as of June 30, 2017 and December 31, 2016, respectively. The individual lender held liens on the golf course to secure its loan. On July 25, 2017, Mr. Chen-Yu Lian and Yao-Teh executed the Settlement Agreement whereby Mr. Lian agreed to forgive and cancel all the accrued interest of approximately $22.4 million. In addition, pursuant to the Settlement Agreement, the principal of the notes payable is reduced to approximately $4.9 million from the original amount of $11,054,641 without interest accruing on the new principal.

Each of our Subsidiaries’ ability to make scheduled payments of the principal of, to pay interest on or to refinance their indebtedness depends on our Subsidiaries’ future performance, which is subject to certain economic, financial, competitive and other factors beyond our control. Our Subsidiaries may not generate enough cash flow from operations in the future sufficient to service their debt and make necessary capital expenditures. If they are unable to generate such cash flow, our subsidiaries may be required to adopt one or more alternatives, such as selling the secured assets, restructuring debt, incurring additional indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our Subsidiaries’ ability to refinance their indebtedness will also depend on the financial markets and their financial condition at such time. Our Subsidiaries may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our Subsidiaries’ debt obligations and a material adverse effect on the value of the ordinary shares.

Default of any loans that are secured by any of our Subsidiaries’ land could materially and adversely affect our operations, development plans and our financial condition.

If there is a default under one of our Subsidiaries’ secured debt facilities, the holder of the debt on which we defaulted may cause all amounts outstanding with respect to that debt to be due and payable immediately as the terms of the loan permit. Further, if we are unable to repay, refinance or restructure our indebtedness at our Subsidiaries that own or operate our properties, the lenders with those secured debt facilities could proceed against the collateral securing that indebtedness. In that event, the change of the ownership or control of such land will adversely impact or disrupt our business operations.

Our ability to continue as a company depends on the availability of future financing and the success of our future operations.

Our auditor has issued a going concern opinion on our Consolidated Financial Statements for the Years Ended December 31, 2016 and 2015, which is premised on our ability to recover the Company’s assets and satisfy the liabilities in the ordinary course of business. This basis presumes that funds will be available to finance ongoing research, development, operations, expansions and capital expenditures and permit the realization of assets and payments of liabilities in the ordinary course of operations for the foreseeable future.

The ability of the Company to continue as a going concern is dependent upon our ability to successfully secure sources of financing and attain profitable operations. However, there can be no assurance that we will be successful in obtaining the necessary financing on reasonable terms and operating profitable businesses.

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The terms of our and our Subsidiaries’ indebtedness may restrict our current and future operations and harm our ability to complete our projects and grow our business operations to compete successfully against our competitors.

We may enter into security documents that contain a number of restrictive covenants that impose significant operating and financial restrictions on the operations of the golf course and/or the resort contemplated. The common covenants in security documents generally restrict or limit, among other things, our and our Subsidiaries’ ability to:

•	incur additional debt, including guarantees;

•	create security or liens that are senior to the security or encumbrances created thereby;

•	dispose of assets without proper consents;

•	make certain acquisitions and investments;

•	pay dividends, including to our shareholders, during the construction of the Royal Country Club Spa & Resort;

•	make other restricted payments or apply revenues earned in one part of our operations to fund development costs or operating losses in another part of our operations;

•	enter into sale and leaseback transactions;

•	engage in new businesses;

•	issue preferred stock; and

•	enter into transactions with shareholders and affiliates.

In addition, the covenants may include some of the following financial covenants, including requirements that we satisfy certain tests or ratios such as maximum capital expenditures test, a maximum leverage ratio, minimum interest and debt service coverage ratios. These covenants described herein may restrict our ability to operate and restrict our ability to incur additional debt or equity financing and impede our growth.

Risks Related to Our Offering and Selling Shareholders’ Offering

There has been no public market for our ordinary shares prior to our offering, and you may not be able to resell the ordinary shares at or above the price you will have paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares. We have applied to have the ordinary shares listed on the NASDAQ. There is no guarantee that such application will be approved. If an active trading market for the ordinary shares does not develop after our offering, the market price and liquidity of the ordinary shares will be materially and adversely affected. Only if we raise the minimum amount from our offering and meet all other NASDAQ requirements can our shares be listed and traded on NASDAQ. Thereafter the selling shareholders may commence trading their shares on NASDAQ.

The initial public offering price for the ordinary shares will be determined by negotiations between us and the Selling Agent and may bear no relationship to the market price for the ordinary shares after the initial public offering. In addition, the supply of additional ordinary shares from the selling shareholders on Nasdaq may depress the share price after our initial public offering. We cannot assure you that an active trading market for the ordinary shares will develop or that the market price of the ordinary shares will not decline below the initial public offering price.

Selling shareholders plan to offer their ordinary shares through their respective brokerage firms at various prices after the completion of our offering on NASDAQ assuming we raise the minimum amount in our offering. The selling shareholders will not be able to sell their ordinary shares except in an offering exempt from registration, until the Company raises the minimum amount from the Company’s offering and the Company’s ordinary shares are listed on NASDAQ or on any other exchange.

We will incur increased costs as a result of becoming a public company, which may adversely affect our profitability.

Our profitability may be affected as a result of our becoming a public company. We anticipate incurring a significantly greater amount of legal, accounting and other expenses than we did as a private company, including costs associated with our public company reporting requirements and investor relations activities, independent registered public accounting firm fees, registrar and transfer agent fees, incremental director and officer liability insurance costs, and director compensation. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the NASDAQ Global Market, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs, which may adversely affect our profitability.

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Upon completion of this initial public offering, we will become a public company in the United States and subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2017. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management or our independent registered public accounting firm may conclude that our internal controls are not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Either of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could materially and adversely affect the trading price of the ordinary shares.

In addition, our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems in the foreseeable future. Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. We prepared financial statements under accounting principles generally accepted in the United States (“U.S. GAAP”) as of and for the two years ended December 31, 2015 and December 31, 2016. We may identify control deficiencies as a result of the assessment process we will undertake in compliance with Section 404. We plan to remedy any identified control deficiencies before the deadline imposed by the requirements of Section 404, but we may be unable to do so. Our failure to establish and maintain an effective system of internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial reporting processes, which in turn could harm our business and negatively impact the trading price of the ordinary shares.

The market price for the ordinary shares may be volatile.

The market price for the ordinary shares may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	conditions and restrictions in the golf and lodging industries;
•	changes in the economic performance or market valuations of other lodging companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between the New Taiwan Dollars (“NTD”) and U.S. dollar or other foreign currencies;
•	potential litigation or administrative investigations;
•	sales of ordinary shares in large volumes by the selling shareholders;
•	release of lock-up or other transfer restrictions on the outstanding ordinary shares or sales of additional ordinary shares; and
•	general economic conditions in Taiwan and political tension between Taiwan and China .

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the ordinary shares.

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Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

The initial public offering price per share is substantially higher than the net tangible book value per share prior to our offering. Accordingly, if you purchase the ordinary shares from either us or the selling shareholders in the offerings, you will incur immediate dilution of approximately $6.81 in the net tangible book value per share from the price you pay for the ordinary shares, representing the difference between:

•	the assumed initial public offering price of $5 per share as set forth on the front cover of this prospectus, and

•	the pro forma as adjusted net tangible book value per ordinary share of $0.96 as of June 30, 2017 assuming we raise the minimum amount of $15 million in our offering.

If we issue additional ordinary shares in the future, you may experience further dilution. In addition, you may experience further dilution to the extent that ordinary shares are issued upon the exercise of the Selling Agent Warrants. You may find additional information in the section entitled “Dilution” in this prospectus.

We may need additional capital, and the sale of additional ordinary shares or other equity securities could result in additional dilution to the shareholders and the incurrence of additional indebtedness could increase our debt obligations.

We can give no assurance that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all, particularly in the aftermath of global economic crisis.

Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares could adversely affect the price of the ordinary shares.

If our existing shareholders, including the selling shareholders, sell, or are perceived as intending to sell, substantial amounts of our ordinary shares, following this offering, the market price of the ordinary shares could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The ordinary shares offered in this offering will be eligible for immediate resale in the public market without restrictions, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the lock-up period, the prevailing market price for the ordinary shares could be adversely affected. See “Shares Eligible for Future Sale” and “Plan of Distribution” for additional information regarding resale restrictions.

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As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominating committee. This may afford less protection to holders of our ordinary shares.

The NASDAQ Marketplace Rules in general require listed companies to have, among other things, a nominating committee consisting solely of independent directors. As a foreign private issuer, we are permitted to, and we intend to, follow home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules, including, among others, the implementation of a nominating committee. The corporate governance practice in our home country, the British Virgin Islands, does not require the implementation of a nominating committee. We currently intend to rely upon the relevant home country exemption in lieu of establishing a nominating committee as required under the NASDAQ Marketplace Rules as to domestic issuers. As a result, the level of independent oversight over our management may afford less protection to holders of our ordinary shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under British Virgin Islands law, conduct substantially all of our operations in Taiwan and the majority of our officers reside outside the United States.

We are incorporated in the British Virgin Islands, and conduct substantially all of our operations in Taiwan through our wholly owned subsidiaries in Taiwan. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult if not impossible for you to bring an action against us or against these individuals in the British Virgin Islands or in Taiwan in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind outside the British Virgin Islands or Taiwan, the laws of the British Virgin Islands and of Taiwan may render you unable to effect service of process upon, or to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. A judgment of a court of another jurisdiction may be reciprocally recognized or enforced if the jurisdiction has a treaty with Taiwan or if judgments of the Taiwanese courts have been recognized before in that jurisdiction, subject to the satisfaction of other requirements. For more information regarding the relevant laws of the British Virgin Islands and Taiwan, see “Enforceability of Civil Liabilities.”

Our corporate affairs are governed by our memorandum and articles of association and by the BVI Business Companies Act (as amended) (the “BVI Act”) and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. Moreover, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

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As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Risk of selling shareholders and broker-dealers or agents being deemed statutory underwriters; investors’ cause of action limited.

The selling shareholders and any broker-dealers or agents that are involved in selling shares offered by the selling shareholders may be considered to be underwriters within the meaning of the Securities Act for the sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. Any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act. Any purchaser acquiring ordinary shares covered by this registration statement may initiate legal proceedings against the parties enumerated under Section 11 of the Securities Act of 1933, including any person who signed the registration statement and the Company’s directors. The selling shareholders will have potential liability for a mistake in the Company's prospectus as well. The ability of an investor to pursue an action against a selling shareholder may be difficult, and the likelihood of recovery may be minimal.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds received by us may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industry and the regulatory environment in which we and companies integral to our ecosystem operate. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our growth strategies;

•	our future business development, financial condition and results of operations;

•	competition in our industry;

•	fluctuations in general economic and business conditions in Taiwan;

•	expected changes in our revenues and certain cost and expense items and our operating margins;

•	the regulatory environment in which we and companies integral to our business operate;

•	our proposed use of proceeds from this offering; and

•	assumptions underlying or related to any of the foregoing.

The global economy and Taiwan may not grow at the rates projected by market data, or at all. The failure of these industries or markets to grow at the projected rates may have a material adverse effect on our business, financial condition and results of operations and the market price of the ordinary shares. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from our offering of approximately US$13.65 million at minimum and $46.2 million at maximum, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$5 per share, the price shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$5 per share would increase (decrease) the net proceeds to us from our offering by US$2.79 million at minimum and $9.3 million at maximum, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We plan to use the net proceeds of our offering for business development purposes, which may include but not limited to investment in the development and construction of Phase I of the Royal Country Club Spa & Resort, the early-stage operation thereof, capital expenditures thereof, sales and marketing activities, construction of technology infrastructure, engaging architectural, entertainment and managerial professionals, capital expenditures and all other expenses and costs related to our business development. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

The following chart provides the approximate distribution of proceeds from this offering in the event that we are able to raise $15 million, $30 million and $50 million.

Use of Proceeds on Various Projects	Capital Raised	$15 million	$30 million	$50 million
Lakeshore Garden in the Golf Course	Acreage	6.4	6.4	6.4
	Estimated cost	$1,200,000	$1,200,000	$1,200,000
Hot Spring Garden	Acreage	37.066	37.066	37.066
	Estimated cost	$2,400,000	$2,400,000	$2,400,000
Land Luge	Acreage	6.178	6.116	6.116
	Estimated cost	$3,790,000	$3,790,000	$3,790,000
Natural Hot Spring	Estimated cost	$1,500,000	$1,500,000	$1,500,000
Camping Facilities (1)	Estimated cost	$200,000	$200,000	$200,000
Tea Tree Oil Serum Massage	Building and Decoration	31,968 sqft	31,968 sqft	31,968 sqft
	Estimated cost of Equipment	$3,700,000	$3,700,000	$3,700,000
	Estimated Cost of Serum Products and Operational Capital	—	$2,210,000	$2,210,000
Golf Course Clubhouse	Acreage	—	1.032	1.032
	Estimated cost	—	$5,400,000	$5,400,000
Japanese Styled Pavilion	Number of Pavilions	—	2	2
	Estimated cost	—	$320,000	$320,000
Event Venue for Conference and Weddings	Square Feet	—	21,700	21,700
	Estimated cost	—	$2,700,000	$2,700,000
Shopping and Entertainment Village	Square Feet	—	27,599	27,599
	Estimated cost	—	$3,500,000	$3,500,000
One Hotel and Affiliated Facilities (2)	Square Feet	—	—	129,047
	Estimated cost	—	—	$20,000,000
Estimated Total Cost		$13,000,000	$27,000,000	$47,000,000

(1)	Includes 200 camping sites, outdoor tables, grillers, bathing rooms, sewage, electricity lines, inroads and boardwalk.
(2)	Includes an activity center, an outlook spot and a swimming pool.

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We need raise additional funds in the form of either equity or debt, the proceeds of which will be used towards the completion of the construction and development of the entire Royal Country Club Spa & Resort as contemplated. We estimate that we will be in need of approximately $150,000,000 to construct the second phase of the Royal Country Club Spa & Resort and start initial operations thereof, assuming that we are able to raise the maximum amount as set forth in the table of “Calculation of Registration Fee.” As of the date, we have not decided on the specific types and sources of financing we will pursue in order to raise additional funds to complete the construction and development of the second phase of the Royal Country Club Spa & Resort.

The foregoing represents our current intention based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, fixed-income instruments or on-demand deposits at various credit institutions. We currently do not anticipate applying any portion of the proceeds of our offering to retire any of our existing and outstanding debts.

In using the proceeds of our offering, we are permitted under Taiwan laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in Taiwan only through loans or capital contributions and to our consolidated variable interest entity only through loans, subject to the approval of government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in Taiwan or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to obtain approval from the Ministry of Economic Affairs or its local counterparts, which will decide within 90 days after receiving the application. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital. Such loans must be registered with State Administration of Foreign Exchange (“SAFE”) or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

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DIVIDEND POLICY

Our Board of Directors has discretion on whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our company may only pay dividends out of profits, and provided that immediately following payment of such dividend, the value of the Company’s assets would exceed its liabilities and our company is able to pay its debts as they fall due in the ordinary course of business. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after our offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the British Virgin Islands. We may rely on dividends from our Subsidiaries in Taiwan to provide liquidity, including any payment of dividends to our shareholders. Taiwan regulations may restrict the ability of our Subsidiaries to pay dividends to us. See “Regulation— Regulations on Dividend Distribution” and “Taxation—Republic of China Taxation.”

We do not expect to pay dividends in the foreseeable future. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

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CAPITALIZATION

The following table sets forth our capitalization, including all of the Subsidiaries’ capitalization, as of June 30, 2017:

•	on an actual basis;

•	on an as adjusted basis to reflect the sale of ordinary shares in a minimum amount of 3,000,000 shares and in a maximum amount of 10,000,000 shares by us in our offering at an assumed initial public offering price of US$5 per share, as shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjusted information below is illustrative only and our capitalization following the completion of our offering is subject to adjustment based on the initial public offering price of the ordinary shares and other terms of our offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2017
				Pro Forma
	Actual	Pro Forma(1)		As Adjusted
	(Restated)	Minimum	Maximum	Minimum	Maximum
Line of credit	$1,832,126	$-	$-	$1,832,126	$1,832,126
Current portion of long-term bank loan	574,316	279,790	279,790	854,106	854,106
Long-term bank loan, net of current portion	2,939,893	(279,790)	(279,790)	2,660,103	2,660,103
Due to shareholders	49,183,789	(46,044,534)	(46,044,534)	3,139,255	3,139,255
Notes payable	11,169,848	(6,117,181)	(6,117,181)	5,052,667	5,052,667
Total debt	65,699,972	(52,161,715)	(52,161,715)	13,538,257	13,538,257

Shareholders’ equity:
Share capital:
ordinary shares, $0.01 par value, 200,000,000 shares authorized, 30,672,090 shares issued and outstanding, actual; ordinary shares, $0.01 par value, 200,000,000 shares authorized, 13,232,118 shares at minimum and 20,232,118 shares at maximum issued and outstanding, pro forma; ordinary shares, $0.01 par value, 200,000,000 shares authorized, 43,904,208 shares at minimum and 50,904,208 shares at maximum issued and outstanding, pro forma as adjusted	306,721	132,321	202,321	439,042	509,042
Additional paid-in capital	10,656,247	59,462,213	91,942,213	70,118,460	102,598,460
Accumulated other comprehensive income	(779,454)			(779,454)	(779,454)
Accumulated deficit	(74,421,516)	33,624,558	33,624,558	(40,796,958)	(40,796,958)
Total shareholders’ equity(deficit)	(74,302,227)	93,219,092	125,769,092	18,916,865	51,466,865

Total capitalization	$(8,602,255)	$41,057,377	$73,607,377	$32,455,122	$65,005,122

(1)	The pro forma data as of June 30, 2017 gives effect to reflect (i) the sale of ordinary shares in a minimum amount of 3,000,000 shares in this Offering at an assumed initial public offering price of US$5 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by Imperial Garden, (ii) the amounts of $46,044,534 due to the shareholders were converted to capital contribution pursuant to the debt conversion agreements entered by and among Yao-Teh, Ta-Teh-Fu, and Mr. Fun-Ming Lo on August 1, 2017, (iii) the Settlement Agreement entered by and between Mr. Chen-Yu Lian and Yao-Teh to forgive and cancel all the accrued interest of TWD 680,411,840, equivalent to $22,396,703, and reduce the debt amount to NTD 150,000,000, equivalent to $4,937,460, on July 25, 2017, and (iv) a letter of consent (the "Consent Letter") given by Taiwan Cooperative Bank on November 1, 2017. Pursuant to the Consent Letter, Taiwan Cooperative Bank agreed to Yao-Teh's debt restructuring proposal, including the repayment schedule on the principal of loan starting from December 15, 2017 through December 31, 2022 and the settlement by reducing Yao-Teh's accrued interest from NTD 225,785,444 ( approximately $7.5 million) to NTD 69,117,993 (approximately $2.3 million). The accrued interest would be fixed in the amount of NTD 69,117,993, approximately $2.3 million, without any additional interest to accrue on the principal or interest portion of the loan.

40

DILUTION

If you invest in the ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after our offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value on a consolidated basis as of June 30, 2017 was approximately US$(74,598,396), or US$(2.43) per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from our offering, from the assumed initial public offering price of US$5 per ordinary share, which is the estimated initial public offering price set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after June 30, 2017, other than to give effect to our sale of the ordinary shares offered in our offering at the assumed initial public offering price of US$5 per share, the assumed initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2017 would have been US$(61,048,396) at minimum and US$(28,498,396) at maximum, or US$(1.81) per share at minimum and US$(0.70) per share at maximum. This represents an immediate increase in net tangible book value of US$0.62 per share at minimum and US$1.73 per share at maximum to the existing shareholders and an immediate dilution in net tangible book value of US$(6.81) per share at minimum and US$(5.70) per share at maximum to investors purchasing ordinary shares in our offering.

The following table illustrates such dilution:

	Per Ordinary Share
	Minimum	Maximum
Assumed initial public offering price	$5	5
Net tangible book value as of June 30, 2017	$(2.43)	(2.43)
As adjusted net tangible book value after giving effect to our offering	$(1.81)	(0.70)
Amount of dilution in net tangible book value to new investors in our offering	$6.81	5.70

A $1.00 increase (decrease) in the assumed public offering price of US$5 per share would, after giving effect to our offering, increase (decrease) our as adjusted net tangible book value by US$3,000,000 at minimum and US$10,000,000 at maximum, the as adjusted net tangible book value per share by $0.09 per share at minimum and US$0.25 per share at maximum and the dilution in as adjusted net tangible book value per ordinary share and per share to new investors in our offering by US$0.91 per share at minimum and US$0.75 per share at maximum, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

On August 1, 2017, Mr. Fun-Ming Lo converted the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534 into ordinary shares of the Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares. This conversion reflects an immediate dilution of $0.5 per share to investors who will purchase our ordinary shares through our offering.

41

Giving effect to changes in net tangible book value after June 30, 2017, our sale of the ordinary shares offered in our offering at the assumed initial public offering price of US$5 per share, the assumed initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2017 would have been US$(15,003,862) at minimum and US$17,546,138 at maximum , or US$(0.34) per share at minimum and US$0.34 per share at maximum. This represents an immediate increase in net tangible book value of US$0.36 per share at minimum and US$1.04 per share at maximum to the existing shareholders and an immediate dilution in net tangible book value of US$(5.34) per share at minimum and US$(4.66) per share at maximum to investors purchasing ordinary shares in our offering.

The following table illustrates such dilution giving effects to all the changes occurred after June 30, 2017 as of the date of this prospectus:

	Per Ordinary Share
	Minimum	Maximum
Assumed initial public offering price	$5	5
As adjusted net tangible book value as of June 30, 2017	$(0.70)	(0.70)
As adjusted net tangible book value after giving effect to our offering and changes after June 30, 2017	$(0.34)	0.34
Amount of dilution in net tangible book value to new investors in our offering	$5.34	4.66

The following table summarizes, on an as adjusted basis as of the date of this Registration Statement, the differences between existing shareholder and the new investors with respect to the minimum number of ordinary shares (in the form of ordinary shares) purchased from us, the total consideration paid and the average price per ordinary share and per share paid before deducting the underwriting discounts and commissions and estimated offering expenses.

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					Average
	Ordinary Shares				Price Per
	Purchased		Total Consideration		Ordinary
	Number	Percent	Amount	Percent	Share
	(in $ thousands, except for share, per share and per share data, and percentages)
Existing shareholders	40,904,208	93.2%	$46,048	75.4%	$1.05
New investors	3,000,000	6.8%	15,000	24.6%
Total	43,904,208	100.0%	$61,048	100.0%	$5.00

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of our offering is subject to adjustment based on the actual initial public offering price of the ordinary shares and other terms of our offering determined at pricing.

43

EXCHANGE RATE INFORMATION

Certain of our revenues and expenses are denominated in NTD. This prospectus contains translations of NTD amounts into U.S. dollars at specific rates. We used a rate of NTD 30.38 to $1 USD for the account balance on the Balance Sheet as of June 30, 2017 and a rate of NTD 30.625 to $1 USD for the balances on the Statement of Operations for the six months ended June 30, 2017. Unless otherwise noted, all the amounts of translations from NTD to U.S. dollars and from U.S. dollars to NTD described in this prospectus were estimated at the respective exchange rates set forth in the H.10 statistical release of the Federal Reserve Board (the “Noon Buying Rate”) when the underlying transactions occurred. We make no representation that any NTD or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NTD, as the case may be, at any particular rate, at the rates stated below, or at all. The Taiwan government imposes control over its foreign currency reserves in part through direct regulation of the conversion of NTD into foreign exchange and through restrictions on foreign trade. On February 2, 2018, the Noon Buying Rate was NTD29.32 to US$1.00.

The following table sets forth information concerning exchange rates between the NTD and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

		Noon Buying Rate
Period	Period end	Average(1)	Low	High
		(NTD per US$1.00)
2013	29.83	29.73	29.42	30.03
2014	31.60	30.38	29.87	31.60
2015	32.79	31.80	32.98	30.64
2016	32.40	32.22	31.05	33.74
2017	29.64	30.40	29.64	32.37
2018
January	29.16	29.40	29.05	29.61

Sources: Federal Reserve Statistical Release H.10(512), from the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov.

(1)	Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

44

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange controls or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

•	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in Taiwan, and substantially all of our assets are located in Taiwan. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Maples Corporate Services (BVI) Limited, as our agent in the British Virgin Islands upon whom process may be served in any action brought against us under the securities laws of the United States.

45

Maples and Calder, our legal counsel as to British Virgin Islands law, and Sha Hung Law Firm, our legal counsel as to Taiwanese law, have advised us, respectively, that there is uncertainty as to whether the courts of the British Virgin Islands and Taiwan, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	certain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands will not recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Maples and Calder has advised us that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the court of the British Virgin Islands, provided such judgment:

•	is given by a foreign court of competent jurisdiction;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final and there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	is not in respect of taxes, a fine or a penalty or similar fiscal revenue obligations; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

Sha Hung Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the Civil Law of Taiwan. Taiwan courts may recognize and enforce foreign judgments in accordance with the requirements of Section 402 of the Civil Procedure of Taiwan and Article 4 Section 1 of the Enforcement Act of Taiwan based either on treaties between Taiwan and the country where the judgment is made or on principles of reciprocity between jurisdictions. Taiwan does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the Section 401 of the Civil Procedure of Taiwan Law, courts in Taiwan will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Taiwan Law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a Taiwan court would enforce a judgment rendered by a court in the United States or the British Virgin Islands. Under the Civil Law, foreign shareholders may originate actions based on Civil law against us in Taiwan, if they can establish sufficient nexus to Taiwan for a Taiwan court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to Taiwan by virtue only of holding the ordinary shares.

46

Corporate Structure

We own 100% of the issued and outstanding shares of HUANG JIA Country CLUB and Recreation Inc. (“Huang Jia”), a company incorporated on March 3, 2015 in Republic of Seychelles, which, in turn, owns 99.6% of the issued and outstanding shares in Yao-Teh, a company that was incorporated in May 1988 under the laws of Taiwan, R.O.C. and is in the business of developing, constructing, and operating golf course facilities. In addition, Huang Jia owns all of the issued and outstanding shares of Ta-Teh-Fu. Ta-Teh-Fu was incorporated in June 2001 under the laws of Taiwan, R.O.C. and is in the businesses of leasing golf carts and machinery and equipment to clients, including Yao-Teh.

On August 12, 2016, the sole owner and member of Ta-Teh-Fu sold all her membership interest in Ta-Teh-Fu to Huang Jia under the terms set forth in a Membership Interest Purchase Agreement. On August 23, 2016, Huang Jia purchased 99.6% of the issued and outstanding shares of common stock of Yao-Teh from three shareholders of Yao-Teh, pursuant to that certain Share Purchase Agreement. On October 12, 2016, all shareholders of Huang Jia exchanged all their shares in Huang Jia for ordinary shares of the Company pursuant to a Share Exchange Agreement.

The following chart illustrates our current organizational structure:

Corporate Information

Our principal executive offices are located at 106 Zhouzi Street, 4th Floor, 4E, Neihu District, Taipei, Taiwan (Republic of China) 11493. Our telephone number is 886-2-2658-2927 and our fax number is 02-2658-3114.

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations for the years ended December 31, 2015 and December 31, 2016, and selected consolidated balance sheet as of December 31, 2015 and December 31, 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The following selected consolidated statement of operations for the three months and six months ended June 30, 2017 and 2016 and the selected consolidated balance sheet as of June 30, 2017 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the years ended December 31,
	2016	2015

Revenues, net	$1,278,551	$1,213,410
Cost of revenues	1,785,289	2,033,716
Gross profit (loss)	(506,738)	(820,306)
Selling, general and administrative expenses	983,725	622,901
Loss from operations	(1,490,463)	(1,443,207)
Other income (expense)
Interest income	1,938	1,853
Interest expense	(1,861,617)	(1,893,736)
Other income - leasing	46,659	44,020
Loss on litigation settlement	-	(472,526)
Total other income (expenses)	(1,813,020)	(2,320,389)
Loss before income taxes	(3,303,483)	(3,763,596)
Provision for income tax	-	-
Net loss	$(3,303,483)	$(3,763,596)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Restated)		(Restated)
	(Unaudited)
Revenues, net	$626,747	$336,362	$1,200,253	$545,970
Cost of revenues	463,793	353,702	846,357	810,324
Gross profit (loss)	162,954	(17,340)	353,896	(264,354)
Selling, general and administrative expenses	10,327,373	181,635	10,594,807	322,553
Loss from operations	(10,164,419)	(198,975)	(10,240,911)	(586,907)
Other income (expense)
Interest income	-	1	-	1,773
Interest expense	(95,246)	(454,243)	(194,338)	(911,443)
Other income - leasing	18,143	1,048	35,825	23,838
Total other income (expenses)	(77,103)	(453,194)	(158,513)	(885,832)
Loss before income taxes	(10,241,522)	(652,169)	(10,399,424)	(1,472,739)
Provision for income tax	-	-	-	-
Net loss	(10,241,522)	(652,169)	(10,399,424)	(1,472,739)

48

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a holding company that, through our Subsidiaries, owns and operates a golf course and plans to develop and operate entertainment facilities for the contemplated Royal Country Club Spa & Resort, including hotels and spas, focused primarily on the East Asia market. We are a holding company of the following principal operating Subsidiaries: Yao-Teh, which holds part of the land upon which the Royal Country Club golf course is built and the Royal Country Club Spa & Resort will be constructed; Ta-Teh-Fu, which owns and leases almost all of its golf machinery and equipment to Yao-Teh and holds the rest of the entire parcel of land where the golf course and the Royal Country Club Spa & Resort will be located; and Huang Jia, a corporation currently managing and operating the Royal Country Club. Our future operating results are subject to significant economic, regulatory and competitive uncertainties and risks, many of which are beyond our control. See “Risk Factors—Risks Relating to Our Early Stage Development and Our Operations in General.”

Existing operations

The Royal Country Club has grown rapidly since the opening of the eighteen-hole golf course with the capacity to accommodate up to 1,300 players per day. In the fiscal year ended December 31, 2015 and 2016, we generated revenue of $1,213,410 and $1,278,551, respectively, substantially all of which was from the operations of the Royal Country Club. During the six months ended June 30, 2017 and June 30, 2016, we generated revenue of $1,200,253 and $545,970, respectively, substantially all of which was from the operations of the Royal Country Club.

Yao-Teh, Ta-Teh-Fu, and Huang Jia became our Subsidiaries in August and October 2016, when Huang Jia purchased 99.6% of Yao-Teh’s issued and outstanding shares and all of the membership interest in Ta-Teh-Fu and thereafter all shareholders of Huang Jia exchanged their shares of Huang Jia for ordinary shares of Imperial Garden & Resort. As a result of the share exchange and purchases described herein, Imperial Garden & Resort owns 100% of the issued and outstanding ordinary shares of Huang Jia, which in turn owns 100% of Ta-Teh-Fu’s membership interest and 99.6% issued and outstanding shares of Yao-Teh. In October 2016, we reorganized our corporate structure and consolidated our financial statements to reflect the transactions described above.

Development Projects

•	The Royal Country Club Spa & Resort. We began to design the Royal Country Club Spa & Resort in the first quarter of 2015 and we have signed service contracts with a certain established architecture firm, hotel management company and resort and recreation facility design firm. We are targeting completion of Phase I of the Royal Country Club Spa & Resort and open the first hotel before the end of the fourth quarter of 2019. Phase I is expected to include completion of first hotel with approximately 250 rooms and suites under the Holiday Inn brand name together with a full hot spring spa, gardens, restaurants and bars. We estimate that we will open Phase II of the Royal Country Club Spa & Resort approximately in the fourth quarter of 2021. The second hotel to be built during Phase II is likely to be named under the Crowne Plaza brand with approximately 150 rooms and suites scheduled to open in 2021. The construction and operation of both phases are subject to the grant of imperative licenses, land reclassification and compliance with Taiwanese law.

49

Factors Affecting Our Operating Results

Operation license for the golf course

Currently, we have the miscellaneous use license to operate the 18-hole golf course. Although we have the necessary licenses to construct a 36-hole golf course, we are required to amend our golf course development plan to reflect the change to the construction and operation of the 18-hole golf course from a 36 hole golf course. Yi-Cheng Huang, our in-house consultant, is amending our golf course development plan, reclassifying the land use and applying for the official operation license for the 18-hole golf course. Yi-Cheng Huang is responsible for preparing the relevant documents, including the Land and Water Reservation Plan and the Environmental Impact Report, revising the application materials to satisfy the comments and requirements from the Miaoli County, reclassifying our land as golf special district for entertainment purposes and thereafter submitting the application for the operation license. If we fail to obtain the operation license in a timely manner or at a reasonable cost, our golf course operation will remain limited to the testing stage, without the qualification to hold golf tournaments.

Liabilities and security interest on our land

As of June 30, 2017 and the date of this prospectus, we have accumulated liabilities of approximately $45.5 million and $13 million from various banks and individual lenders that hold security of different priorities on our land which is crucial to our golf course operations and the development of the planned Royal Country Club Spa & Resort. We will face the risks of foreclosure on our land if we fail to pay off the debts due in a timely manner or fail to restructure and refinance the debts. Change of ownership or control of the land or imposition of restrictions on the land will likely affect our current business operations and development plans.

Visitation to Taiwan

After the Taiwan government relaxed the restrictions on mainland China visitors to Taiwan, visitation to Taiwan between 2008 and 2014 increased 160% during the seven-year period, jumping from approximately 3.8 million to approximately 9.9 million per year according to the data from the Tourism Bureau of M.O.T.C. Visitors from China comprised 40% of the Taiwan market. We believe that visitation and tourism revenue growth for the Taiwan market have been, and will continue to be, driven by a combination of factors, including liberalization of restrictions on travel to Taiwan from China, ease of currency restrictions to permit Chinese citizens to take larger sums of foreign currency out of China when they travel, a growing middle class in Asia with more disposable income and infrastructure improvements that are expected to facilitate more convenient travel to and within Taiwan. The recent cease of talk between China and Taiwan has contributed to the abrupt 30% decline of visitation from China to Taiwan. The change of relationship between China and Taiwan is a crucial and uncontrollable factor that has a substantial impact on the Taiwan tourism.

Overview of Financial Results

Revenues

Our revenues primarily consisted of greens fee charged for playing golf on the Royal Country Club from members and non-members and non-refundable membership initiation fees. During the fiscal year ended December 31, 2016, we derived revenue from sale of membership, green fees and leasing in an amount of $1,278,551. And for the fiscal year ended December 31, 2015, the revenue from sale of membership, green fees and leasing mounted to $1,213,410. The revenue generated during the years of 2016 and 2015 are not substantially different.

Other operating income

Other operating income comprises revenues that are not generated in the ordinary course of business. We generated income for renting to Miaoli Sports Center and Miaoli Conference Center and for providing spaces to Telecommunication service providers for interference of base stations. The revenues from leasing were $46,659 and $44,020 for the years ended December 31, 2016 and 2015, respectively.

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Liabilities, security and contingencies

As of December 31, 2016, we and our Subsidiaries have outstanding balances with credit institutions and individual persons that hold security interest on our land in various manners. Our bank loans, categorized by the borrowing entities in fiscal year 2016 and 2015, were as follows:

	December 31,
	2016	2015
Bank loans from Ta-Teh-Fu	$1,803,086	$1,949,985
Bank loans from Yao-Teh	$3,530,608	$4,685,931
Total	$5,333,694	$6,635,916

In addition to bank loans, Cheng-Yu Lian, an individual person, held a lien on the land owned by Yao-Teh because of a loan agreement entered into by and between Geng-Meng Lin, the then vice president of Yao-Teh, and Cheng-Yu Lian on June 25, 1993. As of December 31, 2016 and December 31, 2015, the loan balance was $10,365,432 and $10,242,147, respectively. As of December 31, 2016 and December 31, 2015, the accrued interest balance was $21,000,366 and $19,275,721, respectively. On July 25, 2017, Mr. Chen-Yu Lian and Yao-Teh executed the Settlement Agreement whereby Mr. Lian agreed to cancel approximately $22.4 million of interest accrued on the notes payable owed by Yao-Teh to Mr. Lian. In addition, pursuant to the Settlement Agreement, the principal of the notes payable is reduced to NT$150,000,000 (approximately $4.9 million U.S. dollars) from the original amount of NT$335,840,000 (approximately $11 million U.S. dollars). Thus, as of the date of this registration statement, we owed Mr. Lian in the aggregate amount of NT$150,000,000 (approximately $4.9 million U.S. dollars).

Furthermore, as of June 30, 2017 and December 31, 2016, Yao-Teh recorded an accrued litigation settlement of approximately $82,291 and $231,481, respectively, owed to Lang-Sheng Lin, an individual person, who won a settlement against Yao-Teh in a lawsuit regarding the trust registration agreement entered into by Yao-Teh and Lang-Sheng Lin. Mr. Lin agreed to transfer the title of land associated with the trust registration agreement back to Yao-Teh after Yao-Teh pays him the entire settlement.

Operating costs and expenses

The operating cost relates to the operations of the Royal Country Club, including the golf course and the snack bar.

Our operating costs and expenses have historically consisted primarily of expenses for operating the golf course, general and administrative expenses, advertising cost, depreciation of real property and equipment. Cost of revenues was $1,785,289 for the year ended December 31, 2016, a 12% decrease, compared to $2,033,716 for the year ended December 31, 2015. The decrease was mainly due to less one-time charged repair and maintenance costs incurred during 2016.

Selling, and general and administrative expenses consist primarily of salaries and benefits paid to our administrative and finance personnel, cleaning, maintenance and overhead costs and general costs associated with our corporate offices and professional services fees. We expect our total general and administrative expenses to increase as we hire additional personnel for our corporate offices and new resort operations and as we incur costs associated with our obligations as a listed company.

The depreciation of property and equipment is calculated on the straight-line method, including property and equipment under capital leases, based on the following useful lives:

Estimated Life in Years
Land improvements	50
Buildings and building improvements	15
Machinery and equipment	5
Office equipment	5

The non-refundable membership initiation fees are amortized on a straight line basis upon the inception of the Royal Country Club over the estimated life of fifty years. During the fiscal year ended December 31, 2016 and 2015, we recorded the amortization of the non-refundable membership initiation fees in an amount of $251,720 and $248,726, respectively.

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Interest Expense

Interest expense consisted of interest expenses with respect to advances from Taiwan Cooperative Bank, Taiwan Business Bank, and various individual lenders. During the fiscal year ended December 31, 2016 and 2015, we paid interest expenses in amounts of $34,139 and $39,410, respectively.

We and our Subsidiaries accrued interest expenses in aggregate amounts of $1,827,478 and $1,854,326 during the fiscal years ended December 31, 2016 and 2015, respectively.

The shareholder who provided credits to the Company or its Subsidiaries did not charge interest on his advances to us.

Income tax expenses

Imperial Garden & Resort, Inc. is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, the Company is not subject to income tax.

Our subsidiary, Huang Jia, is incorporated in Republic of Seychelles, which does not tax income.

Our subsidiaries, Yao-Teh and Ta-Teh-Fu, are incorporated in Taiwan, which imposes a unified enterprise income tax at the rate of 17% on all enterprises with taxable income greater than approximately NT$120,000, equivalent to approximately $3,660. Because the Company and its Subsidiaries suffered operating losses during the periods ended December 31, 2016 and 2015, no income tax liabilities existed as of December 31, 2016 and 2015.

Results of Operations

The following discussion relates to our consolidated results of operations, financial condition and capital resources. You should read this discussion in conjunction with our consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

Revenue

	For the fiscal year ended
	December 31,		Increase
	2016	2015	(Decrease)
Revenue:	$1,278,551	$1,213,410	$65,141

Other income:

Other income- leasing	$46,659	$44,020	$2,639

Total revenue	$1,325,210	$1,257,430	$67,780

Income derived from sales of membership initiation fees and admission fees increased by $65,141, or 5.37%, from $1,213,410 in the fiscal year ended December 31, 2015 to $1,278,551 in fiscal year ended December 31, 2016 because we generated substantial income from the green fees in the fiscal year of 2016.

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Leasing revenue increased by $2,639, or 6.0%, from $44,020 in fiscal year ended December 31, 2015 to $46,659 in fiscal year ended December 31, 2016, which was not considered a substantial change.

Expenses

	For the fiscal year ended
	December 31,		Increase
	2016	2015	(Decrease)
Selling, general and administrative expenses	$983,725	$622,901	$360,824

Other expenses:

Interest expenses	$1,861,617	$1,893,736	$(32,119)

Loss on litigation settlement	$-	472,526	(472,526)

Total expenses	$2,845,342	$2,989,163	$(143,821)

Selling, and general and administrative expenses has increased by approximately 58% to $983,725 for the year ended December 31, 2016 compared to $622,901 for the year ended December 31, 2015. Such increase was primarily attributable to the increase in payroll expenses and employees’ labor and health insurances, and professional service fees.

Litigation expenses in an amount of $472,526 were incurred in the fiscal year ended December 31, 2015 only, not in fiscal year ended December 31, 2016 because we recorded a loss for the obligation of paying settlement for a lawsuit in the amount of $472,526, half of which was paid and transferred to the other party in the lawsuit during the period ended December 31, 2015.

Foreign exchange translation

A foreign exchange loss of $708,209 was recorded in the fiscal year ended December 31, 2016 compared to a gain of $2,452,250 in the fiscal year ended December 31, 2015 reflecting the adjustment of the balances of foreign currency assets and liabilities at the prevailing exchange rates except for those foreign currencies denominated investments in the ordinary shares of the Company, the difference of which is accounted for as translation adjustments under stockholders’ deficit.

Loss for the period

As a result of the foregoing, our loss attributable to our common stock shareholders for the period after income tax decreased by $472,167, or 12.55%, from $3,763,596 in fiscal year ended December 31, 2015 to $3,291,429 in fiscal year ended December 31, 2016.

Given our and our Subsidiaries’ history of recent losses, we have not recognized any significant deferred tax assets as of December 31, 2016 and 2015.

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Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Revenue

	For the six months ended
	June 30,		Increase
	2017	2016	(Decrease)
Revenue:	$1,200,253	$545,970	$654,283

Other income:

Other income- leasing	$35,825	$23,838	$11,987

Total revenue	$1,236,078	$569,808	$666,270

Our revenues primarily consisted of greens fee charged for playing golf on the Royal Country Club from members and non-members and non-refundable membership initiation fees. Net revenue has increased by $654,283, or 120%, from $545,970 for the six months ended June 30, 2016 to $1,200,253 for the six months ended June 30, 2017. The increase was mainly attributable to the increase in greens fee charged for playing golf on the Royal Country Club from members and non-members. We had approximately 25,473 members and non-members playing golf during the six months ended June 30, 2017, representing an increase of 5,571, or 28%, as compared to approximately 19,902 members and non-members playing golf for the same period in 2016.

Leasing revenue increased by $11,987, or 50%, from $23,838 in the six months ended June 30, 2016 to $35,825 in the six months ended June 30, 2017 primarily because of the increase in payments from restaurants and bars. The leasing revenue derived from restaurants and bars has increased to $13,294 during the six months ended June 30, 2017, reflecting an increase of $11,766, or 770%, as compared to $1,528 for the same period last year.

Expenses

	For the six months ended
	June 30,		Increase
	2017	2016	(Decrease)
Selling, general and administrative expenses	$10,594,807	$322,553	$10,272,254

Other expenses:

Interest expenses	$194,338	$911,443	$(717,105)

Total expenses	$10,789,145	$1,233,996	$(9,555,149)

Selling, and general and administrative expenses has increased by approximately $10,272,254, or 97%, to $10,594,807 for the six months ended June 30, 2017 compared to $322,553 for the six months ended June 30, 2016. Such increase was primarily attributable to the occurrence of one-time share based compensation expense of $10,064,225.

Interest expenses decreased by $717,105, or 79%, to $194,338 for the six months ended June 30, 2017 compared to $911,443 for the six months ended June 30, 2016. On July 25, 2017, Mr. Lian and Yao-Teh executed a settlement agreement whereby Mr. Cheng-Yu Lian agreed to cancel approximately $22,400,000 of interest accrued on the notes payable. In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NTD 150,000,000 (approximately $4.9 million) with no additional interest expenses accrued. As a result, we did not accrue interest expenses due to Mr. Lian for the six months ended June 30, 2017.

Foreign exchange translation

Foreign currency translation loss of $4,598,264 was recorded in the six months ended June 30, 2017 compared to foreign currency translation loss of $1,178,010 in the six months ended June 30, 2016, reflecting the adjustment of the balances of foreign currency assets and liabilities at the prevailing exchange rates on the balance sheet dates except for those foreign currencies denominated investments in the ordinary shares of the Company, the difference of which is accounted for as translation adjustments under stockholders’ deficit.

Loss for the period

As a result of the foregoing, our loss attributable to our common stock shareholders for the period after income tax increased by $8,931,525, or approximately 609%, from $1,466,907 in the six months ended June 30, 2016 to $10,398,432 in the six months ended June 30, 2017.

Given our and our Subsidiaries’ history of recent losses, we have not recognized any significant deferred tax assets as of June 30, 2017 and December 31, 2016.

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Liquidity and Capital Resources

We have incurred net losses and negative cash flows during the fiscal years ended December 31, 2016 and 2015 and as of December 31, 2016 we accumulated net losses of $3,291,429 attributable to us. During the six months period ended June 30, 2017, we incurred net losses of $10,398,432 attributable to us. We anticipate that we will continue to incur losses for at least the rest of this fiscal year and next fiscal year as we develop the Royal Country Club Spa & Resort. We expect that our general and administrative expenses will continue to increase as we continue expanding our staff personnel. Also we need additional capital to fund our development, construction and operations of the contemplated Royal Country Club Spa & Resort.

We had bank loans, including current and non-current borrowings, in aggregate amounts of $5,333,694 and $6,635,916 respectively in the fiscal years ended December 31, 2016 and 2015.

As of June 30, 2017 and December 31, 2016, we had cash and cash equivalents of $102,483 and $26,832. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our excessive cash and cash equivalents are held in high quality credit institutions. We do not enter into financial instruments for hedging, trading or speculative purposes.

As of December 31, 2016, the Company owed Mr. Chen-Yu Lian approximately NTD 335 million (or approximately $10.4 million) in principal and $21 million in accrued but unpaid interest. In 1993,  the Company did not recognize the said loan owed to Mr. Chen-Yu Lian (the “Chen-Yu Lian Loan”), and as such, the loan was not reflected on the Company’s financial statements at that time because the loan was made pursuant to a loan agreement (the “Chen-Yu Lian Loan Agreement”) between two individuals, Mr. Chen-Yu Lian and Mr. Geng-Meng Lin, who was then the Vice-President Yao-Teh, one of the subsidiaries of the Company.

In securing such loan, Mr. Lin represented to Mr. Chen-Yu Lian that he acted on behalf of Yao-Teh for purposes of obtaining the short-term loan. Mr. Lian relied on an authorization letter (the “Geng-Meng Lin Authorization Letter”) executed by Mr. Lo stating that Mr. Geng-Meng Lin was authorized to seek loans on behalf of Yao-Teh for its working capital. On June 25, 1993, Mr. Chen-Yu Lian and Mr. Geng-Meng Lin entered into the Chen-Yu Lian Loan Agreement, pursuant to which Mr. Lian provided a loan of approximately NTD 400 million, with an interest rate of 1.2% per month, secured by the land owned by Yao-Teh, for a term of six months.

The Company has represented that it did not receive the proceeds from the said loan. Since the said loan was not repaid in a timely manner, Mr. Chen-Yu Lian filed a payment demand against the Company in a Taiwanese court (the “Taiwanese Court”). On January 16, 2008, based on the Geng-Meng Lin Authorization Letter and Chen-Yu Lian Loan Agreement, the Taiwanese Court issued an order requiring Yao-Teh to pay Mr. Lian a principal amount of approximately NTD 335 million ($10.3 million) with accrued and unpaid interest at the rate of 14.4% per annum that started accruing from December 6, 2002.

As a result of the court order, the Company recorded the Chen-Yu Lian Loan in the principal amount of approximately NTD 335 million as of December 6, 2002. The principal amount of the said loan was recognized as non-current liabilities- notes payable on the Company’s consolidated balance sheet. The interest accrued on such loan was recorded under current liabilities- accrued expenses and other current liabilities on the Company’s consolidated balance sheet.

On May 1, 2016, Mr. Chen-Yu Lian entered into an extension agreement (the “Chen-Yu Lian Extension Agreement”) with Yao-Teh agreeing to extend the repayment of the Chen-Yu Lian Loan for an infinite period of time.

On July 25, 2017, Mr. Lian and Yao-Teh executed a settlement agreement (the “Settlement Agreement”) whereby Mr. Chen-Yu Lian agreed to cancel and forgive approximately $22,400,000 of interest accrued on the notes payable. Such interest portion was recorded as part of the current liabilities in the audited financial statements of the 2016 fiscal year and the reviewed financial statements for the six months ended June 30, 2017 and 2016. In addition, pursuant to the Settlement Agreement, the principal of the notes payable was reduced to NTD 150,000,000 (approximately $4.9 million) from the original amount of $335,840,000 NTD (approximately $11 million). The creditor agreed not to demand the repayment of the principal portion in the near future.

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On May 16, 2017, Mr. Fun-Ming Lo and the Company entered into the “Line of Credit Agreement, pursuant to which Mr. Lo agreed to provide, upon request of the Company, advances to fund the operations of the Company in a maximum amount of $3,000,000 in order to mitigate the shortage of working capital. In accordance with the terms of the Line of Credit Agreement, all loan amounts outstanding under such Agreement will be paid with accrued but unpaid interest on or before January 1, 2020 (the “Maturity Date”) and the Company’s Board shall approve by resolutions each request for funds under such Agreement. All loans made under this Line of Credit Agreement shall be unsecured and bear an interest rate of 2.5% per annum of the outstanding balance from time to time, payable on or before the Maturity Date.

On June 9, 2017, Yao-Teh entered into the Mengxin Line of Credit Agreement Mengxin Industrial Co., Ltd., a Taiwanese company incorporated in 1996. Mengxin is an established Taiwanese company engaged in the business of developing, manufacturing and selling sustainable synthetic construction materials in over sixty countries. Mengxin and Yao-Teh have in the past cooperated on various business projects and the principals of the two companies have a long-standing relationship.

Pursuant to the Mengxin Line of Credit Agreement, Mengxin agreed to provide Yao-Teh upon its request with loans in an aggregate amount of up to NTD 1.2 billion (approximately $39.5 million U.S. dollars). The terms of the Line of Credit shall be for a period of three years commencing on June 9, 2017. The loans shall bear interest at a rate of 4.5% per annum and shall be accrued on the outstanding balance of the loan from the occurrence date of each loan until the fifth year anniversary of each loan. Yao-Teh shall pay interest on the outstanding balance of each loan and pay the principal amount of each loan at the end of the respective five-year period.

To secure the amount of the loan, Mengxin will be granted a lien, in the nature of a mortgage, in the aggregate amount of the loans on the land owned by Yao-Teh. The land had an appraisal value of approximately NTD 5.6 billion (approximately $185 million U.S. dollars) according to an appraisal report dated as of June 18, 2013 and the Company’s management believes that the encumbered land has a market value of at least NTD 8 billion (approximately $265 million U.S. dollars) as of May 2017.

As of the date of this Registration Statement, Yao Teh obtained from Mengxin a loan of NTD 3.5 million (approximately $115 thousand) which will be used for the Company’s general working capital purposes.

On November 1, 2017, we entered into an agreement with the Taiwan Cooperative Bank (the “Restructuring Agreement”) to settle such long-term loan. Pursuant to the Restructuring Agreement, the loan owed to Taiwan Cooperative Bank is reduced from approximately $9.6 million to approximately $5.2 million, including the principal of NTD 89,313,959 (approximately $2.96 million) and accrued but unpaid interest of NTD 69,117,993 (approximately $2.3 million) which is fixed in such amount without any additional interest to accrue on the principal or interest portion of the new loan.

In accordance with the Restructuring Agreement, the principal portion of the new loan will be repaid over approximately five years commencing on December 15, 2017. Pursuant to such Restructuring Agreement, we shall repay $2 million NTD (approximately $65,833 U.S. dollars) on December 15, 2017, $1 million NTD (approximately $32,916 U.S. dollars) on the first day of each month for the period of January 1, 2018 to May 30, 2018, $1.5 million NTD (approximately $49,375 U.S. dollars) on the first day of each month for fifty-four months from June 1, 2018 and $1,313,959 NTD (approximately $43,251 U.S. dollars) in the month immediately after the fifty-four month period. The Restructuring Agreement provides us the right to prepay the sum of the outstanding balance and interest without penalty and the option to renegotiate the payment terms of the accrued but unpaid interest of this restructured loan. If we default on the Restructuring Agreement, Taiwan Cooperative Bank may demand us to repay the total outstanding balance of the original loan amount without the reductions stated in the Restructuring Agreement.

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Cash Flows

The following table sets forth the primary sources and uses of cash for each of the periods set forth below:

	For the year ended		For the six months ended
	December 31,		June 30,
	2016	2015	2017	2016
Net cash provided by operating activities	$182,806	$23,058	$158,453	$134,221
Net cash used in investing activities	$(88,738)	$(74,615)	$-	$-
Net cash used in financing activities	$(171,288)	$(173,889)	$(85,139)	$(84,364)
Exchange rate effect on cash and cash equivalents	6,466	(4,704)	2,337	2,493
Net increase (decrease) in cash and cash equivalents	(70,754)	(230,150)	75,651	52,350
Cash and cash equivalents at beginning of year	97,586	327,736	26,832	97,586
Cash and cash equivalents at end of year	$26,832	$97,586	$102,483	$149,936

Operating activities. For the six months ended June 30, 2017 and 2016, net cash provided by operating activities was $158,453 and $134,221, respectively. The increase in net cash provided by operating activities for the six months ended June 30, 2017 was primarily due to the decrease in the accrued expenses, other current liabilities and due to shareholders as compared to the same period in 2016. For the twelve months ended December 31, 2016 and 2015, net cash provided by operating activities was $182,806 and $23,058, respectively. We used cash raised from other current liabilities and the shareholder’s advances in all periods to fund our operations.

Investing activities. Net cash used in investing activities was $0 for the six months ended June 30, 2017 and 2016. We did not use our cash and cash equivalents in investing activities during the six months ended June 30, 2017 and 2016. Net cash used in investing activities was $88,738 and $74,615 in the fiscal year ended December 31, 2016 and 2015, respectively, which was used to purchase fixed assets for both of the fiscal years.

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Financing activities. For the six months ended June 30, 2017 and 2016, net cash used in financing activities was $85,139 and $84,364, respectively. Cash used in financing activities were spent on repaying bank loans during the six months ended June 30, 2017 and 2016 and cash provided by financing activities resulted from net proceeds of the loans of related parties in the six months ended June 30, 2017 and 2016 and net proceeds of the loans from a third party in the six months ended June 30, 3017. For the twelve months ended December 31, 2016 and 2015, net cash used in financing activities was $171,288 and $173,889, respectively. Cash used in financing activities were spent on repaying bank loans during the two fiscal years described herein and cash provided by financing activities resulted from proceeds of the loans of related parties in the fiscal years of 2016 and 2015.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. Our consolidated financial statements were prepared in conformity with U.S. GAAP. Certain of our accounting policies require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management evaluates those estimates, including those relating to the estimated lives of depreciable assets, impairment of long lived assets, contingent assets and revenue recognition. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Our significant accounting policies are detailed in “Note 3 Summary of Significant Accounting Policies” in the Company’s consolidated financial statements for the years ended December 31, 2016 and 2015. We have summarized below the accounting policies of particular importance to the portrayal of our financial position and results of operations and that require the application of significant judgment or estimates by our management.

Revenue Recognition

We recognize revenue derived from greens fees when such a fee is charged to a golf player, both member or non-member, when our services is rendered.

Revenue from non-refundable membership initiation fees is recognized over the estimated life of the facilities on a straight-line basis upon inception of the club. As of December 31, 2016 and December 31, 2015, the weighted average remaining period over which non-refundable membership initiation fees will be recognized is approximately 29 years and 30 years, respectively.

Accounts receivable and credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Concentration of credit risk with respect to trade and notes receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collaterals, but does require advance deposits on certain transactions.

Operating Results

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company and its Subsidiaries have incurred an accumulated deficit of $84,485,741 and $74,087,309 as of June 30, 2017 and December 31, 2016. The Company has generated revenue of $1,278,551 for the fiscal year ended December 31, 2016 and $1,200,253 for the six months ended June 30, 2017.

Off-Balance Sheet Arrangements

As of June 30, 2017, we have no off-balance sheet arrangements that have or are reasonably likely to have current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital resources.

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Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of June 30, 2017, we have no changes in and disagreements with accountants on accounting and financial disclosure.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks related to changes in interest rates and exchange rates.

As of December 31, 2016 and 2015, we had cash and cash equivalents of $26,832 and $97,586, respectively, primarily held in bank accounts and term deposits. Our primary exposure to market risk is interest rate sensitivity, which is affected primarily by changes in the general level of Taiwanese interest rates.

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transactions. Exchange rate differences are recognized in the consolidated income statement. We are exposed to fluctuations in foreign currencies that arise from foreign currencies held in bank accounts. Our foreign exchange exposure is primarily the U.S. dollar. Foreign currency translation risk is not hedged.

Corrections to Previously Issued Consolidated Financial Statements

On June 13, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, transferred a portion of his ordinary shares of the Company to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao in the respective amounts of approximately 20,094 and 2,271 shares, pre-stock split, as compensation for advisory services that have been rendered to the Company. On June 27, 2017, the Company issued 89 bonus shares for each share of common stock. With effect of the stock split, Mr. Ta-Chih Kuo and Ms. Shih-Han Liao increased his and her ownership interest in the Company by approximately 1,808,460 shares and 204,390 shares, respectively.

The Company determined that the value of the shares transferred should be reflected as an expense in the Company’s financial statements with a corresponding credit to contributed paid-in capital pursuant to SAB topic 5T and should be treated as a correction of an error. The ordinary share of the Company is measured at $5.00 per share pursuant to the offering price stated on the registration statement on Form F-1/A, totaling a sum of $10,064,225.

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BUSINESS

The Royal Country Club Golf Course

Business Overview

We, together with all of our Subsidiaries, currently own approximately 485.1 acres of land located in the Miaoli County, Taiwan, Republic of China (“R.O.C.”) where we operate a golf course known as “The Royal Country Club,” which occupies approximately 295 acres of land. The Royal Country Club has a renovated18-hole golf course, golf shop, snack bar and locker rooms. The golf course is designed by Robert T. Jones, a world renowned golf architect.

Miaoli is approximately three times the size of Singapore, with approximate 560,000 inhabitants, and is located in western Taiwan, which is approximately 59.5 miles south of Taipei, the capital of Taiwan, R.O.C. Miaoli is contiguous with the Hsinchu City to the north, the Taichung City to the south, and borders the Taiwan Strait to the west. Known as the "Mountain Town", Miaoli is a popular destination for hiking owing to a large number of mountains. Natural hot springs in Miaoli and the aboriginal culture (Hakka) attract tourists all year round.

In addition to operating the golf course, we aim to build the “Royal Country Club Spa & Resort,” a premier resort that will include two hotels as well as a collection of recreational activities. The architecture and gardens in our resort will be designed and arranged to recreate a scene reflecting Japan in the 17th century. We believe that our officers’ and strategic partners’ managerial expertise in hospitality, entertainment and construction and resources in resort and golf course development, management, marketing and financing in Taiwan will be an integral part in fully executing our business plan

We have entered into a binding letter of intent with and made an initial payment of $140,000 to IHG pursuant to which IHG has agreed to manage the two hotels to be constructed on our site. Our current plans include changing the landscape of the golf course to include a floral garden, with the end in view of making it one of the most scenic golf venues in Taiwan. For this purpose, we have engaged Cuningham as the designer for our entire resort. In addition, we are currently in preliminary discussion with various leading consulting companies regarding the management of various entertainment activities to be built in the resort. At the present time, we intend to engage Bayshore Pacific Leisure, Ltd., a well-established entertainment consulting company that focuses on activity and park design, equipment supply and entertainment center management in China, Hong Kong and Taiwan.

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It is anticipated that upon the completion of this offering, and assuming that the proceeds of at least $50,000,000 is received, we will be able to complete the first phase of our current plan, which consists of the construction of a premium hotel with an aggregate of two hundred and fifty (250) rooms or units, a full service hot spring spa and affiliated hot spring therapy center, several courtyard gardens, pools, in addition to the existing golf course. Upon raising another $150,000,000 of equity and/or debt, we anticipate that, although we cannot guarantee, we will be able to complete the second phase of our construction plan, which contemplates the construction and development of a second luxurious hotel with an aggregate of one hundred and fifty (150) rooms or units, another full service hot spring spa and affiliated hot spring therapy center, three upscale restaurants serving Chinese, American and European dishes, pools and water slides, a large Japanese garden hosting the golf course, a multi-purpose center for weddings and conferences and a shopping and entertainment village. The resort contemplated by the management team comprise of these two phases of the construction. The designs for this resort have been completed by Cuningham.

We anticipate completing the two initial phases according to the following timeline assuming we can raise $200,000,000:

•	Complete Phase I by the fourth quarter of 2019
•	Complete Phase II before the fourth quarter of 2021
•	Launch the resort with full function by the end of 2021

Phase I will include construction of a hotel with full service hot spring spa facilities inside, courtyard gardens and pools. We plan to start the construction from the north side of the resort land in order that we can continue to operate the golf course, which is located on the south side of the construction site. Phase II will include construction and development of the second hotel, which will feature a full service hot spring spa, a multi-purpose event center, a shopping and dining village and other venues for recreational purposes.

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Our target customer base includes golfers, corporate executives, business people, and families. Upon completion of Phase II, we will provide comprehensive recreational and business services all year round in the resort where our guests can enjoy various indoor and outdoor amenities. We believe that upon the completion of the two phases of the Royal Country Club Spa & Resort, we will become more competitive in the Taiwan resort and entertainment space. We also believe upon completion of the two phases of the new construction, our Royal Country Club Spa & Resort will be one of the well-known attractions in Asia that will draw more tourists from around the world.

Hospitality and Entertainment Industries in Taiwan

Background

Taiwan’s hospitality sector is thriving, buoyed by the island’s transformation into what is deemed to be an up-and-coming destination for Asian travelers. In November, 2007, the National Geographic Traveler, a popular travel magazine in the United States, published a 13-page special report to introduce Taiwan’s diverse sights and cultural features, acclaiming that “Taiwan is Asia’s best-kept secret.” After the Taiwanese government eased some of the restrictions on Chinese visitors in 2008, the tourism in Taiwan grew and the boom has been consistently changing the face of Taiwan’s hospitality sector ever since. From 2008 to 2014, the number of foreign tourists jumped from 3.8 million to 9.9 million per year, reflecting a 160% increase for the seven-year period. Particularly from 2013 to 2014, the number of international travelers increased by 23.63% according to the data from the Tourism Bureau of Ministry of Transportation and Communications (“M.O.T.C.”). The statistics from the Tourism Bureau of M.O.T.C. revealed that the numbers of visitors from China, Japan, South Korea, and Malaysia all rose by double-digits. Tourists from South Korea form Taiwan’s fastest growing foreign tourist market. In 2014 alone, the number of South Korean arrivals rose by 60% year-on-year to more than 527,000. Moreover, visitors from mainland China now comprise 40% of the Taiwan tourist market. Since 2008, the number of tourists from Hong Kong has more than doubled, from 619,000 to 1.51 million in 2015. The number of tourists from Japan has also risen from less than 1.1 million in 2010 to 1.6 million in 2015. In 2016, the Tourism Bureau of M.O.T.C. disclosed that the number of visitors coming to Taiwan totaled 7,505,457 in 2015. We anticipate that the development of this world-class resort will attract not just foreign visitors but local Taiwanese visitors as well.

While Taiwan’s leisure travel market is growing at a rapid pace, the percentage of business travelers to Taiwan decreased from one-third of all tourist arrivals in 2000 to just one tenth in 2015, according to the government data. In 2015, approximately 758,889 business travelers arrived in Taiwan compared to 769,665 business travelers in 2014. Studies made by CBRE Research (“CBRE”) attribute such a decline to the trend that a number of international companies are shifting their business operations to China.

We believe that the development and launch of new luxury hotels would herald a turnaround for the business travel sector that had been stagnant for the first decade of the new millennium. Recently, top global hospitality brands, which ignored Taiwan for years as they expanded their territories in mainland China and Southeast Asia, are now considering Taiwan as a viable location for new luxury hotels. The overall hospitality business has become bullish in Taiwan and investor appetite has appeared strong. Some of global hospitality companies are changing the landscape in Taipei’s five-star hotel segment, which plays a critical role in attracting high-end leisure travelers and business people. As of 2010, Taipei had four internationally branded five-star hotels: the Grand Hyatt, the Shangri-La’s Far Eastern Plaza, the Westin and the Regent, which while locally owned, had an international presence.

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After the Chinese Civil War in 1949, the relations between China and Taiwan were characterized by tensions and instability. After the 2008 presidential election in Taiwan, the relationship between mainland China and Taiwan improved and thereafter, the Cross-Strait business has grown rapidly ever since. As a result, the number of business travelers from China to Taiwan has increased gradually, which in turn benefited a number of five-star hotels in Taiwan as business travelers usually choose to stay in luxurious hotels.

Our Market Opportunity

We believe that our resort, as envisioned, will be able to surpass other recreational resorts and golf courses in Taiwan, including existing theme parks, amusement parks, resorts and hotels that are near places of interest.

Hospitality and recreational businesses are generally evaluated by the following criteria: location, occupancy rates, reputation, uniqueness, perceived quality of the attractions and amenities (such as golf courses, spas and theme parks), atmosphere and cleanliness of the attractions and amenities, quality of the accommodations, quality of food and beverages, service levels and reservation systems.

Based on the criteria mentioned above, we believe that we face minimal competition from local businesses, due to the fact that there is currently no upscale hotel or resort in the Miaoli County that is comparable to the resort we intend to build. Hotels or motels in Miaoli are generally small. For example, the Sunrise Country Club in Taoyuan has only 84 rooms. Another medium sized hotel nearby has 66 rooms with few amenities other than the hot spring facilities. In addition, there is another hotel 50 miles away from our golf course which, although managed by a reputable management team, is located at least 40 minutes off of the Zhongshan highway. The rest of hotels and resorts in Miaoli do not have any amenities other than golf courses, and as such, we believe they are not comparable to our resort that we intend to construct.

Location and Transportation

We, through Yao-Teh, own and occupy a parcel of land of approximately 484.3 acres in Miaoli, Taiwan where the Royal Country Club is and the Royal Country Club Spa & Resort will be located. The property includes 220 lots in Dataoping section, Zaoqiao township and Laotianliao Section, Touwu township. Yao-Teh’s land is currently categorized as hill land which we are in the process of turning into a golf special district for entertainment purposes. In addition to Yao-Teh’s hill land, Ta-Teh-Fu owns another parcel of land of approximately 0.71 acres consisting of 26 lots in Gongjing section, Miaoli. Ta-Teh-Fu holds the land for real estate investment purposes.

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Site Plan of the Property

Our Royal Country Club Spa & Resort will be located in Miaoli, a renowned tourist destination famous for its rich scenic resources, including mountains, rivers, milky opaque carbonic acid natural hot springs as well as its well preserved Hakka culture and Taiwanese aboriginal habitation. A large number of foreign visitors travel to Miaoli every year to enjoy the annual memorial ceremony/holiday held by Saixia people, an indigenous group. Miaoli has no industrial business and as a result, its well protected natural beauty attracts millions of domestic and international tourists to Miaoli every year. In the year of 2015, there were 1,875,574 arrivals according to the Tourism Bureau of M.O.T.C. The Taiwan High Speed Rail passes north to south through Miaoli and has a station in the county. Our golf course is just 10 miles away from the Miaoli High Speed Rail station.

Visitors can easily access the Royal Country Club Spa & Resort from all directions. It is approximately 80 minutes away from the Taipei International Airport or the Taiwan Taoyuan International Airport, 30 minutes from the Miaoli High Speed Rail station, 45 minutes away from the Hsinchu City, a home of high tech companies in Taiwan, 1.5 hours from Taipei City and 60 minutes from Taichung, the third biggest city in Taiwan. In addition, upon request, we provide pick-up and drop-off services to customers between the airports and our resort.

Our Services and Facilities

1.	Existing Facilities at the Resort

The Royal Country Club- the Golf Course

Originally in 1988 our golf course was approved for operation as a 9-hole course and in 1990 we obtained approval from the Taiwan government to operate a 36-hole golf course. However, due to various reasons, we decided to operate as an 18-hole golf course commencing from 1990. The 18-hole tournament golf course was designed by Robert Trent Jones Jr., a world renowned golf course architect. The fairways are not long, but the undulating terrain and various obstacles make this venue very challenging. Professional golf players in Taiwan consider the course moderately to highly challenging as on average, golfers are forced to take eight to ten more strokes to finish a game. We estimate that there are approximately 45,000 rounds of golf played on average every year on this golf course as we had on average 45,009 rounds played during the years of 2016 and 2015. The Royal Country Club golf course is also recognized one of the most beautiful golf venues in Taiwan. To avoid loss of soil caused by severe weather conditions, the golf course has adopted an underground drainage system of high quality Japanese pipes which are about 35 kilometers (21.7 miles) in length. Also the golf course is planted with Tifdwarf, a type of grass that grows very quickly and is popular among professional golf courses. So far the golf course has not suffered any irreversible loss or damage due to severe weather or other controllable causes. The golf course is currently in operation and opens to the public. Additionally, golfers have the option to become members of the club, which provide certain benefits, including but not limited to, reduced fees to play golf.

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Our golf course has been at the testing operation stage for the past 23 years. During the fiscal year ended December 31, 2016 and 2015, we have generated revenue of approximately $1,278,551 and $1,213,410, respectively, and after foreign currency adjustment, comprehensive loss of $3,999,638 and loss of $1,311,346, respectively.

The Licenses and Permits for the Royal Country Club

Yao-Teh originally planned to build a 36-hole golf course and obtained the Establishment Permit in 1988, the development permit in 1990, five miscellaneous construction licenses between 1991 and 1992. Yao-Teh completed the construction of the first eighteen holes of the 36-hole golf course in 1994 and thereafter received three miscellaneous Operation Licenses. However, due to land ownership disputes and certain land classification unsuitable for golfing purpose, Yao-Teh abandoned the plan of building a 36-hole golf course and began to operate the 18-hole course. However, because the 18-hole golf course does not comply with the description on the permits and licenses obtained for the 36-hole golf course, Yao-Teh is required to amend all the permits and licenses and thereafter reclassify the land as golf special district. We currently operate the golf course on a “test” basis. Assume that we receive the land reclassification, we estimate that we will need extra three months to receive the Operation License for the 18-hole golf course. We have engaged Mr. Yi-Cheng Huang to assist us in obtaining all the necessary licenses and permits for the golf course. Yi-Cheng Huang planned to complete the entire application process and obtain the Operation License for the Royal Country Club in 2018 assuming the timely completion of the land reclassification. Please refer to Exhibit 99.2 Letter from Yi-Cheng Huang for more information about the license procurement procedure and risks associated thereto.

2.	Facilities To Be Constructed

The Royal Country Club Spa & Resort

We plan to construct the following facilities in two phases, Phase I and Phase II. Cunningham has provided a complete design for all facilities to be constructed and the blueprint of the entire resort. During Phase I, the golf course will remain in operation until the opening of the first hotel and hot spring spa. After that, during Phase II of the construction, we may close the golf course periodically to facilitate the construction of the second hotel and affiliated amenities. Upon completion of Phase II, the golf course will serve its golfing function for a few days in a week and as a garden for the rest of the week. The resort will continue generating revenues throughout the two phases and thereafter from various sources, including golfing, lodging, hot spring spa services, shopping, and admission fees to gardens.

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The Plan for Phase I Site

To materialize our two-phase plan, we intend to use a large portion of the first $15,000,000 raised through this issuance to construct fourteen (14) roshare, set up water, electricity, internet, natural gas pipelines, and other infrastructure necessary to make a hotel functional. In addition, the rest of the first $15,000,000 will be devoted to the natural hot spring spa. When we raise $50,000,000 from this issuance, we will be able to finish the construction of Phase I and part of the entertainment facilities. When we hit the benchmark of $200,000,000 through various financing avenues, we will be able to complete the entire construction plan, which includes building two new hotels, reforming the golf course to a floral garden/ golf course, and developing various gardens, spas, shops, and other entertainment facilities.

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The Hotels

Illustration of the Designs of the Hotel Rooms

We have entered into a binding Letter of Intent with IHG with respect to implementing marketing campaigns that will effectively target individuals within certain domestic and international markets. We have paid an amount of $140,000 to IHG for its consulting service. Subject to future modifications and adjustments, we plan to use the Holiday Inn brand for the first hotel and the Crowne Plaza Hotel brand the second hotel. After evaluating different architecture firms, we have narrowed down to few outstanding candidates for the design of the two hotels and will settle down with one of the shortlisted candidates as soon as possible.

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We intend to make Holiday Inn a high-end, full service hotel that will feature a number of amenities commonly found in comparably priced hotels. We expect to build 230 standard and family style rooms, 10 elite suites, 3 presidential suites and 7 bungalows, totaling 250 units, by 2019. Water, as a symbol for inspiration and amorphousness in Chinese culture, will set the magic tone for Phase I. Behind a water-themed gate coming to visitors’ view are winding creeks, delicate bridges and exotic plants. Walking on narrow trails along the streams, guests would easily forget about the busy world outside and indulge themselves in this enchanted water fairytale. Travelers will be able to go to other parts of the Royal Country Club Spa & Resort and surrounding mountains through pathways inside the resort.

By the end of 2021, we anticipate, although cannot guarantee, that we will be able to complete the Crowne Plaza Hotel with 150 rooms. Each room will have premium amenities which are typically found in a five-star hotel and in compliance with top tier requirements issued by the Tourism Bureau, M.O.T.C. Phase II constructions will emphasize the elegant Japanese architecture with man-made hills and creeks winding in mist. The reception desks, public areas and pathways in the Crowne Plaza Hotel will highlight the Japanese royal style featuring the multi-layered design. The Crowne Plaza Hotel will reserve abundant open space for people to enjoy the view of the gardens, golf course and lakes which will be decorated by tens of thousands of flower bushes and trees. According to the Cuningham’s blueprint, upon completion of Phase II, guests will be able to stay at luxurious hotels, explore the gardens and the Shopping & Entertainment Village, play golf in an 18-hole golf course, experience hot springs, and use the multi-purpose pavilions and conference centers all at the Royal Country Club Spa & Resort.

The description of the two phases is based on Cuningham’s business plan and may be changed during the construction for practical purposes.

The Licenses and Permits for the Royal Country Club Spa & Resort

With respect to the necessary licenses and permits to build and operate the contemplated resort we have engaged Yi-Cheng Huang to assist us in the reclassification of our land as a golf special district for entertainment purposes so that we can construct hotels and other resort facilities as we have planned for the Royal Country Club Spa & Resort. As of the date of this prospectus, we received approvals to start Phase II construction from The Environmental Protection Administration of ROC, Ministry of the Interior of ROC and Taiwan Miaoli Irrigation Association. We anticipated receiving the approval from the Miaoli County in three to six months for the Phase II construction and approximately three months to receive the Phase I approval thereafter. However, we cannot provide any assurance that we will receive approvals from the Miaoli County in a timely manner or at all in spite that the federal agencies granted their approvals respecting our land reclassification.

Simultaneously Chang Chen-Bin Architecture Firm is preparing relevant documents to apply for the Development Permit and Construction License for the new resort. It is estimated that we need approximately nine months to obtain such Development Permit and Construction License. After the land is reclassified for entertainment purposes and proper permit and license are issued, we will have the qualification to begin construction of the resort. Upon completion of the construction, Chang Chen-Bin Architecture Firm shall, on our behalf, apply for the Operation License for the Royal Country Club Spa & Resort. The architecture firm predicts that it generally takes 60 days to get the Operation License since application. For more information about the licenses and permits to develop and operate the resort, please review Exhibit 99.3 Letter from Chang Chen-Bin Architecture Firm.

The Nature Park of Gardens

At Royal Country Club Spa & Resort, Japanese gardens, along with natural hot spring wells, will blend with local mountain terrane and many other points of view of the wonders of nature. Based on Cuningham’s blueprint, Japanese gardens will be scattered inside the lodging area and a number of pavilions in the gardens will provide perfect venues for casual gatherings. During Phase II, we plan to build an artificial island inside one of the existing ponds in our golf course, upon which a wedding chapel will be constructed.

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Nature Reserves

The Hot Spring Spas

We also plan to build a full service hot spring spa, the “Enchanted Water Fairy Retreat Spa,” which will provide both indoor and outdoor facilities, as well as massage rooms, hot spring therapy pools, body treatment and facial & skincare services. The Enchanted Water Fairy Retreat Spa will reflect the traditional Japanese hot spring spa style, which has been proven popular in Asia. Therefore, we expect a significant amount of revenue generated from the spa services.

Various minerals dissolved in hot springs have been credited with specific health benefits. For example, sulfur in hot springs is said to relieve nasal congestion, and calcium and sodium bicarbonate are said to enhance circulations. A report made in 2003 by the Geological Survey Team of China National Petroleum Corp. stated that the underground hot springs in the Royal Country Club Spa and Resort were rich in sulfur, carbonic acid and other minerals. According to this report, the temperature of the hot springs ranged from 41.4°C to 53.45°C (106.5°F to 128.2°F) and the average amount of spring water coming up to the ground was between 150 to 250 tons. Our resort plans to provide hot springs in winters, cold springs in summers, and hot and cold springs all year round to cater different needs. For guests staying at our hotels, they will have access to hot spring water in their rooms. Meanwhile, non-staying visitors will be able to use two huge outdoor spring water pools, one isolated nude bath pool for each gender, and fifteen private spring water pools for families. Guests may find the Mirror Pool ideal for meditation and the water rides perfect for adventures. For small children and teenagers, we hope our various water rides will be able to cater their needs and give them exciting and joyful experience that is beyond their imagination.

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The Shopping and Entertainment Village

The Design of the Shopping and Entertainment Village Site

The Shopping and Entertainment Village will aim at mirroring a 17th century Japanese village. We plan to have an exceptional retail and dining area which shall be linked with village–like streets and yards woven together in a sequence of unfolding architectural spaces, allowing for our guests to enjoy the pleasant and relaxing environment. For this village, Cuningham has specified the layout of seating, water scenery, and plants in order to blur the line between the commercial shops and the nature. Groups of bamboos and evergreens will contour the walkways inside the village. On the bridge connecting the end of the main walkway and the hotel area, visitors shall be able to take in the majestic view of the entire garden/golf course.

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Our Clients

We currently operate the Royal Country Club, which is a golf course that is open to members of the club and general public.

Once the contemplated construction is completed, our targeted customers will comprise not only golfers, but also corporate executives, general business people and leisure travelers. We believe that the new retail stores, entertainment facilities, gardens, hotels, conference center, hot spring spas, bars and restaurants will appeal to both business people and leisure visitors who want to enjoy the natural beauty. Moreover, we will design several tour packages from which our visitors may choose to serve their different visiting purposes.

Seasonality

Golf operations are seasonal in nature and our golf course is also subject to the seasonality in Miaoli. Revenues generated from our golf club decline when temperatures are low and when days are short. The rainy season in Taiwan is May, July, August and September; however, the weather during the rest of a year is generally ideal for golf. The average rainy days in Taiwan are 98 days per year, during which our golf operations decline. Generally, extreme weather patterns such as droughts, could also adversely affect a golf course’s operation because water may become unavailable or overly expensive for the purpose of maintaining the grass at a satisfactory level. However, there are currently five lakes inside the resort, which serve as reservoirs to provide irrigation resources for the golf course.

Although the golf business can be cyclical and seasonal, we anticipate that our to-be-constructed resort would, to a limited extent, be affected by weather conditions. Based on the occupancy rates of major hotels in Taiwan, people tend to stay at hotels and eat at restaurants in their hosting hotels during the summers and during major holidays. Major holidays in Taiwan are Founding Day of the Republic of China (January 1st), Labor Day (May 1st), Dragon Boat Festival (in June) and National Day (October 10th). We also give important consideration to major holidays in mainland China because visitors from mainland China constitute a large percentage of visitors to Taiwan. The important holidays in mainland China include Chinese New Year (late January or early February), Labor Day (May 1st) and National Day (October 1st), each of which is referred to as the “golden tourism week” because workers usually have one week off for each holiday. In addition, with the well observed Chinese New Year during winters, we do not expect a dramatic downturn of our hotel and retail business in the resort during such time.

Furthermore, Miaoli has what is known as the “strawberry season” and “spring blossoms” in April, and historically the number of visitors to Miaoli increases.

Because the resort’s non-golfing operations are not as prone to weather conditions compared to the golf club, we anticipate that the new business operations would help increase our overall revenues. Winters and the rainy seasons are the slow seasons for the golf course but constitute peak seasons for tourism because of the Chinese New Year and summer vacations. As a result, we believe that the inclusion of the non-golf related operations, such as the hotels and other amenities, is an integral aspect of our growth.

Marketing

As described above, we plan to grow a large amount of plants, including trees, bushes and flowers of various kinds in the golf course to make it one of the most beautiful golf venues in Taiwan. As part of the marketing efforts for the contemplated resort, the scenic golf course inside the resort will be highlighted on different platforms and through various channels, such as social media, high-end leisure publications and visits by travel agencies. Additionally, we intend to host international golf tournaments on our golf properties and advertise them through all sorts of channels, such as social media, radio, television, magazines and appropriate billboards.

We intend to initiate and maintain an extensive marketing campaign that will maximize our resort’s visibility in our targeted markets. Our sales and marketing strategy will primarily consist of hosting press conferences and inviting media personnel to visit our resort during the construction phases, as well as upon completion thereof.

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Our marketing objectives include but are not limited to:

•	Enhancing brand awareness: utilizing the IHG’s portfolio plus our current establishment to generate a strong brand.

•	Building a stronger sales network: establishing relationships with both domestic and international travel agencies.

•	Promoting corporate image with a broad-based public relations firm targeted towards high end travel publications.

In addition, pursuant to the Letter of Intent with IHG, both of the hotels to be constructed will be marketed by IHG in a manner that is consistent with their current marketing efforts for other hotels which they operate.

Employees

As of date when this statement is made, we have eighty-five (85) employees, all located in Taiwan. The following table sets forth the number of our employees by function as of the same date:

	Number
	of	% of
Functional Area	Employees	Total
Senior management	8	9.3
Product and service advisors	2	2.4
Client managers	1	1.2
Human resources and administrative personnel	2	2.4
IT staff	1	1.2
Risk management	2	2.4
Other	69	81.1
Total	85	100.0

We believe that we maintain a good working relationship with our employees. We offer our employees competitive benefits, including a pleasant and rewarding work environment, career-oriented training, and career growth opportunities. As a result, we believe our employees are devoted to delivering superb customer services. We have not experienced any significant labor disputes.

Risk Control

We have designated two full-time employees to oversee the operations and the implementation of the internal control procedures and control the risks associated with our operations of the golf course. We have established and maintained a set of authorization procedures regarding recognizing sales revenue and controlling expenses, a well-developed manual for the operations of the golf course which is designed to prevent dangerous activities and reduce risks associated with golfing and using golf-related equipment and a document keeping and archiving system which is designed to avoid the leaking of classified documents and business records.

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Intellectual Property

As of the date when this statement is made, we do not possess any intellectual property rights, including but not limited to rights in patents, trademarks, copyrights, know-how and business secrets.

Insurance

As of the date of this prospectus, we maintained insurance to cover damages and losses that would occur to our customers and employees, the properties, machinery and equipment on the golf course and other damages caused by terrorist attacks.

Legal Proceedings

We are not currently subject to any legal proceedings. To the best of our knowledge, we do not believe that there is any pending lawsuit or legal proceeding brought by or against us or threatened.

However, due to certain land use regulations in Taiwan, Yao-Teh was a party in a real estate lawsuit. The land use regulations in Taiwan prescribed that only individuals could be lawful owners of farmland. It was unclear whether the land upon which the Royal Country Club had been planned to be built was farmland or non-farmland when Yao-Teh purchased the real property. As a solution to this uncertainty, Yao-Teh asked a few individual yeomen at that time to be record owners of the above described land on behalf of Yao-Teh, which actually paid the full purchase price. After the real property was classified as non-farmland, all but one individual yeomen returned their titles to the real property respectively without any difficulty. That individual yeoman, Mr. Lang-Sheng Lin insisted on getting compensation in exchange for the transfer of the title of the real property he was holding for Yao-Teh. On November 29, 2013, Yao-Teh filed a complaint against Lang-Sheng Lin (the “Defendant”), at Taiwan Miaoli District Court in Taiwan, for not transferring the title of land that was purchased by Yao-Teh pursuant to the trust registration agreement entered by Yao-Teh and the Defendant. On February 17, 2015, the court found that Yao-Teh’s evidence did not sustain its claim. During the appeal, on September 21, 2015, Yao-Teh and the Defendant settled the case. Pursuant to the settlement, Yao-Teh agreed to pay approximately $472,526 to the Defendant who in return agreed to transfer the title of land back to Yao-Teh after receiving the full payment. As of December 31, 2016, Yao-Teh has paid approximately $231,481 to the Defendant. For more details, please refer to Exhibit 99.1 the Legal Opinion on Land Dispute issued from Sha Hung Law Firm, our counsel in Taiwan.

Research & Development

Our ability to develop and offer superior hotel amenities can only be achieved through our continued research and development efforts. Our research team understands the tourist markets and hotel industry. The research team helps us consistently improve our offerings, update pricing structure, and address emerging market issues.

Our research and development effort is currently focused on the activities at certain type of theme parks, times of visits and amounts of money spent per customer at certain theme parks.

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Competition

Competitors in the Golf Segment

Outside Miaoli, we face significant competition from golf clubs and country clubs in the greater Taiwan region, China, Hong Kong, South Korea, Japan, South East Asia, Australia and the greater Asian region. We anticipate that competition within South East Asia will increase in the future.

The following charts list our main competitors in the golf business in the Asian region. In addition to the competitors below, we believe that a number of resort operators are developing or considering the development of resorts that include golf courses, which, if materialized, will directly compete with our resort.

Competitors in the Golf Business

Name of Golf Course	Location	Size(Yards)	Amenities
Sunrise Golf & Country Club	Taoyuan County, Taiwan	—	Practice Area, Parking Lot, Coach, Chinese Restaurant, Cafeteria, Meeting Room, Residence, Spa, Shop, Children’s Playground, KTV, Swimming Pool.
Taoyuan Golf & Country Club	Taoyuan County, Taiwan	—	Practice Area, Parking Lot, Coach, Chinese Restaurant, Cafeteria, Meeting Room, Residence, Spa, Shop, Children’s Playground
The Eagle Golf Club	Taoyuan County, Taiwan	—	Practice Area, Parking Lot, Chinese Restaurant, Cafeteria, Meeting Room, Residence, Shop, Children’s Playground, KTV, Swimming Pool
Palm Lakes Golf Resort	Jiayi County, Taiwan	—	Parking Lot, Chinese Restaurant, Cafeteria, Meeting Room, Residence Shop, KTV, Swimming Pool, Massage
Stone Forest Yufeng Ridge Golf Course	Kunming City, China	7,241	Exclusive restaurant, VIP guest boxes, function room, pro-shop, red wine cellar and other supporting facilities
Mission Hills Shenzhen Golf Course	Shenzhen, China	World Cup Course: 7,294	Dining facilities, lounges, cafes, Japanese and Cantonese restaurant, a large swimming pool and fitness center
		Vijay Course: 6,883
		Ozaki Course: 7,024
Mission Hills Haikou Blackstone Course	Haikou, Hainan Island, China	7,808	Three restaurant, retail outlets, carious luxury amenities and facilities to accommodate major tournaments.
Bonari Kogen Golf Club	Numajiri Inawashiro town Yama-gun, Japan	7,010	Spa, Clubhouse, Tennis Court, Gym, Nature Trail
Dogo Country Club Golf Course	Chungcheong, South Korea	6,554	Lunch, Dinner, Caddy Changing Room, Club Fitting, Driving Range, Golf Club Rental, Golf Lessons, Lockers, Motor Cart, Pro-Shop, Pull Cart, Putting Green
Jack Nicklaus Golf Club	Songdo, South Korea	7,413	Pro shop, Main dining room, Wine room, Lounge, Private dining rooms, Fitness room, Pool
South Cape Golf Course	Gyeongsangnam-do, South Korea	7,313	Overview, Life Style Shop, Restaurant, P.D.R., Music Library, Convention Hall
Haesley Nine Bridges Golf Club	Gyenggi-do, South Korea	7,265	Grille, Spruce Room, Meeting Room, Pro Shop, Locker
Kota Permal Golf and Country Club	Shah Alam, Malaysia	6,382	Olympic-sized swimming pool, Fun pool, Children pool, 8 badminton courts, 2 squash courts, 2 table tennis tables, 3 fully-lit tennis courts, spa pools, sauna and steam bath, aromatherapy massage, fully-equipped gymnasium
Horizon Hills Golf and Country Club	Johor Darul Takzim, Malaysia	6,721	Lockers, Swimming pool, Conference room, Seminar rooms, a state-of-the-art ballroom, Gymnasium, children’s play room, a Chinese restaurant, Cross-over safe, terrace
Amata Spring Country Club	A.Muang, Chonburi, Thailand	7,322	Lockers, Swimming pool, Massage room, Pro Shop
Banyan Golf Club	Hua Hin, Thailand	7,361	Accommodation, massages, Restaurant, Spa
Royal Melbourne Golf Club	Victoria, Australia	West Course: 6,645	Dining, Wedding, Parties
		East Course: 6,579
DLF Golf and Country Club	Gurgaon, India	7,024	Lounge, locker rooms, Pro shop, bar, Restaurant, a pool table, Snooker table, Spa, Fitness center
Oxford Golf and Country Club	Pune, India	7,020	Dining, accommodations, event/banquet/wedding, tennis, swimming, fitness, and adventure club.
Jaypee Greens Golf Course	Noida, India	7,347	Yoga Studio, Aerobics Pool, 18 Treatment Suites, Meditation Cave, Ladies Club

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Competitors in the Resort/ Hospitality Segment

The chart below lists our current competitors in the hotel space.

Name	Location	Number of Rooms	Amenities and Recreation	Occupancy Rates
Great Roots Forestry Spa Resort	Xinbei City, Taiwan	209	Business centers, pools, family centers, dining	July-December: 75%-80%; January- June: 30%-50%
Sunrise Golf and Country Club	Taoyuan County, Taiwan	84 rooms and 350 villas	Recreational facilities, wedding and conference venues, golfing, dining	unknown
Howard Plaza Hotel Taipei	Pingtung County, Taiwan	405	Conference facilities, water park, health center, indoor golfing, spa/Jacuzzi, squash and tennis courts, snooker, bowling alleys, dining	Peak season: 90%; Non-peak season: 50%-60% Average: 75%
Yoho Beach Club and Spa	Pingtung County, Taiwan	415	Land Rover Experience Center, Kids’ club, dance club, water recreational facilities, dining	Average: 65%
Caesar Plaza	Pingtung County, Taiwan	245	Beach, dive center, miniature golf course, fitness center, water recreational facilities, outdoor court for basketball, volleyball, tennis or badminton, conference rooms, dining	Average: 68%
Sanya Marriot Resort & Spa	Sanya, Hainan, China	455	Beach, fitness center, massage, swimming pools, tennis courts, 18-hole golf course, restaurants providing various cuisines, meeting facilities	unknown
Sheraton Sanya Resort	Sanya, Hainan, China	511	Beach, fitness center, massage, swimming pools, tennis courts, a wide selection of water sports	unknown

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REGULATIONS

Regulations on Golf Course Operations

We believe the following rules and regulations relate to the operation and management of golf courses in Taiwan:

•	environmental laws including Soil and Water Conservation Act (which is enacted for the purpose of soil and water conservation, treatment and maintenance, conserving soil and water resources, reducing the possibilities of disasters, and promoting the reasonable use of real property licensing, permitting and inspection requirements applicable to contractors, electricians and engineers); Drinking Water Management Act (which is formulated to ensure the quality of drinking water sources)
•	regulations relating to workers’ safety and environmental protection;
•	permitting and inspection requirements applicable to construction projects;
•	regulations relating to transportation of equipment and materials, including licensing and permitting requirements;
•	building and electrical codes;
•	regulations related to the operation and management of hotels, golf courses and other facilities; and
•	privacy regulations.

We believe we have all the licenses materially required to conduct our current golf operations, and we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, give rise to termination or cancellation of rights under our contracts, and disqualify us from future bidding opportunities.

Regulations on Hotel Operations

The land upon which the Royal Country Club Spa & Resort will be built is classified as Immaterial Wetlands, Non-State-Park that indicate our land is not considered as state parks or administrative lands affiliated with state parks, Non-High-Quality-Farmlands, non-public-traffic land, unimportant military purpose land, non-mineral deposit land and non-aviation-noise-isolation land. We are applying to reclassify the land as golf special district for entertainment purposes and expect to know the result by the second quarter of 2017. We expect to obtain all the necessary licenses and permits to construct the hotels by the third quarter of 2017.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Fun-Ming Lo	75	Director, Chairman of the Board of Directors and Chief Executive Officer
Young-Yi Hsiao	61	Chief Financial Officer
Yu-Wen Keng	59	Principal Accounting Officer
Ta-Chih Kuo	38	Director
Wei-Yuan Teng	64	Independent Director, Member of the Compensation Committee and Audit Committee
Jung-Shium Wan	57	Independent Director, Chairman of the Audit Committee
Yangru Wu	57	Independent Director, Member of Compensation and Audit Committee

Background of Executive Officers and Directors

The following information sets forth the background and business experience of our directors and executive officers.

Fun-Ming Lo, the founder of Yao-Teh, has been our chairman of the Board and the chief executive officer since formation of Yao-Teh in 1988. In addition, Mr. Lo has served as the chairman of the board of directors of Yao-Teh International Development Ltd. Co. since 1993. Mr. Lo graduated from Middle East Technical University, Turkey with a Master of Science in Engineering Sciences in May 1971. From May, 2013 to March, 2015, Mr. Lo served as a director of San Lotus Holding Inc., a Nevada corporation, which is located in Taoyuan, Taiwan and is in the business of developing, building and operating global travel and leisure agent’s business. As the chief executive officer of the Company, Mr. Lo is responsible for the overall management and operation of the Company.

Young-Yi Hsiao, Chief Financial Officer of the Company, has been in various managerial and business consulting positions since 1984 in the sports industry, particularly golf. Since October 12, 2009, Mr. Hsiao has served as the Chairman of the Golf Association of the Republic of China. In addition, he has been the President of Yao-Teh International Development Co., Ltd. since 1989. Mr. Hsiao received his Bachelor of Business Administration from National Cheng Kung University.

Yu-Wen Keng, Principal Accounting Officer of the Company, has served as an accountant for Yao-Teh International Development Co., Ltd. since May 1979. Ms. Keng completed her high school education at Yu Da High School of Commerce and Home Economics in June 1977.

Ta-Chih Kuo, a director of the Company, is the president of Nan Fan Ltd., the vice president of Ta Chuang Business Management Consulting Ltd. Co. and the chairman of the board of directors of Infinity (Int’l) Travel Holdings Inc. He has received a bachelor degree in engineering from Vanung University in Taiwan.

Wei-Yuan Teng, an independent director of the Company and a member of the Compensation Committee and Audit Committee, is the vice chairman of the board of directors of Ta-Teh-Fu and the chairman of the board of directors of Xia Peng Construction Ltd. Co. He obtained a senior high school diploma from National Dajia Industrial Senior High School in Taiwan in 1970. We believe Mr. Teng qualifies as an independent director as defined in Section 5605 of the Nasdaq Stock Market Rules.

Jung-Shium Wan, an independent director on the Board of the Company and a member of the Audit Committee, has more than twenty years of experience in accounting and is well versed in Taiwan accounting standards and U.S. GAAP. Mr. Wan has served as a partner and an accounting manager at various accounting firms and companies in both Taiwan and U.S. Mr. Wan received a bachelor degree in Economics at National Taipei University, New Taipei City and an MBA degree from Eastern New Mexico University, Portales, NM. He has been a member of Texas State Board of Public Accountancy since 1993 and Taiwan CPA Association since 1994. We believe Mr. Wan qualifies as an independent director as defined in Section 5605 of the Nasdaq Stock Market Rules.

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Yangru Wu, an independent director of the Company and a member of the Compensation Committee and Audit Committee, is a Professor of Finance and Director of the Quantitative Finance Master Program at the Business School-Newark & New Brunswick of Rutgers University and has held teaching positions at various established universities for over twenty years, including West Virginia University and Chinese University of Hong Kong.. Professor Wu was ranked among the top 500 economists worldwide based on Tom’s ranking and among the most prolific authors in finance by Jean Heck and Philip Cooley in 2009. Professor Wu has more than fifty publications on various academic journals, such as Journal of Finance and Economic Journal, and his work has been cited more than 700 times. Professor Wu’s research covers a range of topics in international finance and economics, including foreign exchange risks, asset price volatility, investment strategies and non-stationary analysis of financial and macroeconomic time series. Professor Wu obtained his Ph.D. degree from Ohio State University, a master degree from University of Delaware and a bachelor of science from Guangdong Ocean University. We believe Professor Wu qualifies as an independent director as defined in Section 5605 of the Nasdaq Stock Market Rules.

Board of Directors

Our Board of Directors consists of five (5) directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided that such director has declared the nature of his interest in such contract or Transaction at or prior to its consideration and any vote thereon. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

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Committees of the Board of Directors

We established two committees under the Board immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee and a compensation committee. On September 26, 2017, our Board has adopted a charter for each of the two committees. Each committee’s functions are described below.

Audit Committee. Our audit committee will consist of persons that will satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of persons that will satisfy the “independence” requirements under NASDAQ Rule 5605. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. It is anticipated our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

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Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A, as amended and restated from time to time, the BVI Act and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by the directors is breached.

Our Board of Directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board include, among others:

•	convening shareholders’ general meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our Board of Directors, or by an ordinary resolution of our shareholders. Each of our directors will hold office until the expiration of his or her term as provided in the written agreement with our company, if any, and until his or her successor has been elected or appointed. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the Board.

Employment Agreements

There is no employment agreement with our officers or directors as of the date of this prospectus.

No Compensation to Directors

No director has received any cash or other compensation for serving as a non-executive director for the Company and any of its Subsidiaries and we do not plan to pay any cash or other compensation to any person for serving as a non-executive director. Our directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with our business. Our Board of Directors may award special remuneration to any director undertaking any special services on our behalf, other than services ordinarily required of a director.

Compensation to Executive Officers

The Company is a newly formed corporate entity and has not paid its executive officers for the past fiscal year ended December 31, 2016. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our Taiwan Subsidiaries and consolidated variable interest entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

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PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group;

•	each of our principal shareholders (the “Principal Shareholders”) who beneficially own more than 5% of our total outstanding ordinary shares; and

•	each selling shareholder.

On April 21, 1995, Mr. Wei-Yuan Teng and Yao-Teh entered into an investment agreement (the “Investment Agreement”) pursuant to which Mr. Teng invested an aggregate amount of $980 million New Taiwanese Dollars (approximately $32 million U.S. Dollars) in Yao-Teh to be used for general working capital purposes of the Royal Country Club. In accordance with the Investment Agreement, Mr. Teng’s ownership interest in Yao-Teh was to be based upon the then value of the outstanding shares of Yao-Teh. Mr. Teng did not receive any stock certificate at the time of investment.

On June 13, 2017, in recognition of Mr. Teng’s capital contribution to Yao-Teh, Mr. Fun-Ming Lo executed an instrument to transfer approximately 85,458.75 of his shares in the Company to Mr. Wei-Yuan Teng, accounting for approximately 25% of the total number of shares outstanding at that time. The Company determined that Mr. Teng’s capital investment in the Company was worth 25% of the aggregate outstanding equity valued at approximately $153 million. This value was the result of total number of shares outstanding pre stock split (340,801) multiplied by the per share price of our offering pre stock split ($450/ share).

On June 13, 2017, prior to the Company’s stock split, Mr. Fun-Ming Lo transferred to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao part of Mr. Lo’s ordinary shares of the Company (the “Stock Transfer”) in the respective amounts of approximately 20,094 and 2,271 shares as compensation for Mr. Kuo’s advisory services that have been rendered to the Company with respect to the initial public offering process and the Company’s business development. With effect of the stock split, Mr. Ta-Chih Kuo and Ms. Shih-Han Liao increased his and her ownership interest in the Company by approximately 1,808,460 shares and 204,390 shares, respectively. The Company restated its unaudited consolidated financial statements as of and for the six months ended June 30, 2017 to record such Stock Transfer as compensation expenses incurred by the Company and contributed paid-in capital made during the said period. Accordingly, the Company recorded such compensation expenses in the aggregate amount of approximately $10,064,225 valued at a per share price of $5 as stated in the prospectus which is part of the registration statement.

On June 21, 2017, the Board executed a unanimous written consent authorizing the Company to issue 89 bonus shares to each ordinary share. Prior to the distribution of bonus shares, the Company had an aggregate of 340,801 ordinary shares issued and outstanding. The bonus shares were distributed to the shareholders on record as of June 14, 2017. As of June 27, 2017, the Company completed the process of issuing and distributing 89 bonus shares to each ordinary share, whereby the Company had a total of 30,331,289 ordinary shares issued and outstanding. As a result, Mr. Wei-Yuan Teng had 7,691,287 of the Company’s ordinary shares.

In December 2002, Mr. Teng formed Jiangbo Advanced Technology Ltd., Co. (“Jiangbo”), in which all selling shareholders named herein invested. Mr. Teng was the chairman of Jiangbo. Jiangbo was in the business of distributing and selling certain type of the patented ceramic electronic components used in lights. In February 2009, the board of directors of Jiangbo convened a board meeting where the board of Jiangbo approved to invest certain amount of Jiangbo’s capital in Daren Enterprise Management Ltd., Co (“Daren”). At that board meeting, Mr. Teng personally guaranteed return of the principal amounts of the investments invested by all the shareholders of Jiangbo, without dividends or interest. This personal guaranty was recorded in the board minutes dated February 9, 2009.

In 2016 and 2017, Mr. Teng negotiated with all shareholders of Jiangbo regarding the repayments of their investments in Jiangbo. Among all Jiangbo shareholders, the selling shareholders listed below have agreed to accept the ordinary shares in Imperial Garden & Resort at a per share price of $5, the assumed initial public offering price, in exchange for their claims against Mr. Wei-Yuan Teng subject to the terms of the Share Transfer Agreement, provided that the ordinary shares are freely tradable on a stock market. The selling shareholders will not be able to sell their ordinary shares on any trading market until the completion of the Company’s contemplated offering and listing of the Company’s ordinary shares on NASDAQ. The selling shareholders shall be able to offer or sell their shares freely via privately negotiated transactions upon effectiveness of this registration statement and prior to listing on NASDAQ although there is no trading market for the selling shareholders’ shares during such period. As a result of the implementation of the Share Transfer Agreement, Mr. Teng transferred a total of 6,387,428 of his ordinary shares to the selling shareholders to fulfill his payment obligations and had 1,303,859 shares remaining after the transfer to the selling shareholders. A translated copy of the form of the Share Transfer Agreement is attached herein as Exhibit 99.4.

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On August 1, 2017, Mr. Fun-Ming Lo entered into the Conversion Agreement with the Company and Yao-Teh to convert the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534 into ordinary shares of Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares. Subsequently the Company had a total of 40,904,208 ordinary shares issued and outstanding.

The calculations contained in the table below are based on 40,904,208 ordinary shares outstanding as of the date of this prospectus, and a minimum amount of 43,904,208 and a maximum 50,904,208 ordinary shares outstanding immediately after the completion of this offering, including a minimum amount of 3,000,000 and a maximum 10,000,000 ordinary shares to be sold by us in this offering in the form of ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Principal Shareholders

	Ordinary Shares		Ordinary Shares Beneficially
	Beneficially		Owned Immediately
	Owned Prior to This Offering(1)		After This Offering(1)
	Number	%†	Number		%†
			Minimum	Maximum	Minimum	Maximum
Directors and Executive Officers:
Fun-Ming Lo	31,199,502	76.27	31,199,502	31,199,502	71.06	61.29
Ta-Chih Kuo	1,808,553	4.42	1,808,553	1,808,553	4.12	3.55
Wei-Yuan Teng	1,303,859	3.19	1,303,859	1,303,859	2.97	2.56
Young-Yi Hsiao	0	-	0	0		—
Yu-Wen Keng	0	-	0	0		—
Jung-Shium Wan	0	-	0	0		—
Yangru Wu	0	-	0	0		—
All Directors and Executive Officers as a Group	34,311,914	83.88	34,311,914	34,311,914	78.15	67.40

Principal Shareholders and/ or Selling Shareholders
Fun-Ming Lo	31,199,502	76.27	31,199,502	31,199,502	71.06	61.29

*	Less than 1%.
(1)	All calculations are based on rounded up numbers and the results are estimated for the sole purpose of this prospectus.

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Selling Shareholders

	ordinary shares beneficially owned prior to this offering(3)		ordinary shares being sold in this offering(3)		ordinary shares beneficially owned after this offering(3)
Names of Selling Shareholders (1)(2)	Number	Percent (%)	Number	Percent(%)	Number	Percent(%)
Kuo-Chen Wu	426,275	1.04	426,275	1.04	0	-
Po-Feng Chang	380,567	0.93	380,567	0.93	0	-
Wei-Nan Hsiao	35,391	0.09	35,391	0.09	0	-
Chan-Yu Kuo	18,368	0.04	18,368	0.04	0	-
Chia-Cheng Chen	472	*	472	*	0	-
Su-Chen Chen	2,365	*	2,365	*	0	-
You-Hua Lu	944	*	944	*	0	-
Chih-Ching Chung	11,040	0.02	11,040	0.02	0	-
Shun-Ming Liu	29,987	0.07	29,987	0.07	0	-
Kuo-Hao Hsu	188,011	0.46	188,011	0.46	0	-
Su-Ching Huang	127,664	0.31	127,664	0.31	0	-
Lung-Cheng Wu	707,815	1.73	707,815	1.73	0	-
Ciou Guei Liao	1,207,344	2.95	1,207,344	2.95	0	-
Ping-Ting Chen	47,188	0.12	47,188	0.12	0	-
Shu-Huan Kuo	1,094,991	2.68	1,094,991	2.68	0	-
Ai-Chu Lu	1,512,130	3.98	1,512,130	3.98	0	-
Min-Chen Chiang	105,554	0.26	105,554	0.26	0	-
Ching-Shun Tsai	108,075	0.26	108,075	0.26	0	-
Hsiu-Chun Lai Chang	23,587	0.06	23,587	0.06	0	-
Wen-Chung Lo	47,209	0.12	47,209	0.12	0	-
Miao-Ying Huang	25,911	0.06	25,911	0.06	0	-
Yih-Shyong Huang	94,068	0.23	94,068	0.23	0	-
Jui-Feng Chiu	117,432	0.29	117,432	0.29	0	-
Kuang-Hung Fan	75,043	0.18	75,043	0.18	0	-

*Less than 0.01%

(1) All selling shareholders listed above acquired our ordinary shares in respective amounts from Mr. Wei-Yuan Teng, one of our directors, pursuant to the Share Transfer Agreements entered into in May 2017 by and among all the selling shareholders and Mr. Wei-Yuan Teng.

(2) All selling shareholders listed herein are nationals and residents of Taiwan.

(3) All calculations are based on rounded up numbers and the results are estimated for the sole purpose of this prospectus.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Each selling shareholder named above acquired its shares in offerings that were exempted from registration under the Securities Act of 1933, as amended, because such offerings involved offshore sales to non-U.S. persons.

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RELATED PARTY TRANSACTIONS

We own 100% of the issued and outstanding shares of Huang Jia, a company incorporated in Republic of Seychelles, which, in turn, owns 99.6% of the issued and outstanding shares in Yao-Teh, a company that was incorporated in May 1988 under the laws of Taiwan, R.O.C. and is in the business of developing, constructing, and operating golf course facilities. In addition, Huang Jia owns all of the issued and outstanding shares of Ta-Teh-Fu. Ta-Teh-Fu was incorporated in June 2001 under the laws of Taiwan, R.O.C. and is in the businesses of leasing golf carts and machinery and equipment to clients, including Yao-Teh.

Operating Leases

Both Yao-Teh and Ta-Teh-Fu lease their office spaces at the same location from Shu-Hui Chou, the spouse of Mr. Fun-Ming Lo, under two operating lease agreements, both of which will expire on January 1, 2019. The monthly base rent for both Subsidiaries is approximately $500. Rent under this lease agreement amounted to approximately $5,960 and $5,384 for the years ended December 31, 2016 and 2015, respectively. Rent expense under this lease agreement amounted to $3,135 and $2,690 for the six months ended June 30, 2017 and 2016, respectively.

Advances from Related Parties

Yao-Teh and Ta-Teh-Fu have advanced funds from Mr. Fun-Ming Lo, our chairman of the Board and CEO, for working capital purposes. Both companies have not entered into any agreement with Mr. Lo for these advances. The advances bear no interest rate and are due upon demand by the lender. As of June 30, 2017 and December 31, 2016, there were $49,183,789 and $46,044,534 advances outstanding, respectively. Subsequently, on August 1, 2017, Mr. Fun-Ming Lo entered into the Conversion Agreement with the Company and Yao-Teh to convert the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534 into an aggregate of 10,232,118 ordinary shares of the Company at a conversion price of $4.5 per share.

Yao-Teh International Development Co., Ltd. (“Yao-Teh International Development”), an affiliate of Yao-Teh, made loan payments to Taiwan Business Bank for the benefit of Yao-Teh. Yao-Teh International Development was incorporated on August 3, 1993 and is wholly owned by Mr. Fun-Ming Lo. There was no written agreement between Yao-Teh and Yao-Teh International Development for the advances. The advances were unsecured, with no interest accruing, and due on demand. As of June 30, 2017 and December 31, 2016, the amounts of $3,927,670 and $3,550,617, respectively, were due from Yao-Teh to Yao-Teh International Development.

Additional details regarding related party balances as of June 30, 2017 and December 31, 2016 and related party transactions are disclosed in Note 9 of our audited consolidated financial statements included in this Prospectus.

Line of Credit Agreement

On May 16, 2017, Mr. Fun-Ming Lo and us entered into the Line of Credit Agreement, which documents the key terms of this loan arrangement and is attached herein as Exhibit 10.17. Pursuant to the Line of Credit Agreement, all loan amounts outstanding under such Agreement shall be paid with accrued but unpaid interest on or before January 1, 2020 (the “Maturity Date”) and the Board shall approve by resolutions each request of credit under such Agreement. The loans made under this Line of Credit Agreement shall be unsecured and bear an interest rate of 2.5% per annum of the outstanding balance from time to time, payable on or before the Maturity Date.

Conversion Agreement

On August 1, 2017, Mr. Fun-Ming Lo entered into the “Conversion Agreement with the Company and Yao-Teh to convert the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534 into ordinary shares of Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares.

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DESCRIPTION OF CAPITAL STOCK

General

The Imperial Garden & Resort, Inc. is a BVI business company incorporated in British Virgin Islands and our affairs are governed by the provisions of our memorandum and articles of association (the “M&A”), as amended and restated from time to time, or the BVI Act, and the applicable laws of the BVI (including applicable common law).

Our M&A authorizes us to issue 200,000,000 of ordinary shares of the Company. Except as otherwise indicated, all ordinary share and per share information included under this “Description of Capital Stock” heading reflects the issuance of stock bonus at a rate of 89-for-1, which was approved by our stockholders and Board of Directors and will be effected on June 27, 2017.

The following description of our authorized shares and our constitutional rules under our M&A is qualified in its entirety by reference to our M&A, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

M&A

The following discussion describes our M&A:

Objects and Purposes, Register, and Shareholders. Subject to the BVI Act, our objects and purposes are unlimited. Our register of members will be maintained by our transfer agent, Continental Stock Transfer & Trust. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s M&A, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may (subject to the M&A) vote on a transaction in which he has an interest. In accordance with, and subject to, our M&A, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may (subject to the M&A) authorize dividends at such time and in such amount as they determine. Each ordinary share is entitled to one vote. In the event of a liquidation or dissolution of the Company, the holders of ordinary shares are (subject to the M&A) entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company and after provision is made for each class of shares (if any) having preference over the ordinary shares if any at that time. There are no sinking fund provisions applicable to our ordinary shares. Holders of our ordinary shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, (subject to the M&A) with shareholder consent, repurchase our ordinary shares in certain circumstances provided always that the Company will, immediately after the repurchase, satisfy the solvency test. The Company will satisfy the solvency test, if (i) the value of the Company’s assets exceeds its liabilities; and (ii) the Company is able to pay its debts as they fall due.

In accordance with the BVI Act:

(i)	the Company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in the Company’s M&A); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in the Company’s M&A. The Company’s M&A provide that such Sections 60, 61 and 62 of the BVI Act do not apply to the Company; and

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(ii)	where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the member whose shares are to be purchased, redeemed or otherwise acquired, unless the Company is permitted by the M&A to purchase, redeem or otherwise acquire the shares without that consent; and

(iii)	unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition.

Variation of the Rights of Shareholders. As permitted by the BVI Act and our M&A, the rights attached to shares of the Company may (subject to the M&A) only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the issued shares of that class, except where a different majority is required under our M&A or the BVI Act. A greater majority is required in relation to a scheme of arrangement and may be required in relation to a plan of arrangement, as described under “Summary of Certain Significant Provisions of BVI Law—Mergers, Consolidations and Similar Arrangements” below.

Shareholder Meetings. In accordance with, and subject to, our M&A, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. Under BVI law, the M&A may be amended to decrease but not increase the required percentage to call a meeting above thirty percent (30%). In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than seven (7) days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the ordinary shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent (50%) of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third (1/3) of the votes of the ordinary shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

Dividends. Subject to the BVI Act and our M&A, our directors may, by resolution, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our M&As) required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend shall bear interest as against the Company (except as otherwise provided in our M&As).

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Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares. Subject to any applicable restrictions or limitations arising pursuant to (i) our M&A; or (ii) the BVI Act, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our M&A also (save as otherwise provided therein) provide that (i) where ordinary shares of the Company are listed on the Nasdaq Global Market or any other stock exchange or automated quotation system on which the ordinary shares are then traded (the "Recognised Exchange"), shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange or (ii) shares may be transferred by means of a system utilized for the purposes of holding and transferring shares in uncertified form (the "Relevant System"), and that the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer shares) shall act as agent and attorney-in-fact of the Shareholders for the purposes of the transfer of any shares transferred by means of the Relevant System (including, for such purposes, to execute and deliver an instrument of transfer in the name of and on behalf of any Shareholder who is transferring shares).

Summary of Certain Significant Provisions of the BVI Act

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our M&A in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between our Company and another company (which need not be a BVI company) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of members (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The BVI company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he or she is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the M&A of the surviving company and, in the case of a consolidation, the M&A of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

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As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the memorandum and articles of association of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles of association are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this shall not apply to a foreign company).

If the directors determine it to be in the best interests of us, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the BVI Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders or class of shareholders, as the case may be. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our M&A, the Company may by resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

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In accordance with, and subject to, our M&A, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than three (3) days’ notice of meetings of directors, but a meeting of directors held without three (3) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only two (2) directors in which case the quorum is two; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority casting the vote; or (ii) the resolution is consented to in writing by a majority of directors or by a majority of members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our M&A require a different majority.

Indemnification of Directors. In accordance with, and subject to, our M&A (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our M&A (including the limitations detailed therein), the indemnity referred to above only applies if the liability does not arise as a result of actual fraud or willful default of the indemnified person.

In accordance with, and subject to, our M&A, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

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Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s M&A, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our M&A, (a) a director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company; and (b) for the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against a BVI company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a BVI company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the BVI Act or the memorandum and articles of association of the company, the BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles of association.

Furthermore, pursuant to Section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which contravenes the BVI Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also pursuant to Section 184C of the BVI Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

•	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

•	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•	whether the shareholder is acting in good faith;
•	whether a derivative action is in the company’s interests, taking into account the directors’ views on commercial matters;
•	whether the proceedings are likely to succeed;
•	the costs of the proceedings; and
•	whether an alternative remedy is available.

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Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI (the “Insolvency Act”) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the Company if not made in the usual or regular course of the business carried on by the Company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the Company required by the holders of 90% or more of the votes of the outstanding shares of the Company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the Company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and subject to our M&A, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our M&A and to any applicable requirements imposed from time to time by the SEC, the NASDAQ or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the company (if the Company has elected to file such a register or an applicable chargee has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles of association;

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(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the M&A of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and subject to our M&A, we may be voluntarily liquidated and dissolved under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

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Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated M&A and Delaware Law

Our corporate affairs are governed by our amended and restated M&A and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our M&A) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI	Delaware

• In accordance with, and subject to, our M&A, (a) any director of the company may convene meetings of the shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders	• May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

• May be held inside or outside the BVI	• May be held inside or outside Delaware

• In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice	• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights

BVI	Delaware

• In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented	• Any person authorized to vote may authorize another person or persons to act for him by proxy

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• In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved	• The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

• In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting; and (b) a resolution of shareholders is passed if either (i) the resolution is approved at a duly convened and constituted meeting of the shareholders of the company by the affirmative vote of a majority of the votes of the ordinary shares entitled to vote thereon which were present at the meeting and were voted; or (ii) the resolution is consented to in writing by a majority of the votes of ordinary shares entitled to vote thereon; unless (in either case) the BVI Act or our M&A require a different majority

• In accordance with, and subject to, our M&A, (a) the rights attached to ordinary shares as specified in the M&A may only, whether or not the company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the issued ordinary shares of that class, except where some other majority is required under our M&A or the BVI Act	• Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

• In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a Resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders; or (iv) to certain specified clauses of the articles of association	• The certificate of incorporation or bylaws may provide for cumulative voting

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Directors

BVI	Delaware

• In accordance with, and subject to, our M&A, the minimum number of directors shall be one	• Board must consist of at least one member

• In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy five per cent of the shareholders of the company entitled to vote; (d) a director may resign his office by giving written notice of his resignation to the company and the resignation has effect from the date the notice is received by the company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.	• Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter

• Directors do not have to be independent	• Directors do not have to be independent

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Fiduciary Duties

BVI	Delaware

• Directors owe duties at both common law and under statute including as follows:	• Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation

• Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;	• Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

• Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the BVI Act or the M&A;

• The BVI Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction	• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder’s Derivative Actions

BVI	Delaware

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:	• In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and	• Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

• it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole when considering whether to grant leave, the BVI court is also required to have regard to the following matters:	• Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

i.	whether the shareholder is acting in good faith;
ii.	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;
iii.	whether the action is likely to succeed;
iv.	the costs of the proceedings in relation to the relief likely to be obtained; and
v.	whether an alternative remedy to the derivative claim is available

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SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, a minimum amount of 43,904,208 and a maximum amount of 50,904,208 of ordinary shares will be outstanding, representing approximately 100% of our outstanding ordinary shares, which number of shares has been calculated based on an assumed initial offering price of US$5 per share, as indicated on the cover page of the prospectus. All of the ordinary shares sold in this offering by us or the selling shareholders will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list the ordinary shares on the NASDAQ, but we cannot assure you that a regular trading market will develop in the ordinary shares.

Lock-up Agreements

The Company and each of our directors, executive officers, and existing shareholder of more than 5% of outstanding shares of the Company have entered similar lock-up agreements for a period of 180 days after the effective date (the “Effective Date”) of this registration statement, not to offer, issue, sell, contract to sell, encumber, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed, without the prior written consent of the Selling Agent. None of the selling shareholders will enter any lock-up agreement with the Selling Agent.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ordinary shares. However, one or more existing shareholders may dispose of significant numbers of the ordinary shares in the future. We cannot predict what effects, if any, future sales of the ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of the ordinary shares from time to time. Sales of substantial amounts of the ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares of the same class, in the form of ordinary shares, which immediately after this offering will equal a minimum of 439,042 or a maximum of 509,042 ordinary shares, which number of shares has been calculated based on an assumed initial offering price of US$5 per share; or

•	the average weekly trading volume of our ordinary shares of the same class, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

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Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following is a summary of the material British Virgin Islands, the Republic of China and United States federal income tax consequences and considerations relevant to an investment in the ordinary shares. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the British Virgin Islands, the Republic of China and the United States. However, we strongly encourage investors to consult their tax advisors respectively regarding the particular tax consequences of investing in us and the impacts on each of the particular potential investors’ overall tax liabilities.

British Virgin Islands Taxation

Under British Virgin Islands law as currently in effect, a holder of ordinary shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the ordinary shares and all holders of ordinary shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act or persons not resident in the British Virgin Islands. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty currently in effect between the United States and the British Virgin Islands or between Taiwan and the British Virgin Islands.

The disclosure included in the British Virgin Islands Taxation section of this Prospectus is the opinion of Maples & Calder, our BVI counsel. In addition, Maples & Calder has confirmed the information relating the BVI taxation contained in this section as part of its legal opinion attached herein as Exhibit 8.1.

United States Taxation

•	Material United States Federal Income Tax Considerations

The following is a general summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the ordinary shares by U.S. Investors (as defined below) that purchase the ordinary shares pursuant to the public offering and hold such ordinary shares as capital assets as defined under the Internal Revenue Code of 1986, as amended, or the Code. This summary is based on the Code, the Treasury regulations issued pursuant to the Code, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Investors in light of their particular circumstances or to U.S. Investors subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships, regulated investment companies, dealers in stock, securities or currencies, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire ordinary shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or constructively 10.0% or more of our company’s shares, persons that are resident in or hold ordinary shares in connection with a permanent establishment outside the United States or persons that generally mark their securities to market for U.S. federal income tax purposes).

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As used in this summary, the term “U.S. Investor” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over its administration and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (b) if a valid election is in effect for the trust to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the ordinary shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of the ordinary shares.

Prospective investors should consult their tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

•	Taxation of Dividends

Subject to the passive foreign investment company (“PFIC”) discussed below, a U.S. Investor will be required to include in gross income the gross amount of any distribution paid on the ordinary shares (including any amount of taxes withheld by our company) out of our Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our Company’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Investor’s adjusted tax basis in the ordinary shares and thereafter will be treated as a gain from the sale of the ordinary shares. Consequently, a U.S. Investor should treat the entire amount of any distribution received as a dividend.

In case of a U.S. Investor that is a corporation, dividends paid on the ordinary shares will be subject to regular corporate rates and will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Subject to the discussion below, dividends paid on the ordinary shares to individuals and certain other non-corporate persons will generally be subject to tax at ordinary income rates.

Certain dividends received by non-corporate U.S. Investors, including individuals, in taxable years beginning before January 1, 2013, generally will be subject to a maximum income tax rate of 15.0%. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” and only if certain holding period requirements and other conditions are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the U.S. Unless legislation is enacted extending the favorable tax treatment of dividends, dividends received by non-corporate U.S. investors in taxable years beginning after December 31, 2012 will generally be subject to tax at ordinary income rates.

A U.S. Investor may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ordinary shares. A U.S. Investor who does not elect to claim a foreign tax credit for foreign income tax withheld, may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such investor elects to do so for all creditable foreign income taxes. For purposes of calculating the foreign tax credit limitation, dividends paid by our Company will, depending on the circumstances of the U.S. investor, be either general or passive income.

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•	Taxation of Sale, Exchange or Other Disposition of ordinary shares

Subject to the PFIC discussion below, a U.S. investor generally will recognize capital gain or loss upon the sale, exchange or other disposition of ordinary shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and the U.S. Investor’s adjusted tax basis in such ordinary shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Investor’s holding period in the ordinary shares exceeds one year. Long-term capital gain of a non-corporate U.S. investor is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes. U.S. Investors are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on the disposition of ordinary shares, including the availability of the foreign tax credit under an investor’s own particular circumstances.

A U.S. investor that receives non-U.S. currency on the disposition of the ordinary shares will realize an amount equal to the U.S. dollar value of the foreign currency received on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) whether or not converted into U.S. dollars at that time. Very generally, the U.S. Investor will recognize currency gain or loss if the U.S. dollar value of the currency received on the settlement date differs from the amount realized with respect to the ordinary shares. Any currency gain or loss on the settlement date or on any subsequent disposition of the foreign currency generally will be U.S. source ordinary income or loss.

•	Passive Foreign Investment Company

In general, a foreign corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75.0% of its gross income is “passive income” or (ii) at least 50.0% of the average value of its total assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, certain royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a foreign corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25.0% interest (by value) is taken into account.

We do not expect to be a PFIC for the current taxable year or any future year. The PFIC determination, however, depends upon the application of complex U.S. federal income tax rules concerning the classification of our assets and income for this purpose and the application of these rules is uncertain in some respects. Under the income and asset tests, whether our company is a PFIC will be determined annually based upon the composition and nature of our income and the composition, nature and valuation of our assets, all of which are subject to change. For purposes of the asset test, any cash, including proceeds from the public offering, will generally be treated as a passive asset and the amount of cash held by our Company in any year will depend, in part, on when our Company spends the cash raised from the public offering and generated in its operations. In addition, the determination of our Company’s PFIC status will depend upon the nature of the assets acquired by our Company. Moreover, the determination of the value of our Company’s assets may depend on its market capitalization, and that market capitalization may fluctuate. Accordingly, there can be no assurance that we will not be a PFIC in the current or any future year. In addition, there can be no assurance that the IRS will not challenge any determination by our Company that it does not constitute a PFIC.

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If our Company was classified as a PFIC for any taxable year during which a U.S. Investor held ordinary shares, the U.S. Investor, absent certain elections (including a mark-to-market election), would generally be subject to adverse rules (regardless of whether our company continues to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Investor on the ordinary shares in a taxable year that were greater than 125 percent of the average annual distributions received by the U.S. Investor in the three preceding taxable years or, if shorter, the U.S. Investor’s holding period for the ordinary shares) and (ii) any gain realized on the sale or other disposition of ordinary shares.

Under these adverse rules (a) the excess distribution or gain would be allocated ratably over the U.S. Investor’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which our company was classified as a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years during which our company was classified as a PFIC would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year and an interest charge would be imposed with respect to the resulting tax attributable to each such taxable year.

If our company was a PFIC for any taxable year during which a U.S. Investor held the ordinary shares, our company would continue to be treated as a PFIC with respect to that U.S. Investor for all succeeding years during which the U.S. Investor held the ordinary shares. The U.S. Investor may terminate this deemed PFIC status by electing to recognize gains (which would be taxed under the special tax rules discussed above) as if the U.S. Investor’s ordinary shares had been sold on the last day of the last taxable year for which our company was a PFIC. If our company holds or acquires an interest in an entity which is itself a PFIC, such an interest may be treated as owned by a U.S. Investor. U.S. Investors should consult their own tax advisers regarding the consequences to them if our company holds or acquires an interest in an entity which is itself a PFIC.

Although the PFIC rules permit a U.S. holder of stock in a PFIC in certain circumstances to avoid some of the disadvantageous tax treatment described above by making a “qualified electing fund,” or QEF, election, a U.S. Investor will not be able to elect to treat our Company as a QEF because our Company does not intend to prepare the information that the U.S. Investor would need to make a QEF election.

If our company was a PFIC in any year with respect to a U.S. Investor, the disadvantageous tax treatment described above may in part be avoided with respect to our company if a U.S. Investor validly made a mark-to-market election as of the beginning of such U.S. Investor’s holding period. If such election was made, such U.S. Investor generally would be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, the ordinary shares at the end of each taxable year as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to the tax basis of such ordinary shares. In addition, any gain from a sale, exchange or other disposition of the ordinary shares would be treated as ordinary income, and any loss would be treated as ordinary losses (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a U.S. Investor only if the ordinary shares are considered “marketable stock.” Generally, shares will be considered marketable stock if the shares are “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations.

If our company was a PFIC in any year with respect to a U.S. investor, the U.S. Investor would be required to file an annual return on IRS Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares. In addition, under recently enacted U.S. legislation and subject to future guidance, if we were a PFIC, U.S. Investors would be required to file, for taxable years beginning after March 18, 2010, an annual information return with the IRS relating to their ownership of the ordinary shares. Although expected, no guidance has yet been issued about such return, including on the information required to be reported on such return, the form of the return, or the due date for the return.

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U.S. investors should consult their tax advisors regarding the potential application of the PFIC regime, including eligibility for and the manner and advisability of making a mark-to-market election.

•	Certain Reporting Requirements

Certain U.S. investors are required to file information returns with the IRS, including IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash or other property to our Company and information relating to the U.S. Investor and our Company. Substantial penalties may be imposed upon a U.S. Investor that fails to comply.

Subject to specified exceptions and future guidance, recently enacted U.S. tax legislation generally requires a U.S. Investor (that is an individual or, to the extent provided in future guidance, a U.S entity) to report to the IRS such U.S. Investor’s interests in stock or securities issued by a non-U.S. person (such as the company) for taxable years beginning after March 18, 2010. Although expected, no guidance on this reporting requirement has yet been issued. U.S. Investors should consult their tax advisors regarding the information reporting obligations that may arise from their acquisition, ownership or disposition of ordinary shares.

•	Backup Withholding Tax and Information Reporting Requirements

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Investors with respect to dividend payments made on or the payment of proceeds from the sale, exchange or other disposition of the ordinary shares, unless an applicable exemption is satisfied. U.S. Investors that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Investor’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Investor timely furnishes required information to the IRS.

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Republic of China Taxation

This section consults certain Taiwan tax provisions respecting the issuance of securities outside Republic of China by a BVI business company.

•	Transaction or Turnover Tax

According to the current tax laws of Republic of China, transaction tax or stamp duties shall be levied only upon companies registered in the territory of Republic of China or securities approved for circulation therein. BVI business companies, the securities of which have been issued outside the territory of Republic of China, will not incur any transaction tax, stamp duties, or tax liabilities of similar kind.

However, in accordance with Tai-Cai-Shui-Zi No. 10400737840 Decree issued by Ministry of Finance on January 6, 2016, Standards of Withholding Rates for Various Incomes of Article 4 states that “[t]he net dividends or profit distributed to a profit-seeking enterprise having its head office outside the territory of the R.O.C. from investment in an enterprise within the territory of the R.O.C. shall be withheld at a rate of 20% of the amount distributed by the withholder when payment is made.” Therefore, when any of the Taiwan Subsidiaries of Imperial Garden & Resort distributes its dividend income to the Company, then a tax of 20% of the income from the dividends shall be withheld by such Subsidiary.

•	Income Tax on Sales of Securities and Dividends

According to the current income tax law of Republic of China, income tax shall not be levied on the shareholders or share-holders of a BVI business company, unless the income from sales of or dividends generated from the securities of the BVI business company exceeds the taxable threshold in an amount of NTD6,700,000 (approximately USD $220,810) per year for each Taiwanese individual shareholder and NTD500,000 (approximately USD $16,478) per year for each institutional shareholder, subject to adjustments from time to time.

For more information, please refer to the Taiwan Tax Opinion attached herein as Exhibit 8.2.

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Plan of Distribution

We expect to enter into a selling agency agreement with the Selling Agent named therein with respect to the ordinary shares in our offering, excluding the ordinary shares offered by the selling shareholders. Under the terms and subject to the conditions contained in the selling agency agreement, we have agreed to issue and sell a minimum offering amount of ordinary shares and a maximum offering amount of ordinary shares on a best efforts basis. The offering is being made without a firm commitment by the Selling Agent, which has no obligation or commitment to purchase any securities. The Selling Agent is not required to sell any specific dollar amount of ordinary shares but will use its best efforts to sell the ordinary shares offered.

We do not intend to close this offering unless we sell at least a minimum number of shares, at the price per share set forth on the cover page of this prospectus, to result in sufficient proceeds to list the ordinary shares on the NASDAQ. We have applied to list the ordinary shares on the NASDAQ under the symbol “MNSI”. Because this is a best efforts offering, the Selling Agent does not have an obligation to purchase any securities, and, as a result, we may not be able to sell the minimum number of ordinary shares. Our exclusive engagement with the selling agency respecting our offering may terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of the ordinary shares is raised, or (ii) 120 days from the date of this prospectus, or the expiration date. If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us.

We expect that delivery of the ordinary shares will be made to investors through the book-entry facilities of The Depositary Trust Company.

The selling agency agreement provides that the obligation of the Selling Agent to sell the ordinary shares, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) obtaining listing approval on the NASDAQ, (2) delivery of legal opinions and (3) delivery of auditor comfort letters. The Selling Agent is under no obligation to purchase any ordinary shares for its own account. Trading in the ordinary shares will commence within five days after the date of the initial issuance of ordinary shares pursuant to this prospectus. As an offering on a best efforts basis, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The Selling Agent may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Discounts, Commissions and Expenses

We have agreed to pay the Selling Agent a fee equal to 6.0% of the gross proceeds of the offering from investors introduced by the Selling Agent.

We have agreed to pay a non-accountable expense allowance to the Selling Agent up to US$270,000, of which we have agreed to pay the Selling Agent’s reasonable out-of-pocket expenses relating to (i) background checks of our officers and directors, and preparation of printed documents for closing and (ii) deal mementos with costs incurred by the Selling Agent in connection with this offering. The Company also agrees to pay the fees and expenses of the Selling Agent’s legal counsel related to the Company’s offering, which fees shall not exceed $100,000 (the “Legal Fees”). We have paid an accountable advance of US$30,000 to the Selling Agent to be applied to the Selling Agent’s anticipated out-of-pocket expenses. The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

Selling Agent Warrants

We have also agreed to grant to the Selling Agent a warrant covering a number of ordinary shares equal to 6.0 % of the aggregate number of the shares underlying the ordinary shares being sold in the offering. The Selling Agent Warrants will be exercisable, in whole or in part, during a period commencing on a date that is six (6) months after the closing and will expire on the three-year anniversary of the effective date of our offering pursuant to FINRA Rule 5110(f)(2)(G)(i). The Selling Agent Warrants will be exercisable at a price equal to 125% of the offering price of the ordinary shares in connection with the offering and shall not be redeemable. We will register the shares underlying the Selling Agent Warrants and will file all necessary undertakings in connection therewith. The Selling Agent Warrants may not be sold, transferred, assigned, pledged, hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period beginning from SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part (in accordance with FINRA Rule 5110), until 180 days after the effectiveness of the offering, except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Selling Agent, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Selling Agent Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of underlying shares at our expense, an additional demand registration at the Selling Agent Warrants’ holders’ expenses, and unlimited “piggyback” registration rights at our expense for a period of three years after the effective date of the Offering pursuant to FINRA Rule 5110(f)(2)(G)(iv). The demand for registration may be made at any time one year after the effective date of the Offering but no later than three years the effective date of the Offering pursuant to FINRA Rule 5110(f)(2)(G)(v).

We have agreed to pay our expenses related to the offering. We estimate that our total expenses related to this offering, excluding the estimated commissions to the Selling Agent and payment of the Selling Agent’s expenses referred to above, will be approximately US$_____ .

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Except as disclosed in this prospectus, the Selling Agent has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110.

The table below shows per share and total commissions that we will pay to the Selling Agent.

	Minimum offering amount				Maximum offering amount
	Per share		Total		Per share		Total
Discounts and commissions to the Selling Agent paid by us	US$	0.3	US$	900,000	US$	0.3	US$	3,000,000
Discounts and commissions paid to the Selling Agent by the selling shareholders		0		0		0		0
Total	US$	0.3	US$	900,000	US$	0.3	US$	3,000,000

The selling shareholders do not engage the Selling Agent to facilitate the sales of their ordinary shares in any manner.

We have agreed that, subject to certain exceptions, we will not without the prior written consent of the representatives, during the period ending 180 days after the date of effectiveness pursuant to FINRA Rule 5110(g)(1) (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or

•	file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares (other than a registration statement on Form S-8);

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

Each of our directors, executive officers and existing beneficial owners of 5% or more of our outstanding ordinary shares has agreed that, subject to certain exceptions, such director, executive officer or beneficial owner of 5% or more of our outstanding ordinary shares will not, without the prior written consent of the Selling Agent, during the restricted period:

•	offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or

•	make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares;

whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

106

Prior to this Offering, there has been no public market for the ordinary shares. The initial public offering price will be determined by negotiations between us and the Selling Agent. In determining the initial public offering price, we and the Selling Agent expects to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•	other factors deemed relevant by the Selling Agent and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the Selling Agent can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Selling Agent may be required to make for these liabilities.

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Terms of the Offering

We are offering, on a best efforts basis, a minimum of approximately 3,000,000 ordinary shares and a maximum of approximately 10,000,000 ordinary shares. The Offering is being made without a firm commitment by the Selling Agent, which has no obligation or commitment to purchase any securities. The Selling Agent is not required to sell any specific number of dollar amount of ordinary shares but will use its best efforts to sell the ordinary shares offered. The ordinary shares are being offered for a period not to exceed 120 days. If the minimum offering amount is not raised within 120 days from the date of this prospectus, all subscription funds from the escrow account will be returned to investors promptly without interest (since the funds are being held in a non-interest bearing account) or deduction of fees. The Company’s offering shall terminate on the earlier of (i) the time when the maximum offering amount of the ordinary shares is raised, or (ii) 120 days from the date of this prospectus. If we can successfully raise at least the minimum offering amount within the offering period, the proceeds from the Offering will be released to us.

Deposit of Offering Proceeds

The Selling Agent and the Company have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all the proceeds received by the Selling Agent for the sale of the ordinary shares in this Offering will be promptly deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of established by the Escrow Agent, or the Escrow Account. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the Selling Agent from prospective purchasers of the offered ordinary shares and are delivered by the Selling Agent to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

The Selling Agent shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of the ordinary shares by noon of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the Selling Agent shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “CST&T Imperial Garden & Resort Escrow Account.”  The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors. We intend to appoint an independent third party as our Escrow Agent.

Electronic Offer, Sale and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Selling Agent. In addition, ordinary shares may be sold by the Selling Agent to securities dealers who resell ordinary shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the Selling Agent’s website and any information contained in any other website maintained by the Selling Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Selling Agent in its capacity as Selling Agent and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ordinary shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

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Accordingly, (1) the offer of the ordinary shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ordinary shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The ordinary shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The Selling Agent has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ordinary shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the share to the public in that Relevant Member State at any time,

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

•	in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ordinary shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The ordinary shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

109

Israel. In the State of Israel, the ordinary shares offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A (b) of the Securities Law 1968;

•	an Selling Agent fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•	a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•	an entity, other than an entity formed for the purpose of purchasing the ordinary shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Japan. The Selling Agent will not offer or sell any of the ordinary shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

110

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person that is:

(a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ordinary shares under Section 275 except:

(1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares,

(2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(3) where no consideration is or will be given for the transfer; or

(4) where the transfer is by operation of law.

111

Taiwan. The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ordinary shares in Taiwan.

Switzerland. The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

United Arab Emirates and Dubai International Financial Centre. This offering of the ordinary shares has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, the Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, respectively, or otherwise.

The ordinary shares may not be offered to the public in the UAE and/or any of the free zones. The ordinary shares may be offered and this prospectus may be issued, only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

United Kingdom. An offer of the ordinary shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the Selling Agent in relation to the ordinary shares must be complied with in, from or otherwise involving the United Kingdom.

112

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting fees and commissions and underwriting expenses, that we expect to incur in connection with this offering of the ordinary shares by us and the selling shareholders. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Stock Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$10,220.89
Nasdaq Global Market Listing Fee	$150,000
FINRA Filing Fee	$8,000
Legal Fees and Expenses	$350,000
Accounting Fees and Expenses	$150,000
Printing and Engraving Expenses	$10,000
Miscellaneous Expenses	$10,000
Total Expenses	$688,220.89

These expenses will be borne by us, except for the Securities and Exchange Commission Registration Fee which will be borne by us and the selling shareholders in proportion to the numbers of ordinary shares registered in the offering by us and the selling shareholders and $27,000 of the total legal fees and expenses that will be borne by one director of ours.

113

LEGAL MATTERS

Sichenzia Ross Ference Kesner LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of the ordinary shares offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP. Hunter Taubman Fischer & Li LLC is acting as counsel to the Selling Agent. Certain legal matters as to Taiwan law will be passed upon for us by Sha Hung, Esq. and certain legal matters as to British Virgin Islands law shall be passed upon for us by Maples and Calder. Sichenzia Ross Ference Kesner LLP may rely upon Sha Hung, Esq. with respect to matters governed by Taiwan law and Maples and Calder with respect to matters governed by British Virgin Islands law.

EXPERTS

KCCW Accountancy Corp. (“KCCW”), an independent registered public accounting firm, has audited our consolidated financial statements for each of the years ended December 31, 2016 and 2015. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on KCCW’s report, given on their authority as experts in accounting and auditing.

The current address of KCCW is 3333 South Brea Canyon Road # 206, Diamond Bar, CA 91765.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Selling Agent, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares supported by the underlying ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

F-1

Report of Independent Registered Public Accounting Firm

To Shareholders and Board of Directors of

Imperial Garden & Resort, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Imperial Garden & Resort, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, cash flows, and equity for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imperial Garden & Resort, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in NOTE 2 of the consolidated financial statements, the Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in NOTE 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in NOTE 16 to the financial statements, the financial statements for the year ended December 31, 2016 have been retroactively adjusted to reflect the effect of the stock split.

/s/ KCCW Accountancy Corp
Diamond Bar, California
March 21, 2017, except for Note 16, as to which the date is November 29, 2017

F-2

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$26,832	$97,586
Other receivable	901,499	974,992
Prepaid expenses and other current assets	42,034	43,372
Total Current Assets	970,365	1,115,950

Land held for sale and investment	1,751,646	1,730,813
Property & Equipment, net	60,180,468	60,196,822
Total Assets	$62,902,479	$63,043,585

LIABILITIES AND EQUITY
Current Liabilities
Line of credit	$1,803,086	$1,949,985
Current portion of long-term bank loan	774,004	1,662,702
Accrued expenses and other current liabilities	28,225,373	26,002,974
Current portion of deferred revenue	251,720	248,726
Due to shareholders	46,044,534	44,612,575
Due to related parties	3,550,617	2,311,070
Total Current Liabilities	80,649,334	76,788,032

Non-current Liabilities
Long-term bank loan	2,756,604	3,023,229
Notes payable	10,365,432	10,242,147
Deferred revenue	7,048,171	7,213,068
Membership deposits	31,729,461	31,352,074
Total Non-current Liabilities	51,899,668	51,830,518
Total Liabilities	132,549,002	128,618,550

Equity
Common Stock, $0.01 par value, 200,000,000 shares authorized, 30,672,090 shares issued and outstanding as of December 31, 2016	306,721	-
Paid-in capital	-	934,574
Additional paid-in capital	592,022	-
Accumulated deficit	(74,087,309)	(71,036,558)
Accumulated other comprehensive income	3,818,810	4,527,019
Total Stockholders' deficit	(69,369,756)	(65,574,965)
Noncontrolling interest	(276,767)	-
Total Deficit	(69,646,523)	(65,574,965)
Total Liabilities and Equity	$62,902,479	$63,043,585

 The accompanying notes are an integral part of these consolidated financial statements.

F-3

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Revenues, net	$1,278,551	$1,213,410
Cost of revenues	1,785,289	2,033,716
Gross profit (loss)	(506,738)	(820,306)
Selling, general and administrative expenses	983,725	622,901
Loss from operations	(1,490,463)	(1,443,207)
Other income (expense)
Interest income	1,938	1,853
Interest expense	(1,861,617)	(1,893,736)
Other income - leasing	46,659	44,020
Loss on litigation settlement	-	(472,526)
Total other income (expenses)	(1,813,020)	(2,320,389)
Loss before income tax	(3,303,483)	(3,763,596)
Provision for income tax	-	-
Net loss	(3,303,483)	(3,763,596)
Net loss attributable to noncontrolling interest, net of tax	12,054	-
Net loss attributable to Imperial Garden & Resort, Inc.	(3,291,429)	(3,763,596)
Foreign currency translation adjustment	(708,209)	2,452,250
Comprehensive loss	(3,999,638)	(1,311,346)
Other comprehensive loss attributable to noncontrolling interest	15,188	-
Comprehensive loss attributable to Imperial Garden & Resort, Inc.	$(3,984,450)	$(1,311,346)

Basic and diluted loss per common share	$(0.13)	$-

Basic and Diluted Weighted Average Common Shares Outstanding	24,844,410	-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash flows from operating activities
Net loss	$(3,303,483)	$(3,763,596)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	833,675	858,030
Changes in assets and liabilities:
Decrease (increase) in other receivable	85,688	86,945
Decrease (increase) in prepaid expense & other current assets	1,870	(37,746)
Increase (decrease) in accounts payable	-	(73,325)
Increase (decrease) in accrued expenses and other current liabilities	1,919,684	2,040,200
Increase (decrease) in deferred revenues	(253,076)	(256,920)
Increase (decrease) in due to shareholders	898,448	1,169,470
Net cash provided by operating activities	182,806	23,058

Cash flows from investing activities
Purchase of fixed assets	(88,738)	(74,615)
Net cash used in investing activities	(88,738)	(74,615)

Cash flows from financing activities
Repayment of bank loans	(1,389,543)	(1,359,299)
Loan from affiliates	1,218,255	1,185,410
Net cash used in financing activities	(171,288)	(173,889)

Effect of exchange rate changes on cash and cash equivalents	6,466	(4,704)

Net increase (decrease) in cash and cash equivalents	(70,754)	(230,150)
Cash and cash equivalents
Beginning	97,586	327,736
Ending	$26,832	$97,586

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$34,139	$39,410

The accompanying notes are an integral part of these consolidated financial statements.

F-5

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

						Accumulated
						other
	Common Stock			Additional	Accumulated	comprehensive	Noncontrolling
	Shares	Amounts	Paid-in capital	paid-in capital	deficit	income	interest	Total

Balance at December 31, 2014	-	$-	$934,574	$-	$(67,272,962)	$2,074,769	$-	$(64,263,619)
Foreign currency translation	-	-	-	-	-	2,452,250	-	2,452,250
Net loss	-	-	-	-	(3,763,596)	-	-	(3,763,596)
Balance at December 31, 2015	-	-	934,574	-	(71,036,558)	4,527,019	-	(65,574,965)
Issuance of founder’s share	90	1	-	-	-	-	-	1
Issuance of shares due to share exchange	30,672,000	306,720	-	34,079	-	-	-	340,799
Effect of restructuring	-	-	(934,574)	557,943	240,678	-	(279,901)	(415,854)
Foreign currency translation	-	-	-	-	-	(708,209)	15,188	(693,021)
Net loss	-	-	-	-	(3,291,429)	-	(12,054)	(3,303,483)
Balance at December 31, 2016	30,672,090	$306,721	$-	$592,022	$(74,087,309)	$3,818,810	$(276,767)	$(69,646,523)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND BUSINESS

Imperial Garden & Resort, Inc., (the “Imperial”), was incorporated on September 23, 2016 under the laws of the British Virgin Islands. Imperial is a holding company and has no substantive business operations. Mr. Fun-Ming Lo is the major shareholder and a director of Imperial.

The Huang Jia Country Club and Recreation Inc., (the “Huang Jia”), was incorporated on March 3, 2015 under the laws of the Republic of Seychelles. Huang Jia is a holding company and has not carried out substantive business operations of its own. Mr. Fun-Ming Lo is the sole director and major shareholder of Huang Jia.

Yao-Teh International Recreation Co., Ltd., (the “Yao-Teh”), was incorporated on May 30, 1988 under the laws of Taiwan (R.O.C.). Yao-Teh is in the business of developing and operating golf course facilities. Mr. Fun-Ming Lo is the controlling beneficiary shareholder of Yao-Teh.

Ta-Teh-Fu Co., Ltd., (the “Ta-Teh-Fu”), was incorporated on June 27, 2001 under the laws of Taiwan (R.O.C.). Ta-Teh-Fu’s main business is to lease golf carts, machinery, and equipment to Yao-Teh. Mr. Fun-Ming Lo is the controlling beneficiary member of Ta-Teh-Fu.

In August 2016, Huang Jia acquired 99.6% ownership of Yao-Teh, and 100% ownership of Ta-Teh-Fu.

On October 12, 2016, Imperial entered into and closed a share exchange agreement, with Huang Jia. Pursuant to the Share Exchange Agreement, Imperial issued an aggregate of 340,800 shares of common stock to the shareholders of Huang Jia in exchange for all the issued and outstanding capital stock of Huang Jia (the “Share Exchange”).

As a result of the consummation of the Share Exchange on October 12, 2016, Yao-Teh and Ta-Teh-Fu became, indirectly through Huang Jia, majority-owned subsidiaries of Imperial. (the “Restructuring Transaction”).

The fiscal year of Imperial Garden & Resorts, Inc. and its subsidiaries (collectively, the “Company”) ends on December 31st.

NOTE 2. GOING CONCERN

The Company had accumulated deficit of $74,087,309 and $71,036,558 as of December 31, 2016 and December 31, 2015, respectively. The net losses attributable to common stockholders of $3,291,429 and $3,763,596 for the years ended December 31, 2016 and 2015, respectively. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

F-7

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Since Imperial, Huang Jia, Yao-Teh, and Ta-Teh-Fu, were entities under common control prior to the restructuring transaction, we has recast prior period financial statements to reflect the conveyance of Yao-Teh and Ta-Teh-Fu to Huang Jia as if the restructuring transaction had occurred as of January 1, 2016. All significant intercompany transactions and account balances have been eliminated.

The functional currency of Yao-Teh and Ta-Teh-Fu is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying consolidated financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Segment Reporting — The Company follows the provisions of ASC 280 (formerly referred to as SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information), which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment for the years ended December 31, 2016 and 2015 and accordingly, no separate segment information is presented.

Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable and Other Receivable — Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of income, as are subsequent recoveries of previous impairments.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Land improvements	50
Buildings and building improvements	15
Machinery and equipment	5
Office equipment	5

F-8

Impairment of Long-Lived Assets — The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Land Held for Sale and Investment — The Company recorded the land held for sale and investment at the original land acquisition costs.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” (formerly SFAS No. 157) defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

·	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

·	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157 (ASC 820). This Staff Position delays the effective date of SFAS No. 157 (ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 (ASC 820) had no effect on the Company's financial position or results of operations for the years ended December 31, 2016 and 2015.

F-9

We also analyze all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”). We have determined ASC 480-10 (formerly SFAS 150) and ASC 815-40 (formerly EITF 00-19) had no material effect on our financial position or results of operations for the years ended December 31, 2016 and 2015.

Revenue Recognition — The following describes the composition of revenues for the Company:

•	Greens fee is charged to play on the golf course from members and non-members. The revenues are recognized when the services are rendered.

•	Revenue from non-refundable membership initiation fees is recognized over the estimated life of the facilities on a straight-line basis upon inception of the club. As of December 31, 2016 and December 31, 2015, the weighted average remaining period over which non-refundable membership initiation fees will be recognized is approximately 29 years and 30 years, respectively (See NOTE 11).

Advertising Costs — Advertising costs are expensed at the time such advertising commences. Advertising expenses were $790 and $4,013 for the years ended December 31, 2016 and 2015, respectively.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. There were no significant deferred tax items as of December 31, 2016 and December 31, 2015.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax position recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. At December 31, 2016 and December 31, 2015, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes. Concentration of credit risk with respect to trade and notes receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Foreign-currency Transactions — Foreign-currency transactions are recorded in New Taiwan dollars (“NT$”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under stockholders’ deficit.

F-10

Statement of Cash Flows — Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Reclassifications — Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Translation Adjustment — The accounts of Yao-Teh and Ta-Teh-Fu were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholders’ deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income as a component of stockholders’ deficit.

Earnings per share (EPS) — Earnings per share is calculated in accordance with ASC 260. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock instruments were converted or exercised. Options and warrants are assumed to be exercised at the beginning of the period if the average stock price for the period is greater than the exercise price of the warrants and options. For the years ended December 31, 2016 and 2015, no options or warrants were issued or outstanding.

Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ deficit and comprehensive income (loss).

Recently Issued Accounting Pronouncements — In October 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”). ASU 2016-17 changes how a reporting entity considers indirect interest held by related parties under common control when evaluating whether it is the primary beneficiary of a VIE. ASU 2016-17 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 reduces diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. ASU 2016-15 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases," which requires recognition of lease assets and lease liabilities on the balance sheet of lessees. ASU 2016-02 is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2018, or in fiscal 2020. Early adoption is permitted. ASU 2016-02 requires a modified retrospective transition approach and provides certain optional transition relief. The Company is currently evaluating the effect the adoption of this guidance will have on our consolidated results of operations, financial position and cash flows.

F-11

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter of 2018. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for one year and permits early adoption as early as the original effective date of ASU 2014-09. Accordingly, the Company may adopt the standard in either its first quarter of 2018 or 2019.In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606) – Principal versus Agent Considerations (“ASU 2016-08”), which clarifies the implementation guidance for principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606) – Identifying Performance Obligations and Licensing (“ASU 2016-10”), which amends the guidance in ASU 2014-09 related to identifying performance obligations and accounting for licenses of intellectual property. The Company must adopt ASU 2016-08 and ASU 2016-10 with ASU 2014-09.The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the timing of its adoption and the impact of adopting the new revenue standard on its consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-15, “Preparation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern”. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity's liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity's liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements—Liquidation Basis of Accounting. Even when an entity's liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this Accounting Standards Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will evaluate the going concern considerations in this ASU, however, at the current period, management does not believe that it has met conditions which would subject these consolidated financial statements for additional disclosure.

NOTE 4. LAND HELD FOR INVESTMENT

On November 18, 2005, Ta-Teh-Fu purchased twenty-six parcels of land held for sale and investment in Miao Li County in Taiwan for NT$112,479,828, approximately equivalent to $3,471,600. On May 31, 2008, Ta-Teh-Fu sold 50% ownership of its land to the Li An Hospital and Mr. Xi-He Wang at cost amounted NT$56,753,344, equivalent to $1,751,646. The land is collateralized under the line of credit with Taiwan Cooperative Bank (See NOTE 7).

NOTE 5. OTHER RECEIVABLE

On May 31, 2008, Ta-Teh-Fu sold 50% ownership of its land (See NOTE 4) to the Li An Hospital and Mr. Xi-He Wang at cost amounted NT$56,753,344, equivalent to $1,751,646. Pursuant to the land purchase agreement, the Li An Hospital and Mr. Wang also assumed 50% of bank loan (See NOTE 7). As of December 31, 2016 and December 31, 2015, Ta-Teh-Fu had receivables due from the Li An Hospital and Mr. Wang of $901,499 and $974,992, respectively.

F-12

NOTE 6. PROPERTYAND EQUIPMENT

Property and equipment as of December 31, 2016 and December 31, 2015 are summarized as follows:

	December 31, 2016	December 31, 2015
Land	$41,655,668	$41,160,220
Land improvement	35,869,722	35,443,092
Buildings	221,345	221,711
Office equipment	26,639	26,321
Machinery and equipment	1,186,586	1,085,259
Less: accumulated depreciation	(18,779,492)	(17,739,781)
Property and equipment, net	$60,180,468	$60,196,822

From 1989 to 1991, Yao-Teh purchased two hundred and twenty parcels of land for development and construction of golf course in Miao Li County in Taiwan, for NT$1,349,643,627, equivalent to $41,655,668, of which one hundred and sixty-three parcels of land’s title was registered under an individual, Mr. Lang-Sheng Lin, pursuant to a trust agreement (See NOTE 16). From 1991 through 1996, Yao-Teh has incurred approximately NT$1,162,179,000, equivalent to $35,869,722, for land improvements. The cost of land improvement is depreciated over fifty years on a straight-line basis. The land and land improvements are collateralized and placed liens for the loans from a bank (See NOTE 7) and an individual (See NOTE10).

Depreciation expenses were $833,675 and $858,030 for the years ended December 31, 2016 and 2015, respectively.

NOTE 7. BANK LOANS

Line of credit (Ta-Teh-Fu)

The short-term loan represents a line of credit from a bank due within one year. The loan consisted of the following:

	December 31,	December 31,
	2016	2015
Taiwan Cooperative Bank	$1,803,086	$1,949,985
Total	$1,803,086	$1,949,985

On November 17, 2005, Ta-Teh-Fu entered a five-year long term bank loan of NT$88,000,000, equivalent to $2,716,050, with Taiwan Cooperative Bank in order to acquire twenty-six parcels of land held for sales and investment in Miao Li County in Taiwan (See NOTE 4). The balance bore an interest at a prime rate plus 1.48%, of which prime rate was 1.87% at that time. On December 23, 2011, Ta-Teh-Fu renewed the loan balance of NT$88,000,000 and revise the type of loan from long-term bank loan to revolving line of credit subject to renewal annually. The balance bore an interest at a prime rate plus 2.13%, of which prime rate was 1.37% at that time. As of December 31, 2016, the interest rate is $3.47% per annum. The line of credit is collateralized by twenty-six parcels of land held for sales and investment, and also guaranteed by the Company’s owner.

Interest expenses for the years ended December 31, 2016 and 2015 amounted to $34,139 and $39,410, respectively.

Long-term bank loan (Yao-Teh)

Long-term bank loan of Yao-Teh consists of the following:

	December 31,	December 31,
	2016	2015
Taiwan Business Bank	$774,004	$1,698,149
Taiwan Cooperative Bank	2,756,604	2,987,782
	3,530,608	4,685,931
Less: current portion of long-term bank loan	(774,004)	(1,662,702)
Total	$2,756,604	$3,023,229

F-13

On July 9, 1991, Yao-Teh entered a four-year term bank loan of NT$380,620,000, equivalent to $11,747,531, with Taiwan Business Bank in order to acquire two hundred and twenty parcels of land for development and construction of golf course in Miao Li County in Taiwan (See NOTE 6).The loan balance bore an interest at prime rate plus 1.48%, of which prime rate was 1.87% at that time. The loan was collateralized by the purchased land and personal guaranteed by Yao-Teh’s president, general manager, and another individual. The loan went into default when it was due on July 8, 1995. On June 24, 2013, the Company entered a five-year repayment schedule with Taiwan Business Bank to pay off the principal and interest of loan totaling NT$274,047,725, equivalent to $8,458,263. As of December 31, 2016 and December 31, 2015, the remaining loan balance was $774,004 and $1,698,149, respectively. The land had liens held by Taiwan Business Bank and an individual, Mr. Cheng-Yu Lian (See NOTE 10). On the same date, Mr. Fun-Ming Lo borrowed NT$225,952,275, equivalent to $6,973,836, from Taiwan Business Bank, which Yao-Teh was the guarantor of the personal loan.

On August 7, 1991, Yao-Teh entered two five-year term bank loans in a total of NT$53,000,000, equivalent to $1,635,802 and a ten-year bank loan in an amount of NT$110,000,000, equivalent to $3,395,062, with Taiwan Cooperative Bank in order to acquire a land in Taipei City, Taiwan, to construct a residential building on the land for sale. The loan balances bore an interest at prime rate plus 1.25%, of which prime rate was 10% at that time. The loan was collateralized by the purchased land and personal guaranteed by Yao-Teh’s president and general manager. On September 16, 1995, three loans went into default, and the collateralized assets including the land and the building were foreclosed and sold. The remaining unpaid balance was $2,756,604 and $2,987,782 as of December 31, 2016 and December 31, 2015, respectively. Accrued interest was $6,867,807 and $6,464,924 as of as of December 31, 2016 and December 31, 2015, respectively.

Interest expenses were $326,816 and $330,873 for the years ended December 31, 2016 and 2015, respectively.

NOTE 8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2016	December 31, 2015
Accrued interest	$27,868,173	$25,741,993
Accrued litigation settlement	231,481	228,728
Purchased equipment payable	50,383	-
Sales tax and amusement tax payable	17,471	10,149
Unearned other income - leasing	22,018	22,104
Others	35,847	-
	$28,225,373	$26,002,974

NOTE 9. RELATED PARTY TRANSACTIONS

Operating Lease:

Both Yao-Teh and Ta-Teh-Fu lease their office spaces at the same location from a shareholder under an operating lease agreement which expires on January 1, 2019. The monthly base rent is approximately $500. Rent expense under this lease agreement amounted to approximately $5,960 and $5,384 for the years ended December 31, 2016 and 2015, respectively. (See NOTE 14).

F-14

Due to shareholders:

Yao-Teh and Ta-Teh-Fu have advanced funds from its officers and shareholders for working capital purposes. Both companies have not entered into any agreement with their officers and shareholders for these advances. The advances bear no interest and are due upon demand by shareholders. As of December 31, 2016 and December31, 2015, there were $46,044,534 and $44,612,575 advances outstanding, respectively.

Due to related parties:

Yao-Teh International Development Co., Ltd., an affiliate of Yao-Teh, made loan payments to Taiwan Business Bank on behalf of Yao-Teh. Yao-Teh International Development Co., Ltd. was incorporated on August 3, 1993 and is 100% owned by Mr. Fun-Ming Lo. There was no written agreement between Yao-Teh and Yao-Teh International Development Co., Ltd. for the advances. The advances were unsecured, interest free, and due on demand. As of December 31, 2016 and December31, 2015, there were $3,550,617 and $2,311,070 advances outstanding, respectively.

NOTE 10. NOTES PAYABLE

On June 25, 1993, Mr. Geng-Meng Lin, the vice president, entered a loan agreement with Mr. Cheng-Yu Lian, a third party, to borrow NT$400,000,000, approximately equivalent to $12,345,679 for working capital purpose. The loan bore an interest at a fixed rate of 14.4% per annum, and was due on December 30, 1993. The lender held a lien on the land owned by the Company. The loan went into default when it was due on December 30, 1993. On January 16, 2008, Mr. Lian filed a court payment order to demand the payment on the remaining principal of NT$335,840,000, equivalent to $10,365,432, and accrued interest at an interest rate of 14.4% per annum starting from December 6, 2002. As of December 31, 2016, the Company has not paid the balance and is negotiating with the lender. As of December 31, 2016 and December 31, 2015, the loan balance was $10,365,432 and $10,242,147, respectively. As of December 31, 2016 and December 31, 2015, the accrued interest balance was $21,000,366 and $19,275,721, respectively.

Interest expenses were $1,500,662 and $1,523,453 for the years ended December 31, 2016 and 2015, respectively.

NOTE 11. DEFERRED REVENUE

Revenue from non-refundable membership initiation fees is recognized over the estimated life of fifty years of facilities on a straight line basis upon inception of the club. As of December 31, 2016 and December 31, 2015, the weighted average remaining period over which the non-refundable membership initiation fees will be recognized is approximately 29 years and 30 years, respectively.

Deferred revenue at December 31, 2016 and December 31, 2015 mainly consist of the following:

	December 31, 2016	December 31, 2015
Deferred revenue – non-refundable membership initiation fees	$7,299,891	$7,461,794
Less: Current portion of deferred revenue	(251,720)	(248,726)
	$7,048,171	$7,213,068

F-15

NOTE 12. MEMBERSHIP DEPOSITS

Besides of non-refundable membership initiation fee (See NOTE 11), members of the golf club were also charged refundable membership fees. Members of the golf club are entitled to terminate a contract at any time and to claim the recovery of their membership deposits paid. The balance of refundable membership deposits at December 31, 2016 and December 31, 2015 was as follows:

	December 31, 2016	December 31, 2015
Refundable membership deposits	$31,729,461	$31,352,074
	$31,729,461	$31,352,074

NOTE 13. INCOME TAX

British Virgin Islands

Imperial Garden & Resort, Inc. was incorporated in British Virgin Islands, which does not tax income.

Seychelles

The Huang Jia Country Club and Recreation Inc. was incorporated in Republic of Seychelles, which does not tax income.

Taiwan

Both Yao-Teh International Recreation Co., Ltd. and Ta-Teh-Fu Co., Ltd. are incorporated in Taiwan. The Taiwan Income Tax Law imposes a unified enterprise income tax rate of 17% on all enterprises with taxable income greater than approximately NT$120,000, equivalent to $3,720. No income tax liabilities existed as of December 31, 2016 and December 31, 2015 due to the Company’s continuing operating losses. There were no significant deferred tax items as of December 31, 2016 and December 31, 2015, respectively.

Provision for income tax consists of the following:

For the Years Ended
December 31,
	2016	2015
Current provision
Taiwan	$-	$-
Deferred provision
Taiwan	-	-
Total provision for income tax	$-	$-

The following is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Years Ended December 31,
	2016	2015

Taiwan statutory income tax rate	17%	17%
Changes in valuation allowance	(17)%	(17)%
Effective income tax rate	0%	0%

F-16

NOTE 14. COMMITMENTS

Operating lease commitment:

Both Yao-Teh and Ta-Teh-Fu lease their office spaces at the same location from a shareholder (See NOTE 9) under an operating lease agreement which expires on January 1, 2019. The monthly base rent is approximately $500. Rent expense under this lease agreement amounted to approximately $5,959 and $5,384 for the years ended December 31, 2016 and 2015, respectively. The Company's obligations under operating leases are as follows:

As of December 31,	Amount
2017	$5,959
2018	5,959
2019	-
Total minimum payments	$11,918

NOTE 15. CONTINGENCIES AND LEGAL PROCEEDINGS

On November 29, 2013, Yao-Teh filed a complaint against an individual, Mr. Lang-Sheng Lin (the “Defendant”), at Taiwan Miaoli District Court in Taiwan, for not transferring the title of land that was purchased by Yao-Teh pursuant to the trust registration agreement entered by Yao-Teh and the defendant. The case went to court on January 16, 2014. On February 17, 2015, the court pronounced its judgment that the evidence provided by Yao-Teh was not sustained. An appeal was filed at Taiwan High Court Taichung Branch Court on March 21, 2015 by Yao-Teh. The hearing for the appeal was held on June 23, 2015 at Taiwan High Court Taichung Branch Court. The case was settled between Yao-Teh and the defendant on September 21, 2015. Pursuant to the settlement, Yao-Teh agreed to pay NT$15,000,000, approximately equivalent to $462,963, to the defendant, and the defendant agreed to transfer the title of land back to Yao-Teh after he receives the payment in full.

Yao-Teh has paid NT$7,500,000, equivalent to $231,481, to Mr. Lin in September 2015, and has recorded loss on litigation settlement of NT$15,000,000, equivalent to $472,526, for the year ended December 31, 2015. An accrued litigation settlement of NT$7,500,000, equivalent to $231,481 was recorded as of December 31, 2016.

NOTE 16. SUBSEQUENT EVENTS

Stock Split:

On June 27, 2017, the Company issued 89 bonus shares to each share of common stock resulting in an increase of total common stock issued and outstanding from 340,801 shares to 30,672,090 shares. All common shares and per share information for all periods presented in the Company’s financial statements and notes relating thereto have been retroactively adjusted to reflect the stock split and the incremental par value of the newly issued shares was recorded with the offset to additional paid-in capital.

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2016 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

F-17

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(UNAUDITED)
ASSETS	(Restated)
Current Assets
Cash and cash equivalents	$102,483	$26,832
Other receivable	915,612	901,499
Prepaid expenses and other current assets	23,454	42,034
Total Current Assets	1,041,549	970,365

Land held for sale and investment	1,868,115	1,751,646
Property & Equipment, net	63,742,455	60,180,468
Total Assets	$66,652,119	$62,902,479

LIABILITIES AND EQUITY
Current Liabilities
Line of credit	$1,832,126	$1,803,086
Current portion of long-term bank loan	574,316	774,004
Accrued expenses and other current liabilities	30,132,644	28,225,373
Current portion of deferred revenue	268,458	251,720
Due to shareholders	49,183,789	46,044,534
Due to related parties	3,927,670	3,550,617
Total Current Liabilities	85,919,003	80,649,334

Non-current Liabilities
Long-term bank loan	2,939,893	2,756,604
Notes payable	11,169,848	10,365,432
Deferred revenue	7,382,583	7,048,171
Membership deposits	33,839,188	31,729,461
Total Non-current Liabilities	55,331,512	51,899,668
Total Liabilities	141,250,515	132,549,002

Equity
Common Stock, $0.01 par value, 200,000,000 shares authorized, 30,672,090 shares issued and outstanding as of June 30, 2017 and December 31, 2016	306,721	306,721
Additional paid-in capital	10,656,247	592,022
Accumulated deficit	(84,485,741)	(74,087,309)
Accumulated other comprehensive income(loss)	(779,454)	3,818,810
Total Stockholders' deficit	(74,302,227)	(69,369,756)
Noncontrolling interest	(296,169)	(276,767)
Total Deficit	(74,598,396)	(69,646,523)
Total Liabilities and Equity	$66,652,119	$62,902,479

The accompanying notes are an integral part of these consolidated financial statements.

F-18

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Restated)		(Restated)
Revenues, net	$626,747	$336,362	$1,200,253	$545,970
Cost of revenues	463,793	353,702	846,357	810,324
Gross profit (loss)	162,954	(17,340)	353,896	(264,354)
Selling, general and administrative expenses	10,327,373	181,635	10,594,807	322,553
Loss from operations	(10,164,419)	(198,975)	(10,240,911)	(586,907)
Other income (expense)
Interest income	-	1	-	1,773
Interest expense	(95,246)	(454,243)	(194,338)	(911,443)
Other income - leasing	18,143	1,048	35,825	23,838
Total other income (expenses)	(77,103)	(453,194)	(158,513)	(885,832)
Loss before income tax	(10,241,522)	(652,169)	(10,399,424)	(1,472,739)
Provision for income tax	-	-	-	-
Net loss	(10,241,522)	(652,169)	(10,399,424)	(1,472,739)
Add: Net loss attributable to noncontrolling interest, net of tax	574	2,574	992	5,832
Net loss attributable to Imperial Garden & Resort, Inc.	(10,240,948)	(649,595)	(10,398,432)	(1,466,907)
Foreign currency translation adjustment	299	(9,704)	(4,598,264)	(1,178,010)
Comprehensive Income (Loss)	(10,240,649)	(659,299)	(14,996,696)	(2,644,917)
Other comprehensive income (loss) attributable to noncontrolling interests	837	(39)	(18,410)	(4,718)
Comprehensive income (loss) attributable to Imperial Garden & Resort, Inc.	$(10,239,812)	$(659,338)	$(15,015,106)	$(2,649,635)

Basic and diluted loss per common share	$(0.33)	$-	$(0.34)	$-

Basic and Diluted Weighted Average Common Shares Outstanding	30,672,090	-	30,672,090	-

The accompanying notes are an integral part of these consolidated financial statements.

F-19

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2017	2016
	(Restated)
Cash flows from operating activities
Net loss	$(10,399,424)	$(1,472,739)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	435,963	388,881
Share-based compensation	10,064,225	-
Changes in assets and liabilities:
Decrease (increase) in other receivable	45,462	42,182
Decrease (increase) in prepaid expense & other current assets	21,067	6,295
Increase (decrease) in accrued expenses and other current liabilities	30,292	897,092
Increase (decrease) in deferred revenues	(133,155)	(124,647)
Increase (decrease) in due to shareholders	94,023	397,157
Net cash provided by operating activities	158,453	134,221

Cash flows from financing activities
Repayment of bank loans	(339,265)	(634,562)
Net proceeds of loan from affiliates	139,840	550,198
Net proceeds of loan from third-parties	114,286	-
Net cash used in financing activities	(85,139)	(84,364)

Effect of exchange rate changes on cash and cash equivalents	2,337	2,493

Net increase in cash and cash equivalents	75,651	52,350

Cash and cash equivalents
Beginning	26,832	97,586
Ending	$102,483	$149,936

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$22,386	$15,909

The accompanying notes are an integral part of these consolidated financial statements.

F-20

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2017

(UNAUDITED)

NOTE 1. ORGANIZATION AND BUSINESS

Imperial Garden & Resort, Inc., (the “Imperial”), was incorporated on September 23, 2016 under the laws of the British Virgin Islands. Imperial is a holding company and has no substantive business operations. Mr. Fun-Ming Lo is the major shareholder and a director of Imperial.

The Huang Jia Country Club and Recreation Inc., (the “Huang Jia”), was incorporated on March 3, 2015 under the laws of the Republic of Seychelles. Huang Jia is a holding company and has not carried out substantive business operations of its own. Mr. Fun-Ming Lo is the sole director and major shareholder of Huang Jia.

Yao-Teh International Recreation Co., Ltd., (the “Yao-Teh”), was incorporated on May 30, 1988 under the laws of Taiwan (R.O.C.). Yao-Teh is in the business of developing and operating golf course facilities. Mr. Fun-Ming Lo is the controlling beneficiary shareholder of Yao-Teh.

Ta-Teh-Fu Co., Ltd., (the “Ta-Teh-Fu”), was incorporated on June 27, 2001 under the laws of Taiwan (R.O.C.). Ta-Teh-Fu’s main business is to lease golf carts, machinery, and equipment to Yao-Teh. Mr. Fun-Ming Lo is the controlling beneficiary member of Ta-Teh-Fu.

In August 2016, Huang Jia acquired 99.6% ownership of Yao-Teh, and 100% ownership of Ta-Teh-Fu.

On October 12, 2016, Imperial entered into and closed a share exchange agreement, with Huang Jia. Pursuant to the Share Exchange Agreement, Imperial issued an aggregate of 340,800 shares of common stock to the shareholders of Huang Jia in exchange for all the issued and outstanding capital stock of Huang Jia (the “Share Exchange”).

As a result of the consummation of the Share Exchange on October 12, 2016, Yao-Teh and Ta-Teh-Fu became, indirectly through Huang Jia, majority-owned subsidiaries of Imperial. (the “Restructuring Transaction”).

The fiscal year of Imperial Garden & Resorts, Inc. and its subsidiaries (collectively, the “Company”) ends on December 31st.

NOTE 2. CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

On June 13, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, transferred a portion of his common shares of the Company to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao in the respective amounts of approximately 20,094 and 2,271 shares as compensation for advisory services that have been rendered to the Company. On June 27, 2017, the Company issued 89 bonus shares to each share of common stock. With effect of the stock split, Mr. Ta-Chih Kuo and Ms. Shih-Han Liao increased his or her ownership interest in the Company by approximately 1,808,460 shares and 204,390 shares, respectively.

The Company determined that the value of the shares transferred should be reflected as an expense in the Company’s financial statements with a corresponding credit to contributed paid-in capital pursuant to SAB topic 5T and should be treated as the correction of an error. The common stock is measured at $5 per share per the offering price on the Form F-1 of the registration statement, totaling a sum of $10,064,225.

F-21

The following tables present the effect of the corrections discussed above and other adjustments on selected line items of our previously reported consolidated financial statements as of and for the three and the six months ended June 30, 2017.

	Previously Reported on Form F-1/A No.6	Adjustment	Restated

Consolidated Balance Sheet
As of June 30, 2017
Additional paid-in capital	592,022	10,064,225	10,656,247
Accumulated deficit	(74,421,516)	(10,064,225)	(84,485,741)

Consolidated Statements of Operations and Comprehensive Loss
For the three months ended June 30, 2017
Selling, general and administrative expenses	263,148	10,064,225	10,327,373
Loss from operations	(100,194)	(10,064,225)	(10,164,419)
Loss before income tax	(177,297)	(10,064,225)	(10,241,522)
Net Loss	(177,297)	(10,064,225)	(10,241,522)
Net loss attributable to Imperial Garden & Resort, Inc.	(176,723)	(10,064,225)	(10,240,948)
Comprehensive income (loss)	(176,424)	(10,064,225)	(10,240,649)
Comprehensive income (loss) attributable to Imperial Garden & Resort, Inc.	(175,587)	(10,064,225)	(10,239,812)
Basic and diluted loss per common share	(0.01)	(0.32)	(0.33)

For the six months ended June 30, 2017
Selling, general and administrative expenses	530,582	10,064,225	10,594,807
Loss from operations	(176,686)	(10,064,225)	(10,240,911)
Loss before income tax	(335,199)	(10,064,225)	(10,399,424)
Net Loss	(335,199)	(10,064,225)	(10,399,424)
Net loss attributable to Imperial Garden & Resort, Inc.	(334,207)	(10,064,225)	(10,398,432)
Comprehensive income (loss)	(4,932,471)	(10,064,225)	(14,996,696)
Comprehensive income (loss) attributable to Imperial Garden & Resort, Inc.	(4,950,881)	(10,064,225)	(15,015,106)
Basic and diluted loss per common share	(0.01)	(0.33)	(0.34)

Consolidated Statements of Cash Flow
For the six months ended June 30, 2017
Net loss	(335,199)	(10,064,225)	(10,399,424)
Share based compensation	-	10,064,225	10,064,225

As a result of the restatement of the consolidated balance sheets as of June 30, 2017, Additional paid-in capital was increased by $10,064,225; changed from $592,022 to $10,656,247. Accumulated deficit was increased by $10,064,225 and changed from $(74,421,516) to $(84,485,741).

As a result of the restatement of the consolidated statements of operations and comprehensive loss for the three and six months ended June 30, 2017, Selling, general and administrative expenses were increased by $10,064,225 and changed from $263,148 and $530,582 to $10,327,373 and 10,594,807, respectively. Loss from operations was increased by $10,064,225 and changed from $(100,194) and $(176,686) to $(10,164,419) and $(10,240,911), respectively. Loss before income tax and Net loss was increased by $10,064,225 and changed from $(177,297) and $(335,199) to $(10,241,522) and $(10,399,424), respectively. Net loss attributable to Imperial Garden & Resort, Inc. was increased by $10,064,225 and changed from $(176,723) and $(334,207) to $(10,240,948) and $(10,398,432), respectively. Comprehensive income (loss) was increased by $10,064,225 and changed from $(176,424) and $(4,932,471) to $(10,240,649) and $(14,996,696), respectively. Comprehensive income (loss) attributable to Imperial Garden & Resort, Inc. was increased by $10,064,225 and changed from $(175,587) and $(4,950,881) to $(10,239,812) and $(15,015,106), respectively. Basic and diluted loss per share were also increased by $0.32 and $0.33 and changed from $(0.01) and $(0.01) to $(0.33) and $(0.34), respectively.

As a result of the restatement of the consolidated statements of cash flow for the six months ended June 30, 2017 Net loss was increased by $10,064,225; changed from $(335,199) to $(10,399,424). Share based compensation was increased by $10,064,225; changed from $0 to $10,064,225. There were no changes in Net cash provided by operating activities.

NOTE 3. GOING CONCERN

The Company had accumulated deficit of $84,485,741 and $74,087,309 as of June 30, 2017 and December 31, 2016, respectively. The net losses attributable to common stockholders were $10,398,432 and $1,466,907 for the six months ended June 30, 2017 and 2016, respectively. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. This presentation presumes funds will be available to finance ongoing research and development, operations and capital expenditures and permit the realization of assets and the payment of liabilities in the normal course of operations for the foreseeable future.

F-22

There can be no assurances that there will be adequate financing available to the Company and the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial reporting and in accordance with instructions for Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial statements contained in this report reflect all adjustments that are normal and recurring in nature and considered necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The year-end consolidated balance sheet data were derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the interim period are not necessarily indicative of the results expected for the full year.

Since Imperial, Huang Jia, Yao-Teh, and Ta-Teh-Fu, were entities under common control prior to the restructuring transaction, we has recast prior period financial statements to reflect the conveyance of Yao-Teh and Ta-Teh-Fu to Huang Jia as if the restructuring transaction had occurred as of January 1, 2016. All significant intercompany transactions and account balances have been eliminated.

The functional currency of Yao-Teh and Ta-Teh-Fu is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying consolidated financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Segment Reporting — The Company follows the provisions of ASC 280 (formerly referred to as SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information), which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment for the six months ended June 30, 2017 and 2016 and accordingly, no separate segment information is presented.

F-23

Accounting Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable and Other Receivable — Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of income, as are subsequent recoveries of previous impairments.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Land improvements	50
Buildings and building improvements	15
Machinery and equipment	5
Office equipment	5

Impairment of Long-Lived Assets — The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

F-24

Land Held for Sale and Investment — The Company recorded the land held for sale and investment at the original land acquisition costs.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” (formerly SFAS No. 157) defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

·	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

·	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157 (ASC 820). This Staff Position delays the effective date of SFAS No. 157 (ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 (ASC 820) had no effect on the Company's financial position or results of operations for the six months ended June 30, 2017 and 2016.

F-25

We also analyze all financial instruments with features of both liabilities and equity under ASC 480-10 (formerly SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”) and ASC 815-40 (formerly EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”). We have determined ASC 480-10 (formerly SFAS 150) and ASC 815-40 (formerly EITF 00-19) had no material effect on our financial position or results of operations for the six months ended June 30, 2017 and 2016.

Revenue Recognition — The following describes the composition of revenues for the Company:

•	Greens fee is charged to play on the golf course from members and non-members. The revenues are recognized when the services are rendered.

•

Revenue from non-refundable membership initiation fees is recognized over the estimated life of the facilities on a straight-line basis upon inception of the club. As of June 30, 2017 and December 31, 2016, the weighted average remaining period over which non-refundable membership initiation fees will be recognized is approximately 28.5 years and 29 years, respectively (See NOTE 12).

Advertising Costs — Advertising costs are expensed at the time such advertising commences. Advertising expenses were $287 and $486 for the six months ended June 30, 2017 and 2016, respectively.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. There were no significant deferred tax items as of June 30, 2017 and December 31, 2016.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax position recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. At June 30, 2017 and December 31, 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Stock-based Compensation — The Company accounted for stock-based compensation to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $10,064,225 and $0 for the six months ended June 30, 2017 and 2016, respectively.

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Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes. Concentration of credit risk with respect to trade and accounts receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Foreign-currency Transactions — Foreign-currency transactions are recorded in New Taiwan dollars (“NT$”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under stockholders’ deficit.

Statement of Cash Flows — Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Reclassifications — Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Translation Adjustment — The accounts of Yao-Teh and Ta-Teh-Fu were maintained, and their financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholders’ deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income as a component of stockholders’ deficit.

Earnings per share (EPS) — Earnings per share is calculated in accordance with ASC 260. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock instruments were converted or exercised. Options and warrants are assumed to be exercised at the beginning of the period if the average stock price for the period is greater than the exercise price of the warrants and options. For the six months ended June 30, 2017 and 2016, no options or warrants were issued or outstanding.

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Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ deficit and comprehensive income (loss).

Recently Issued Accounting Pronouncements — In October 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control (“ASU 2016-17”). ASU 2016-17 changes how a reporting entity considers indirect interest held by related parties under common control when evaluating whether it is the primary beneficiary of a VIE. ASU 2016-17 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 reduces diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. ASU 2016-15 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases," which requires recognition of lease assets and lease liabilities on the balance sheet of lessees. ASU 2016-02 is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2018, or in fiscal 2020. Early adoption is permitted. ASU 2016-02 requires a modified retrospective transition approach and provides certain optional transition relief. The Company is currently evaluating the effect the adoption of this guidance will have on our consolidated results of operations, financial position and cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter of 2018. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for one year and permits early adoption as early as the original effective date of ASU 2014-09. Accordingly, the Company may adopt the standard in either its first quarter of 2018 or 2019.In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606) – Principal versus Agent Considerations (“ASU 2016-08”), which clarifies the implementation guidance for principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606) – Identifying Performance Obligations and Licensing (“ASU 2016-10”), which amends the guidance in ASU 2014-09 related to identifying performance obligations and accounting for licenses of intellectual property. The Company must adopt ASU 2016-08 and ASU 2016-10 with ASU 2014-09.The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company is currently evaluating the timing of its adoption and the impact of adopting the new revenue standard on its consolidated financial statements.

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In August 2014, FASB issued ASU No. 2014-15, “Preparation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern”. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity's liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity's liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements—Liquidation Basis of Accounting. Even when an entity's liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this Accounting Standards Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company will evaluate the going concern considerations in this ASU, however, at the current period, management does not believe that it has met conditions which would subject these consolidated financial statements for additional disclosure.

NOTE 5. LAND HELD FOR INVESTMENT

On November 18, 2005, Ta-Teh-Fu purchased twenty-six parcels of land held for sale and investment in Miao Li County in Taiwan for NT$112,479,828, approximately equivalent to $3,702,430. On May 31, 2008, Ta-Teh-Fu sold 50% ownership of its land to the Li An Hospital and Mr. Xi-He Wang at cost amounted NT$56,753,344, equivalent to $1,868,115. The land is collateralized under the line of credit with Taiwan Cooperative Bank (See NOTE 7).

NOTE 6. OTHER RECEIVABLE

On May 31, 2008, Ta-Teh-Fu sold 50% ownership of its land (See NOTE 4) to the Li An Hospital and Mr. Xi-He Wang at cost amounted NT$56,753,344, equivalent to $1,868,115. Pursuant to the land purchase agreement, the Li An Hospital and Mr. Wang also assumed 50% of bank loan (See NOTE 7). As of June 30, 2017 and December 31, 2016, Ta-Teh-Fu had receivables due from the Li An Hospital and Mr. Wang of $915,612 and $901,499, respectively.

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NOTE 7. PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2017 and December 31, 2016 are summarized as follows:

	June 30, 2017	December 31, 2016
Land	$44,425,399	$41,655,668
Land improvement	38,254,741	35,869,722
Buildings	233,294	221,345
Office equipment	28,410	26,639
Machinery and equipment	1,265,483	1,186,586
Less: accumulated depreciation	(20,464,872)	(18,779,492)
Property and equipment, net	$63,742,455	$60,180,468

From 1989 to 1991, Yao-Teh purchased two hundred and twenty parcels of land for development and construction of golf course in Miao Li County in Taiwan, for NT$1,349,643,627, equivalent to $44,425,399, of which one hundred and sixty-three parcels of land’s title was registered under an individual, Mr. Lang-Sheng Lin, pursuant to a trust agreement (See NOTE 16). From 1991 through 1996, Yao-Teh has incurred approximately NT$1,162,179,000, equivalent to $38,254,741, for land improvements. The cost of land improvement is depreciated over fifty years on a straight-line basis. The land and land improvements are collateralized and placed liens for the loans from a bank (See NOTE 7) and an individual (See NOTE10).

Depreciation expenses were $435,963 and $388,881 for the six months ended June 30, 2017 and 2016, respectively. Depreciation expenses were $218,354 and $192,172 for the three months ended June 30, 2017 and 2016, respectively.

NOTE 8. BANK LOANS

Line of credit (Ta-Teh-Fu)

The short-term loan represents a line of credit from a bank due within one year. The loan consisted of the following:

	June 30,	December 31,
	2017	2016
Taiwan Cooperative Bank	$1,832,126	$1,803,086
Total	$1,832,126	$1,803,086

On November 17, 2005, Ta-Teh-Fu entered a five-year long term bank loan of NT$88,000,000, equivalent to $2,896,643, with Taiwan Cooperative Bank in order to acquire twenty-six parcels of land held for sales and investment in Miao Li County in Taiwan (See NOTE 5). The balance bore an interest at a prime rate plus 1.48%, of which prime rate was 1.87% at that time. On December 23, 2011, Ta-Teh-Fu renewed the loan balance of NT$88,000,000, equivalent to $2,896,643, and revised the type of loan from long-term bank loan to revolving line of credit subject to renewal annually. The balance bore an interest at a prime rate plus 2.13%, of which prime rate was 1.37% at that time. As of June 30, 2017 and December 31, 2016, the interest rate is $3.47% per annum. The outstanding loan balances were NT$55,660,000, equivalent to $1,832,126, and NT$58,420,000, equivalent to $1,803,086, as of June 30, 2017 and December 31, 2016, respectively. The line of credit is collateralized by twenty-six parcels of land held for sales and investment, and also guaranteed by the Company’s owner.

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Interest expenses for the six months ended June 30, 2017 and 2016 amounted to $17,403 and $15,909, respectively. Interest expenses for the three months ended June 30, 2017 and 2016 amounted to $8,102 and $8,529, respectively.

Long-term bank loan (Yao-Teh)

Long-term bank loan of Yao-Teh consists of the following:

	June 30,	December 31,
	2017	2016
Taiwan Business Bank	$574,316	$774,004
Taiwan Cooperative Bank	2,939,893	2,756,604
	3,514,209	3,530,608
Less: current portion of long-term bank loan	(574,316)	(774,004)
Total	$2,939,893	$2,756,604

On July 9, 1991, Yao-Teh entered a four-year term bank loan of NT$380,620,000, equivalent to $12,528,637, with Taiwan Business Bank in order to acquire two hundred and twenty parcels of land for development and construction of golf course in Miao Li County in Taiwan (See NOTE 7).The loan balance bore an interest at prime rate plus 1.48%, of which prime rate was 1.87% at that time. The loan was collateralized by the purchased land and personal guaranteed by Yao-Teh’s president, general manager, and another individual. The loan went into default when it was due on July 8, 1995. On June 24, 2013, the Company entered a five-year repayment schedule with Taiwan Business Bank to pay off the principal and interest of loan totaling NT$274,047,725, equivalent to $9,020,662. As of June 30, 2017 and December 31, 2016, the remaining loan balance was NT$17,447,725, equivalent to $574,316, and NT$25,077,725, equivalent to $774,004, respectively. The land had liens held by Taiwan Business Bank and an individual, Mr. Cheng-Yu Lian (See NOTE 11). On the same date, Mr. Fun-Ming Lo borrowed NT$225,952,275, equivalent to $7,437,534, from Taiwan Business Bank, which Yao-Teh was the guarantor of the personal loan.

On August 7, 1991, Yao-Teh entered two five-year term bank loans in a total of NT$53,000,000, equivalent to $1,744,570 and a ten-year bank loan in an amount of NT$110,000,000, equivalent to $3,620,803, with Taiwan Cooperative Bank in order to acquire a land in Taipei City, Taiwan, to construct a residential building on the land for sale. The loan balances bore an interest at prime rate plus 1.25%, of which prime rate was 10% at that time. The loan was collateralized by the purchased land and personal guaranteed by Yao-Teh’s president and general manager. On September 16, 1995, three loans went into default, and the collateralized assets including the land and the building were foreclosed and sold. The remaining unpaid balance was $2,939,893 and $2,756,604 as of June 30, 2017 and December 31, 2016, respectively. Accrued interest was $7,497,794 and $6,867,807 as of June 30, 2017 and December 31, 2016, respectively.

F-31

Interest expenses were $176,935 and $160,526 for the six months ended June 30, 2017 and 2016, respectively. Interest expenses were $87,144 and $79,264 for the three months ended June 30, 2017 and 2016, respectively.

NOTE 9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30, 2017	December 31, 2016
Accrued interest	$29,895,687	$27,868,173
Accrued litigation settlement	82,291	231,481
Temporary receipts	73,419	-
Accrued payroll	27,025	-
Purchased equipment payable	-	50,383
Sales tax and amusement tax payable	37,684	17,471
Unearned other income - leasing	3,800	22,018
Others	12,738	35,847
	$30,132,644	$28,225,373

NOTE 10. RELATED PARTY TRANSACTIONS

Operating Lease:

Both Yao-Teh and Ta-Teh-Fu lease their office spaces at the same location from a shareholder under an operating lease agreement which expires on January 1, 2019. The monthly base rent is approximately $500. Rent expense under this lease agreement amounted to $3,135 and $2,690 for the six months ended June 30, 2017 and 2016, respectively, and $1,588 and $1,475 for the three months ended June 30, 2017 and 2016, respectively. (See NOTE 16).

Due to officer and shareholders:

Yao-Teh and Ta-Teh-Fu have advanced funds from its officer and shareholder for working capital purposes. Both companies have not entered into any agreement with their officers and shareholders for these advances. The advances bear no interest and are due upon demand by shareholders. As of June 30, 2017 and December 31, 2016, there were $49,183,789 and $46,044,534 advances outstanding, respectively.

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On May 16, 2017, Mr. Fun-Ming Lo and the Company entered into a line of credit agreement (the “Line of Credit Agreement”). Pursuant to the Line of Credit Agreement, Mr. Lo agrees to provide a line of credit (the “Loan”) to the Company in a maximum amount of $3,000,000 for working capital purpose. The Company may request advances from the Line of Credit within the period from May 16, 2017 to December 31, 2017. All outstanding loan amounts with accrued interest are due on January 1, 2020 (the “Maturity Date). The loan made under this Line of Credit is unsecured and bears an interest rate of 2.5% per annum. As of June 30, 2017, the outstanding loan amount was $0.

On August 1, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, entered into a conversion agreement with the Company to convert the debt owed by the Company to Mr. Lo in the amount of $46,044,534 into ordinary shares of Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares.

Due to related parties:

Yao-Teh International Development Co., Ltd., an affiliate of Yao-Teh, made loan payments to Taiwan Business Bank on behalf of Yao-Teh. Yao-Teh International Development Co., Ltd. was incorporated on August 3, 1993 and is 100% owned by Mr. Fun-Ming Lo. There was no written agreement between Yao-Teh and Yao-Teh International Development Co., Ltd. for the advances. The advances were unsecured, interest free, and due on demand. As of June 30, 2017 and December 31, 2016, there were $3,927,670 and $3,550,617 advances outstanding, respectively.

NOTE 11. NOTES PAYABLE

Notes payable consisted of the following:

	June 30,	December 31,
	2017	2016
Cheng-Yu Lian	$11,054,641	$10,365,432
Mengxin Industrial Co., Ltd.	115,207	-
Total	$11,169,848	$10,365,432

Loan from Cheng-Yu Lian:

On June 25, 1993, Mr. Geng-Meng Lin, the vice president, entered a loan agreement with Mr. Cheng-Yu Lian, a third party, to borrow NT$400,000,000, approximately equivalent to $13,166,557 for working capital purpose. The loan bore an interest at a fixed rate of 14.4% per annum, and was due on December 30, 1993. The lender held a lien on the land owned by the Company. The loan went into default when it was due on December 30, 1993. On January 16, 2008, Mr. Lian filed a court payment order to demand the payment on the remaining principal of NT$335,840,000, equivalent to $11,054,651, and accrued interest at an interest rate of 14.4% per annum starting from December 6, 2002. As of December 31, 2016, the Company has not paid the balance and is negotiating with the lender. As of June 30, 2017 and December 31, 2016, the accrued interest balance was $22,396,703 and $21,000,366, respectively. Interest expenses were $0 and $735,008 for the six months ended June 30, 2017 and 2016, respectively. Interest expenses were $0 and $366,450 for the three months ended June 30, 2017 and 2016, respectively.

F-33

On July 25, 2017, Mr. Chen-Yu Lian and the Company executed a settlement agreement (the “Settlement Agreement”) whereby Mr. Lian agreed to cancel and forgive accrued interest of approximately $22,400,000 on the notes payable. In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NT$150,000,000, equivalent to $4,937,460, from the original amount of NT$335,840,000, equivalent to $11,054,641.

Loan from Mengxin Industrial Co., Ltd.:

On June 9, 2017, the Company entered into a line of credit agreement (the “Mengxin Line of Credit Agreement”) with Mengxin Industrial Co., Ltd. (the “Mengxin”), a Taiwanese company. Pursuant to the Mengxin Line of Credit Agreement, Mengxin agreed to provide Yao-Teh, upon request, loans in an aggregate amount of up to NT$ 1.2 billion, approximately equivalent to $39,500,000. The term of the Line of Credit shall be for a period of three years commencing on June 9, 2017. The loans bear interest at a rate of 4.5% per annum and are due on the fifth year anniversary of each such loan. On June 22, 2017, the Company has obtained from Mengxin a loan of NT$ 3,500,000, equivalent to $115,207 for the Company’s general working capital purposes.

NOTE 12. DEFERRED REVENUE

Revenue from non-refundable membership initiation fees is recognized over the estimated life of fifty years of facilities on a straight line basis upon inception of the club. As of June 30, 2017 and December 31, 2016, the weighted average remaining period over which the non-refundable membership initiation fees will be recognized is approximately 28.5 years and 29 years, respectively.

Deferred revenue at June 30, 2017 and December 31, 2016 mainly consist of the following:

	June 30, 2017	December 31, 2016
Deferred revenue – non-refundable membership initiation fees	$7,651,041	$7,299,891
Less: Current portion of deferred revenue	(268,458)	(251,720)
	$7,382,583	$7,048,171

NOTE 13. MEMBERSHIP DEPOSITS

Besides of non-refundable membership initiation fee (See NOTE 11), members of the golf club were also charged refundable membership fees. Members of the golf club are entitled to terminate a contract at any time and to claim the recovery of their membership deposits paid. The balance of refundable membership deposits at June 30, 2017 and December 31, 2016 was as follows:

	June 30, 2017	December 31, 2016
Refundable membership deposits	$33,839,188	$31,729,461
	$33,839,188	$31,729,461

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NOTE 14. STOCKHOLDERS’ DEFICIT

During the year ended December 31, 2016, the Company issued 340,800 shares of common stock, $0.01 par value to the shareholders of Huang Jia in exchange for all the issued and outstanding capital stock of Huang Jia (the “Share Exchange”).

On June 13, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, transferred a portion of his common shares of the Company to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao in the respective amounts of approximately 20,094 and 2,271 shares as compensation for advisory services that have been rendered to the Company. On June 27, 2017, the Company issued 89 bonus shares to each share of common stock. With effect of the stock split, Mr. Ta-Chih Kuo and Ms. Shih-Han Liao increased his or her ownership interest in the Company by approximately 1,808,460 shares and 204,390 shares, respectively. The common stock is measured at $5 per share per the offering price on the Form F-1 of the registration statement, totaling a sum of $10,064,225. The value of the shares transferred was reflected as an expense in the Company’s financial statements with a corresponding credit to contributed paid-in capital pursuant to SAB topic 5T.

Stock Split:

On June 27, 2017, the Company issued 89 bonus shares to each share of common stock resulting in an increase of total common stock issued and outstanding from 340,801 shares to 30,672,090 shares. All common shares and per share information for all periods presented in the Company’s financial statements and notes relating thereto have been retroactively adjusted to reflect the stock split and the incremental par value of the newly issued shares was recorded with the offset to additional paid-in capital.

NOTE 15. INCOME TAX

British Virgin Islands

Imperial Garden & Resort, Inc. was incorporated in British Virgin Islands, which does not tax income.

Seychelles

The Huang Jia Country Club and Recreation Inc. was incorporated in Republic of Seychelles, which does not tax income.

Taiwan

Both Yao-Teh International Recreation Co., Ltd. and Ta-Teh-Fu Co., Ltd. are incorporated in Taiwan. The Taiwan Income Tax Law imposes a unified enterprise income tax rate of 17% on all enterprises with taxable income greater than approximately NT$120,000, equivalent to $3,920. No income tax liabilities existed as of June 30, 2017 and December 31, 2016 due to the Company’s continuing operating losses. There were no significant deferred tax items as of June 30, 2017 and December 31, 2016, respectively.

Provision for income tax consists of the following:

For the Six Months
June 30,
	2017	2016
Current provision
Taiwan	$-	$-
Deferred provision
Taiwan	-	-
Total provision for income tax	$-	$-

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The following is a reconciliation of the statutory tax rate to the effective tax rate:

	For the Six Months Ended June 30,
	2017	2016

Taiwan statutory income tax rate	17%	17%
Changes in valuation allowance	(17)%	(17)%
Effective income tax rate	0%	0%

NOTE 16. COMMITMENTS

Operating lease commitment:

Both Yao-Teh and Ta-Teh-Fu lease their office spaces at the same location from a shareholder (See NOTE 10) under an operating lease agreement which expires on January 1, 2019. The monthly base rent is approximately $500. Rent expense under this lease agreement amounted to $3,135 and $2,690 for the six months ended June 30, 2017 and 2016, respectively, and $1,588 and $1,475 for the three months ended June 30, 2017 and 2016, respectively. The Company's obligations under operating leases are as follows:

As of June 30,	Amount
2018	$6,270
2019	3,135
Total minimum payments	$9,405

NOTE 17. CONTINGENCIES AND LEGAL PROCEEDINGS

On November 29, 2013, Yao-Teh filed a complaint against an individual, Mr. Lang-Sheng Lin (the “Defendant”), at Taiwan Miaoli District Court in Taiwan, for not transferring the title of land that was purchased by Yao-Teh pursuant to the trust registration agreement entered by Yao-Teh and the defendant. The case went to court on January 16, 2014. On February 17, 2015, the court pronounced its judgment that the evidence provided by Yao-Teh was not sustained. An appeal was filed at Taiwan High Court Taichung Branch Court on March 21, 2015 by Yao-Teh. The hearing for the appeal was held on June 23, 2015 at Taiwan High Court Taichung Branch Court. The case was settled between Yao-Teh and the defendant on September 21, 2015. Pursuant to the settlement, Yao-Teh agreed to pay NT$15,000,000, approximately equivalent to $493,746, to the defendant, and the defendant agreed to transfer the title of land back to Yao-Teh after he receives the payment in full. As of June 30, 2017 and December 31, 2016, the accrued litigation settlement was $82,291 and $231,481, respectively.

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NOTE 18. SUBSEQUENT EVENTS

On July 25, 2017, Mr. Chen-Yu Lian and the Company executed a settlement agreement (the “Settlement Agreement”) whereby Mr. Lian agreed to cancel accrued interest of approximately $22,400,000 on the notes payable. In addition, pursuant to the Settlement Agreement, the principal amount of the notes payable was reduced to NT$150,000,000, equivalent to $4,937,460, from the original amount of NT$335,840,000, equivalent to $11,054,641. Mr. Lian further agreed not to demand the repayment of the principal portion in the near future (See NOTE 11).

On August 1, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, entered into a conversion agreement with the Company to convert the debt owed by the Company to Mr. Lo in the amount of $46,044,534 into ordinary shares of Company, at a conversion price of $4.5 per share, or an aggregate of 10,232,118 ordinary shares (See NOTE 10).

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of June 30, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

F-37

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed unaudited consolidated balance sheet at June 30, 2017, unaudited proforma condensed consolidated statement of operations for the six months ended June 30, 2017, and unaudited proforma condensed consolidated statement of operations for the year ended December 31, 2016 of Imperial Garden & Resort, Inc. and its subsidiaries (“Imperial Garden”) give effect to reflect (i) the sale of ordinary shares in a minimum amount of 3,000,000 shares in this Offering at an assumed initial public offering price of US$5 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by Imperial Garden, (ii) the amounts of $46,044,534 due to the shareholders were converted to capital contribution pursuant to the debt conversion agreements entered by Yao-Teh, Ta-Teh-Fu, and Mr. Fun-Ming Lo on August 1, 2017, (iii) the Settlement Agreement entered by Mr. Chen-Yu Lian and Yao-Teh to forgive and cancel all the accrued interest of NTD 680,411,840, equivalent to $22,396,703, and reduce the debt amount to NTD 150,000,000, equivalent to $4,937,460, on July 25, 2017, and (iv) a letter of consent (the "Consent Letter") given by Taiwan Cooperative Bank on November 1, 2017. Pursuant to the Consent Letter, Taiwan Cooperative Bank agreed Yao-Teh's debt restructuring proposal, including the repayment schedule on the principal of loan starting from December 15, 2017 through December 31, 2022 and the settlement by reducing Yao-Teh's accrued interest from NTD 225,785,444, approximately $7.5 million to NTD 69,117,993, approximately $2.3 million. The accrued interest would be fixed in the amount of NTD 69,117,993, approximately $2.3 million, without any additional interest to accrue on the principal or interest portion of the loan. Such unaudited pro forma financial information is based on the historical unaudited consolidated financial statements of Imperial Garden and certain adjustments which Imperial Garden believes to be reasonable, to give effect of the above transactions, which are also described in the notes to the statements below.

The unaudited pro forma financial information:

•	does not purport to represent what the consolidated results of operations actually would have been if the above transactions had occurred on the beginning of the periods presented or what those results will be for any future periods.

•	the actual amounts recorded in the consolidated financial statements of Imperial Garden will differ from the amounts reflected in the unaudited pro forma financial statements, and the differences may be material.

Restatement — On June 13, 2017, Mr. Fun-Ming Lo, the officer and shareholder of the Company, transferred a portion of his common shares of the Company to Mr. Ta-Chih Kuo and Ms. Shih-Han Liao in the respective amounts of approximately 20,094 and 2,271 shares as compensation for advisory services that have been rendered to the Company. On June 27, 2017, the Company issued 89 bonus shares to each share of common stock. With effect of the stock split, Mr. Ta-Chih Kuo and Ms. Shih-Han Liao increased his or her ownership interest in the Company by approximately 1,808,460 shares and 204,390 shares, respectively.

Subsequent to the issuance of the June 30, 2007 unaudited consolidated financial statements for Imperial Garden & Resort, Inc. and subsidiaries on Form F-1 Amendment No. 6 on December 15, 2017, it was determined that the value of the shares transferred should be reflected as an expense in the Company’s financial statements with a corresponding credit to contributed paid-in capital pursuant to SAB topic 5T and should be treated as the correction of an error. The common stock is measured at $5 per share per the offering price on the Form F-1 of the registration statement, totaling a sum of $10,064,225. As a result, it was determined that selling, general and administrative expenses was understated by approximately $10 million for the three and six months ended June 30, 2017, respectively, and additional paid-in capital and accumulated deficit were understated by approximately $10 million and $(10) million as of June 30, 2017, respectively. The historical account balances of the Imperial Garden & Resort, Inc. and subsidiaries reflect the effects of the restatement.

F-38

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017

		Pro Forma		Pro Forma
	Historical	Adjustment	Note	As Adjusted
ASSETS	(Restated)			(Restated)
Current Assets
Cash and cash equivalents	$102,483	$13,550,000	{A}	$13,652,483
Other receivable	915,612			915,612
Prepaid expenses and other current assets	23,454			23,454
Total Current Assets	1,041,549	13,550,000		14,591,549

Land held for sale and investment	1,868,115			1,868,115
Property and equipment, net	63,742,455			63,742,455
Total Assets	$66,652,119	$13,550,000		$80,202,119

LIABILITIES AND EQUITY
Current Liabilities
Line of credit	$1,832,126			$1,832,126
Current portion of long-term bank loan	574,316	279,790	{D}	854,106
Accrued expenses and other current liabilities	30,132,644	(29,894,497)	{C}{D}	238,147
Current portion of deferred revenues	268,458			268,458
Due to shareholders	49,183,789	(46,044,534)	{B}	3,139,255
Due to related parties	3,927,670			3,927,670
Total Current Liabilities	85,919,003	(75,659,241)		10,259,762

Non-current Liabilities
Long-term bank loan	2,939,893	(279,790)	{D}	2,660,103
Accrued interest - noncurrent	-	2,275,115	{D}	2,275,115
Notes payable	11,169,848	(6,117,181)	{C}	5,052,667
Deferred revenues	7,382,583			7,382,583
Membership deposit	33,839,188			33,839,188
Total Non-current Liabilities	55,331,512	(4,121,856)		51,209,656

Total Liabilities	141,250,515	(79,781,097)		61,469,418

Equity
Common Stock, $0.01 par value, 200,000,000 shares authorized, 30,672,090 shares issued and outstanding as of June 30, 2017 (Historical);43,904,208 shares issued and outstanding at minimum as of June 30, 2017 (Pro Forma as adjusted)	306,721	132,321	{A}{B}	439,042
Additional paid-in capital	10,656,247	59,462,213	{A}{B}	70,118,460
Accumulated deficits	(84,485,741)	33,624,558	{C}{D}	(50,861,183)
Accumulated other comprehensive income	(779,454)			(779,454)
Total Stockholders' equity (deficit)	(74,302,227)	93,219,092		18,916,865
Noncontrolling interests	(296,169)	112,005	{C}{D}	(184,164)
Total Equity (deficit)	(74,598,396)	93,331,097		18,732,701

Total Liabilities and Equity	$66,652,119	$13,550,000		$80,202,119

F-39

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

		Pro Forma		Pro Forma
	Historical	Adjustment	Note	As Adjusted
	(Restated)			(Restated)
Revenues, net	$1,200,253	-		$1,200,253
Cost of revenues	846,357	-		846,357
Gross profit	353,896	-		353,896
Selling, general and administrative expenses	10,594,807	-		10,594,807
Loss from operations	(10,240,911)	-		(10,240,911)

Other income (expense)
Interest income	-	-		-
Interest expense	(194,338)	-		(194,338)
Other income - leasing	35,825	-		35,825
Total other income (expenses)	(158,513)	-		(158,513)

Loss before income tax	(10,399,424)	-		(10,399,424)
Provision for income tax	-	-		-
Net loss	(10,399,424)	-		(10,399,424)
Add: Net loss attributable to noncontrolling interest, net of tax	992	-		992
Net loss attributable to Imperial Garden & Resort, Inc.	$(10,398,432)	-		$(10,398,432)

F-40

IMPERIAL GARDEN & RESORT, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

		Pro Forma
	Historical	Adjustment	Note	Pro Forma

Revenues, net	$1,278,551	-		$1,278,551
Cost of revenues	1,785,289	-		1,785,289
Gross profit (loss)	(506,738)	-		(506,738)
Selling, general and administrative expenses	983,725	-		983,725
Loss from operations	(1,490,463)	-		(1,490,463)

Other income (expense)
Interest income	1,938	-		1,938
Interest expense	(1,861,617)	-		(1,861,617)
Other income - leasing	46,659	-		46,659
Total other income (expenses)	(1,813,020)	-		(1,813,020)
Loss before income tax	(3,303,483)	-		(3,303,483)
Provision for income tax	-	-		-
Net loss	(3,303,483)	-		(3,303,483)
Add: Net loss attributable to noncontrolling interest, net of tax	12,054	-		12,054
Net income attributable to Imperial Garden & Resort, Inc.	$(3,291,429)	-		$(3,291,429)

F-41

 Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTE 1: Basis of Presentation

The unaudited pro forma condensed consolidated financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP. The unaudited pro forma condensed consolidated financial information has been compiled from the following sources with the following unaudited adjustments:

·	Historical financial information for Imperial Garden & Resort, Inc. and its subsidiaries (“Imperial Garden”) has been extracted without adjustment from unaudited consolidated balance sheet as of June 30, 2017, unaudited consolidated statement of operations for the six months ended June 30, 2017, and consolidated statement of operations for the year ended December 31, 2016, which are contained in the registrant’s Form F-1 Amendment No. 5.

The following pro forma condensed consolidated financial statements should be read in conjunction with:

·	the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information;

·	the consolidated statement of operations of Imperial Garden for the year ended December 31, 2016 and the notes relating thereto; and

·	the consolidated unaudited balance sheet of Imperial Garden as of June 30, 2017 and consolidated unaudited statement of operations of Imperial Garden for the six months ended June 30, 2017 and the notes relating thereto.

This unaudited pro forma condensed consolidated financial information is not intended to reflect the financial position and results which would have actually resulted had the following transactions (See NOTE 2) been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

NOTE 2: Unaudited Pro Forma Adjustments to Consolidated Financial Statements

Pro forma adjustments on the attached financial statements include the following:

{A}	This adjustment reflects the sale of common stock shares in a minimum amount of 3,000,000 shares in this Offering at an assumed initial public offering price of US$5 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

{B}	This adjustment reflects that the amounts of $46,044,534 due to the shareholders were converted to capital contribution pursuant to the debt conversion agreements entered by Yao-Teh, Ta-Teh-Fu, and Mr. Fun-Ming Lo on August 1, 2017.

{C}	This adjustment reflects the Settlement Agreement entered by Mr. Chen-Yu Lian and Yao-Teh to forgive and cancel all the accrued interest of NTD 680,411,840, equivalent to $22,396,703, and reduce the debt amount to NTD 150,000,000, equivalent to $4,937,460, on July 25, 2017. This adjustment reflects the gain of approximately $29 million arising from the Settlement Agreement. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.

{D}	This adjustment reflects a letter of consent (the "Consent Letter") given by Taiwan Cooperative Bank on November 1, 2017. Pursuant to the Consent Letter, Taiwan Cooperative Bank agreed Yao-Teh's debt restructuring proposal, including the repayment schedule on the principal of loan starting from December 15, 2017 through December 31, 2022 and the settlement by reducing Yao-Teh's accrued interest from NTD 225,785,444, approximately $7.5 million to NTD 69,117,993, approximately $2.3 million. The accrued interest would be fixed in the amount of NTD 69,117,993, approximately $2.3 million, without any additional interest to accrue on the principal or interest portion of the loan. This adjustment reflects the gain of approximately $5.2 million arising from the Consent Letter. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.

F-42

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our M&A provides that the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is a director of the Company or a party in a legal proceeding by reason of the fact that the person is or was a director of the Company. According to our M&A, the indemnity only applies if the person acts honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person has no reasonable cause to believe that his or her conduct was unlawful.

Recent Sales of Unregistered Securities

As a recently formed entity, the Company has issued new securities in exchange for property, services and other securities in exchange for outstanding securities of the Company’s Subsidiaries. In addition, the company issued 340,228 shares to the Company’s Chairman of the Board in consideration for the exchange of shares in Huang Jia.

In May 2017, the Company’s Board of Directors decided to distribute 89 bonus shares to each ordinary share. On June 21, 2017, the Board executed a unanimous written consent to approve such distribution and issuances of bonus shares to current shareholders. As of June 27, 2017, the Company completed the distribution and issuance of bonus shares.

On August 1, 2017, Mr. Fun-Ming Lo entered into the Conversion Agreement with the Company and Yao-Teh, pursuant to which the Company shall issue 10,232,118 shares of the Company’s ordinary shares to Mr. Lo in exchange for the cancellation of the debt owed by the Company and Yao-Teh to Mr. Lo in the amount of $46,044,534. On August 5, 2017, the Board of the Company authorized such issuance of shares, which were delivered to Mr. Lo on August 17, 2017.

II-1

Exhibits and Financial Statement Schedules

Exhibit	Description

1.1	Selling Agency Agreement*

3.1	Amended and restated Memorandum and Articles of Association of Imperial Garden & Resort, Inc.*

4.1	Selling Agent Warrant*

5.1	Legal Opinion of Maples & Calder regarding the legality of the ordinary shares of Imperial Garden & Resort, Inc.*

5.2	Legal Opinion of Sha Hung Law Firm regarding the validity of the Cheng-Yu Lian’s lien on Yao-Teh’s land*

5.3	Legal Opinion of Sha Hung Law Firm regarding the validity and legality of agreements*

8.1	Tax Opinion of Maples & Calder regarding the taxation in the British Virgin Islands in connection with investment in the offering (included as part of Exhibit 5.1)*

8.2	Tax Opinion of Mao Shang CPA CO. regarding the taxation in Taiwan in connection with investment in the offering*

10.1	Letter of Intent between Yao-Teh and InterContinental Hotels Group dated September 11, 2015*

10.2	Proposal for Video of Concept Design for the Royal Country Club Spa & Resort between Yao-Teh and the Cuningham Group dated on June 22, 2015*

10.3	Master Planning and Conceptual Design Contract for the Royal Country Club Spa & Resort between Yao-Teh and the Cuningham Group dated on March 6, 2015*

10.4	The five-year repayment schedule entered between Yao-Teh and Taiwan Business Bank dated on June 24, 2013*

10.5	The personal loan agreement entered between Fun-Ming Lo and Taiwan Business Bank on June 24, 2013, which is guaranteed by Yao-Teh (included in Exhibit 10.4) *

10.6	The two five-year loans and one ten-year loan entered between Yao-Teh and Taiwan Cooperative Bank dated on August 7, 1991*

10.7	The loan agreement entered on June 25, 1993 between Geng-Meng Lin, the then vice president of Yao-Teh, and Cheng-Yu Lian who has a lien on the Company’s land*

10.8	Loan Agreement between Yao-Teh and Kai Ji Bank and the Guaranty Agreement signed by Fun Ming Lo for the Loan set forth in this Loan Agreement, both dated on June 14, 2016*

10.9	Loan Agreement between Ta-Teh-Fu and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou dated December 31, 2015*

10.10	Line of credit loan agreement between Ta-Teh-Fu and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou and Shu-Hui Chou’s brother dated December 23, 2011*

10.11	Lease Agreement between Ta-Teh-Fu and Yao-Teh dated June 25, 2011*

10.12	Deeds of Material Real Property Owned by Yao-Teh*

10.13	Design Contract for the Royal Country Club Spa & Resort between the Huang Jia Country Club and Recreation Inc. and Chang Chen-Bin Architecture Firm dated October 29, 2015*

10.14	Share Exchange Agreement entered by Huang Jia, Imperial Garden & Resort, Inc. and each of Fun-Ming Lo, Ta-Chih Kuo and Shih-Han Liao dated October 12, 2016*

10.15	Share Purchase Agreement entered into by Huang Jia, Yao-Teh, and each of Fun-Ming Lo, Shu-Sui Tu and Shu-Hui Chou dated October 23, 2015*

10.16	Membership Interest Purchase Agreement entered into by Huang Jia, Ta-Teh-Fu, and Shu-Hui Chou dated October 23, 2016*

10.17	Line of Credit Agreement entered in by and between Imperial Garden & Resort, Inc. and Fun-Ming Lo dated May 16, 2017*

10.18	Mengxin Line of Credit Agreement entered by Yao-Teh International Recreation Co., Ltd. and Mengxin Industrial Co., Ltd. dated June 9, 2017*

10.19	Settlement Agreement entered by and between Yao-Teh International Recreation Co., Ltd. and Chen-Yu Lian dated July 25, 2017*

10.20	Conversion Agreement entered by and among Imperial Garden & Resort, Inc., Fun-Ming Lo and Yao-Teh International Recreation Co., Ltd. dated August 1, 2017*

10.21	Form of Escrow Agreement*

10.22	Form of Subscription Agreement*

10.23	Restructuring Agreement entered by and between Yao-Teh International Recreation Co., Ltd. and Taiwan Cooperative Bank on November 1, 2017*

21.1	List of significant subsidiaries of Imperial Garden & Resort, Inc. *

23.1	Consent of KCCW Certified Public Accountants

23.2	Consent of Sha Hung, Esq.*

23.3	Consent of Maples & Calder (included as part of Exhibit 5.1)*

23.4	Consent of the Cuningham Group*

23.5	Consent of Da Hon CPA Office*

99.1	Legal Opinion on Land Dispute Issued from Sha Hung Law Firm*

99.2	Letter from Yi-Cheng Huang*

99.3	Letter from Chang Chen-Bin Architecture Firm*

99.4	Form of Share Transfer Agreement entered by and among the selling shareholders and Mr. Wei-Yuan Teng*

* previously filed

II-2

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an Selling Agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-3

(ii)      If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, R.O.C., on February 8, 2018.

IMPERIAL GARDEN & RESORT, INC.

By:	/s/ Fun-Ming Lo
Fun-Ming Lo
Chief Executive Officer

/s/ *
Young-Yi Hsiao
Chief Financial Officer

/s/*
Yu-Wen Keng
Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Fun-Ming Lo	Chief Executive Officer, Chairman of the Board,	February 8, 2018
Fun-Ming Lo	Director

/s/ *	Chief Financial Officer	February 8, 2018
Young-Yi Hsiao

/s/ *	Principal Accounting Officer	February 8, 2018
Yu-Wen Keng

/s/ *	Director	February 8, 2018
Ta-Chih Kuo

/s/*	Independent Director	February 8, 2018
Wei-Yuan Teng

/s/*	Independent Director	February 8, 2018
Jung-Shium Wan

/s/ *	Independent Director	February 8, 2018
Yangru Wu

/s/ Fun-Ming Lo
Fun-Ming Lo
Attorney-in-fact

II-5

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned duly authorized representative in the United States of Imperial Garden & Resort, Inc. has signed this registration statement or amendment thereto on February 8, 2018.

Authorized U.S. Representative

By:	/s/ Jay Kaplowitz
Name: Jay M. Kaplowitz
Title: Partner
Company: Sichenzia Ross Ference Kesner LLP

II-6

Exhibit Index

Exhibit	Description

1.1	Selling Agency Agreement*

3.1	Amended and restated Memorandum and Articles of Association of Imperial Garden & Resort, Inc.*

4.1	Selling Agent Warrant*

5.1	Legal Opinion of Maples & Calder regarding the legality of the ordinary shares of Imperial Garden & Resort, Inc.*

5.2	Legal Opinion of Sha Hung Law Firm regarding the validity of the Cheng-Yu Lian’s lien on Yao-Teh’s land*

5.3	Legal Opinion of Sha Hung Law Firm regarding the validity and legality of agreements*

8.1	Tax Opinion of Maples & Calder regarding the taxation in the British Virgin Islands in connection with investment in the offering (included as part of Exhibit 5.1)*

8.2	Tax Opinion of Mao Shang CPA CO. regarding the taxation in Taiwan in connection with investment in the offering*

10.1	Letter of Intent between Yao-Teh and InterContinental Hotels Group dated September 11, 2015*

10.2	Proposal for Video of Concept Design for the Royal Country Club Spa & Resort between Yao-Teh and the Cuningham Group dated on June 22, 2015*

10.3	Master Planning and Conceptual Design Contract for the Royal Country Club Spa & Resort between Yao-Teh and the Cuningham Group dated on March 6, 2015*

10.4	The five-year repayment schedule entered between Yao-Teh and Taiwan Business Bank dated on June 24, 2013*

10.5	The personal loan agreement entered between Fun-Ming Lo and Taiwan Business Bank on June 24, 2013, which is guaranteed by Yao-Teh (included in Exhibit 10.4) *

10.6	The two five-year loans and one ten-year loan entered between Yao-Teh and Taiwan Cooperative Bank dated on August 7, 1991*

10.7	The loan agreement entered on June 25, 1993 between Geng-Meng Lin, the then vice president of Yao-Teh, and Cheng-Yu Lian who has a lien on the Company’s land*

10.8	Loan Agreement between Yao-Teh and Kai Ji Bank and the Guaranty Agreement signed by Fun Ming Lo for the Loan set forth in this Loan Agreement, both dated on June 14, 2016*

10.9	Loan Agreement between Ta-Teh-Fu and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou dated December 31, 2015*

10.10	Line of credit loan agreement between Ta-Teh-Fu and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou and Shu-Hui Chou’s brother dated December 23, 2011*

10.11	Lease Agreement between Ta-Teh-Fu and Yao-Teh dated June 25, 2011*

10.12	Deeds of Material Real Property Owned by Yao-Teh*

10.13	Design Contract for the Royal Country Club Spa & Resort between the Huang Jia Country Club and Recreation Inc. and Chang Chen-Bin Architecture Firm dated October 29, 2015*

10.14	Share Exchange Agreement entered by Huang Jia, Imperial Garden & Resort, Inc. and each of Fun-Ming Lo, Ta-Chih Kuo and Shih-Han Liao dated October 12, 2016*

10.15	Share Purchase Agreement entered into by Huang Jia, Yao-Teh, and each of Fun-Ming Lo, Shu-Sui Tu and Shu-Hui Chou dated October 23, 2015*

10.16	Membership Interest Purchase Agreement entered into by Huang Jia, Ta-Teh-Fu, and Shu-Hui Chou dated October 23, 2016*

10.17	Line of Credit Agreement entered in by and between Imperial Garden & Resort, Inc. and Fun-Ming Lo dated May 16, 2017*

10.18	Mengxin Line of Credit Agreement entered by Yao-Teh International Recreation Co., Ltd. and Mengxin Industrial Co., Ltd. dated June 9, 2017*

10.19	Settlement Agreement entered by and between Yao-Teh International Recreation Co., Ltd. and Chen-Yu Lian dated July 25, 2017*

10.20	Conversion Agreement entered by and among Imperial Garden & Resort, Inc., Fun-Ming Lo and Yao-Teh International Recreation Co., Ltd. dated August 1, 2017*

10.21	Form of Escrow Agreement*

10.22	Form of Subscription Agreement*

10.23	Restructuring Agreement entered by and between Yao-Teh International Recreation Co., Ltd. and Taiwan Cooperative Bank on November 1, 2017*

21.1	List of significant subsidiaries of Imperial Garden & Resort, Inc. *

23.1	Consent of KCCW Certified Public Accountants

23.2	Consent of Sha Hung, Esq.*

23.3	Consent of Maples & Calder (included as part of Exhibit 5.1)*

23.4	Consent of the Cuningham Group*

23.5	Consent of Da Hon CPA Office*

99.1	Legal Opinion on Land Dispute Issued from Sha Hung Law Firm*

99.2	Letter from Yi-Cheng Huang*

99.3	Letter from Chang Chen-Bin Architecture Firm*

99.4	Form of Share Transfer Agreement entered by and among the selling shareholders and Mr. Wei-Yuan Teng*

* previously filed

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